As filed with the Securities and Exchange Commission on April 1, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JERSEY CENTRAL POWER & LIGHT COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	4911	21-0485010
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Madison Avenue

Morristown, New Jersey 07962

(800)-736-3402

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Arcuri

Associate General Counsel

FirstEnergy Corp.

341 White Pond Drive

Akron, OH 44320

(800) 736-3402

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Celia A. Soehner

Erin E. Martin

Morgan, Lewis & Bockius LLP

One Oxford Centre, 32nd Floor

Pittsburgh, PA 15219-6401

(412) 560-3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 1, 2025

PRELIMINARY PROSPECTUS

Jersey Central Power & Light Company

Offer to exchange up to

700,000,000 aggregate principal amount of 5.100% Senior Notes due 2035

(CUSIP No. 476556 DF9)

registered under the Securities Act of 1933, as amended (“Securities Act”)

for

$700,000,000 aggregate principal amount of 5.100% Senior Notes due 2035

(CUSIP No. 476556 DE2 and U04536 AF2)

that have not been registered under the Securities Act

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME,

ON    , 2025, UNLESS WE EXTEND IT.

Terms of the Exchange Offer

We are offering to exchange all outstanding $700,000,000 aggregate principal amount of our 5.100% Senior Notes due 2035 (the “Outstanding Notes”) that were issued in a transaction not requiring registration under the Securities Act for an equal amount of new $700,000,000 aggregate principal amount of 5.100% Senior Notes due 2035 (the “New Notes”). We refer to this offer to exchange as the “exchange offer.”

•

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered Outstanding Notes for freely tradable New Notes that have been registered under the Securities Act.

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The exchange offer expires at 5:00 p.m., New York City time, on    , 2025, unless extended. The exchange offer will remain open for at least 20 full business days calculated in accordance with the requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” (or longer if required by applicable law, including Regulation 14E), after the date notice of the exchange offer is first sent to holders of the Outstanding Notes. We do not currently intend to extend the expiration date.

•	Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the New Notes.

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration or termination of the exchange offer.

•	The exchange of Outstanding Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The terms of the New Notes to be issued in the exchange offer are substantially the same as the terms of the Outstanding Notes, except that the offer of the New Notes is registered under the Securities Act, and the New Notes have no transfer restrictions, rights to additional interest or registration rights. In addition, the New Notes will bear a different CUSIP number than the Outstanding Notes.

•	The exchange offer is not subject to any minimum tender condition but is subject to customary conditions.

•	There is no existing public market for the Outstanding Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.

Investing in the New Notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 12.

We are not making an offer to exchange Outstanding Notes for New Notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker dealer who acquired Outstanding Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the New Notes. We have agreed that, for a period of up to 180 days after the commencement of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is    , 2025.

We have not authorized anyone to provide you with any additional information or any information that is different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. The information contained in this prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus contains forward-looking statements based on information currently available to us. Such statements are subject to certain risks and uncertainties and readers are cautioned not to place undue reliance on these forward-looking statements. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “could,” “target,” “will,” “intend,” “believe,” “project,” “forecast,” “estimate,” “plan” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are in some cases beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

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The risks and uncertainties associated with government investigations and audits regarding House Bill 6, as passed by Ohio’s 133rd General Assembly (“HB 6”), and related matters, including potential adverse impacts on federal or state regulatory matters, including, but not limited to, matters relating to rates;

•	The risks and uncertainties associated with litigation, arbitration, mediation and similar proceedings, particularly regarding HB 6 and related matters;

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Changes in national and regional economic conditions, including recession, volatile interest rates, inflationary pressure, supply chain disruptions, higher energy costs, and workforce impacts, affecting us and/or our customers and those vendors with which we do business;

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Variations in weather, such as mild seasonal weather variations and severe weather conditions (including events caused, or exacerbated, by climate change, such as wildfires, hurricanes, flooding, droughts, high wind events and extreme heat events) and other natural disasters, which may result in increased storm restoration expenses and negatively affect future operating results;

•	The ability to comply with applicable federal reliability standards;

•	Legislative and regulatory developments, including, but not limited to, matters related to rates, energy regulatory policies, compliance and enforcement activity, cyber security, and climate change;

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The risks associated with physical attacks, such as acts of war, terrorism, sabotage or other acts of violence, and cyber-attacks and other disruptions to our, or our vendors’, information technology system, which may compromise our operations, and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information;

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Changes in assumptions regarding factors such as economic conditions within our territories, assessments of the reliability of our transmission systems, or the availability of capital or other resources supporting identified transmission investment opportunities;

•	The reliability of the transmission grid;

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The ability to accomplish or realize anticipated benefits through establishing a culture of continuous improvement and our other strategic and financial goals, including, but not limited to, executing Energize 365, FirstEnergy’s transmission and distribution investment program (“Energize365”), our transmission and distribution investment plan, executing on our rate filing strategy, controlling costs, improving credit metrics, maintaining investment grade ratings, strengthening our balance sheet and growing earnings;

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Changing market conditions affecting the measurement of certain liabilities and the value of assets held in our pension trusts may negatively impact our forecasted growth rate and our results of operations, and may also cause us to make contributions to our pension sooner or in amounts that are larger than currently anticipated;

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Mitigating exposure for remedial activities associated with retired and formerly owned electric generation assets, including those sites impacted by the legacy CCR rules that were finalized during 2024;

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Changes to environmental laws and regulations, including, but not limited to, rules finalized by the Environmental Protection Act (the “EPA”) and the United States Securities and Exchange Commission (the “SEC”), including those currently stayed, related to climate change, and potential changes to such laws and regulations as a result of the new U.S. presidential administration;

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Changes in customers’ demand for power, including, but not limited to, economic conditions, the impact of climate change, emerging technology, particularly with respect to electrification, energy storage and distributed sources of generation;

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The ability to access the public securities and other capital and credit markets in accordance with our financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us, including the increasing number of financial institutions evaluating the impact of climate change on their investment decisions;

•	Future actions taken by credit rating agencies that could negatively affect either our access to or terms of financing or our financial condition and liquidity;

•	The potential of non-compliance with debt covenants in our credit facility;

•	The ability to comply with applicable reliability standards and energy efficiency and peak demand reduction mandates;

•	Human capital management challenges, including among other things, attracting and retaining appropriately trained and qualified employees and labor disruptions by our unionized workforce;

•	Changes to significant accounting policies; and

•	Any changes in tax laws or regulations, including, but not limited to, the Inflation Reduction Act of 2022 (the “IRA of 2022”), or adverse tax audit results or rulings.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and should be read in conjunction with the risk factors and other disclosures contained in this prospectus. The foregoing review of factors also should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors or assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. We expressly disclaim any obligation to update or revise, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

GLOSSARY OF TERMS

The following abbreviations and acronyms are used to identify frequently used terms in this prospectus:

2021 Credit Facilities	Collectively, the six separate senior unsecured five-year syndicated revolving credit facilities entered into by FE, the Electric Companies and the Transmission Companies, on October 18, 2021, as amended through October 24, 2024

AEP	American Electric Power Company, Inc.

AFSI	Adjusted Financial Statement Income

AFUDC	Allowance for Funds Used During Construction

AMI	Advanced Metering Infrastructure

AMT	Alternative Minimum Tax

ASC	Accounting Standards Codification

ATSI	American Transmission Systems, Incorporated, a transmission subsidiary of FET

BGS	Basic Generation Service

CEI	The Cleveland Electric Illuminating Company, an Ohio electric utility subsidiary of FE

CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act of 1980

COVID-19	Coronavirus disease

DOE	U.S. Department of Energy

DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and the U.S. Attorney’s Office for the Southern District of Ohio

DTC	The Depository Trust Company

EE&C	Energy Efficiency and Conservation

EGS	Electric Generation Supplier

Electric Companies	OE, CEI, TE, JCP&L, MP, PE and FE PA (as successor-in-interest to Penn, ME, PN, and WP)

Energize365	FirstEnergy’s Transmission and Distribution Infrastructure Investment Program

EnergizeNJ	JCP&L’s second Infrastructure Investment Program

EPA	United States Environmental Protection Agency

ERO	Electric Reliability Organization

Exchange Act	Securities Exchange Act of 1934, as amended

FE	FirstEnergy Corp., a public utility holding company

FE Board	FE Board of Directors

FE PA	FirstEnergy Pennsylvania Electric Company, a Pennsylvania electric utility subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE

FERC	Federal Energy Regulatory Commission

FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services

FET	FirstEnergy Transmission, LLC, a consolidated VIE of FE, and the parent company of ATSI, MAIT and TrAIL, and having a joint venture in PATH

FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries

Fitch	Fitch Ratings Service

FPA	Federal Power Act

GAAP	Generally Accepted Accounting Principles in the United States of America

GHG	Greenhouse Gas

HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly

IRA of 2022	Inflation Reduction Act of 2022

IRS	Internal Revenue Service

JCP&L	Jersey Central Power & Light Company, a New Jersey electric utility subsidiary of FE

JCP&L Board	The Board of Directors of JCP&L

KATCo	Keystone Appalachian Transmission Company, a transmission subsidiary of FE

LOC	Letter of Credit

MAIT	Mid-Atlantic Interstate Transmission, LLC, a transmission subsidiary of FET

ME	Metropolitan Edison Company, a former Pennsylvania electric utility subsidiary of FE, which merged with and into FE PA on January 1, 2024

MGP	Manufactured Gas Plants

Moody’s	Moody’s Investors Service, Inc.

MP	Monongahela Power Company, a West Virginia electric utility subsidiary of FE

MW	Megawatt

N.D. Ohio	Federal District Court, Northern District of Ohio

NERC	North American Electric Reliability Corporation

New Notes	New $700,000,000 aggregate principal amount of 5.100% Senior Notes due 2035

NJBPU	New Jersey Board of Public Utilities

NOL	Net Operating Loss

v

OAG	Ohio Attorney General

ODSA	Ohio Development Service Agency

Ohio Companies	CEI, OE and TE

OOCIC	Ohio Organized Crime Investigations Commission, which is composed of members of the Ohio law enforcement community and is chaired by the OAG

OPEB	Other Postemployment Benefits

Outstanding Notes	$700,000,000 aggregate principal amount of our 5.100% Senior Notes due 2035

PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP

PEER	FirstEnergy’s Program for Enhanced Employee Retirement, as announced in 2023

PJM	PJM Interconnection, LLC, an RTO

PJM Tariff	PJM Open Access Transmission Tariff

PN	Pennsylvania Electric Company, a former Pennsylvania electric utility subsidiary of FE, which merged with and into FE PA on January 1, 2024

PUCO	Public Utilities Commission of Ohio

RFC	ReliabilityFirst Corporation

ROE	Return on Equity

RTO	Regional Transmission Organization

S.D. Ohio	Federal District Court, Southern District of Ohio

SEC	United States Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SLC	Special Litigation Committee of the FE Board

SOFR	Secured Overnight Financing Rate

S&P	Standard & Poor’s Ratings Service

Tax Act	Tax Cuts and Jobs Act adopted December 22, 2017

TE	The Toledo Edison Company, an Ohio electric utility subsidiary of FE

TrAIL	Trans-Allegheny Interstate Line Company, a transmission subsidiary of FET

Transmission Companies	ATSI, KATCo, MAIT and TrAIL

U.S.	United States

USAO	U.S. Attorney’s Office for the Southern District of Ohio

VIE	Variable Interest Entity

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere in this prospectus. Before making an investment decision, we encourage you to consider the information contained in this prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 10 of this prospectus.

In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “JCP&L” and the “Company” refer to Jersey Central Power & Light Company. Capitalized terms used in this prospectus without definition have the meanings set forth in the Glossary of Terms included herein.

The Company

JCP&L was organized as a corporation under the laws of the State of New Jersey in 1925. We, along with our electric utility affiliates, Metropolitan Edison Company (“ME”) and Pennsylvania Electric Company (“PN”), were acquired by FE on November 7, 2001, when our former parent company, GPU Inc., merged with and into FE. On January 1, 2024, ME and PN merged with and into FirstEnergy Pennsylvania Electric Company (“FE PA”).

Our Business

We are a wholly owned, electric power company subsidiary of FirstEnergy Corp. (“FE”), a public electric power holding company. We own property and do business as an electric public utility in New Jersey, providing distribution services to approximately 1.2 million customers as of December 31, 2024, as well as transmission services in northern, western, and east central New Jersey. We serve an area that has a population of approximately 2.8 million.

We plan, operate, and maintain our transmission system in accordance with North American Electric Reliability Corporation (“NERC”) reliability standards, and other applicable regulatory requirements. In addition, we comply with the regulations, orders, policies and practices prescribed by the Federal Energy Regulatory Commission (“FERC”) and the State of New Jersey Board of Public Utilities (“NJBPU”).

Our reportable operating segments are comprised of the Distribution and Transmission segments.

The Distribution segment, representing $3.3 billion in 2024 rate base, distributes electricity to approximately 1.2 million customers as of December 31, 2024 in New Jersey across its distribution footprint and procures electric supply to serve its basic generation service (“BGS”) customers through a statewide auction process approved by the NJBPU. The segment’s results reflect the costs of securing and delivering electric generation to customers, including the deferral and amortization of certain costs.

The Transmission segment includes transmission infrastructure owned and operated by us and used to transmit electricity, representing $1.4 billion in 2024 rate base. The segment’s revenues are primarily derived from forward-looking formula rates, pursuant to which the revenue requirement is updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on actual rate base and costs. The segment’s results also reflect the net transmission expenses related to the delivery of electricity on our transmission facilities.

As of December 31, 2024, our transmission and distribution system consisted of approximately 24,781 circuit miles of distribution lines and 2,609 circuit miles of transmission lines.

State and Federal Regulation

Our retail distribution rates, conditions of service and other matters are subject to regulation by NJBPU. Our transmission rates, conditions of transmission service, issuance of securities and certain other matters are subject to regulation by FERC. As a transmission owner in the PJM Interconnection, LLC (“PJM”) region, we recover transmission rates through the PJM Open Access Transmission Tariff (“PJM Tariff”) on file with FERC. For a discussion of current regulatory and environmental matters affecting us, see the discussion of state and federal regulation under “Our Business-Regulation” below and in Note 10, “Regulatory Matters,” of the notes to the audited annual financial statements and Note 6, “Regulatory Matters,” of the notes to the unaudited interim financial statements included in this prospectus.

Executive Offices

Our principal executive office is located at 300 Madison Avenue, Morristown, New Jersey 07962. Our telephone number is (800) 736-3402.

Risk Factors

You should carefully consider the information set forth under the section entitled “Risk Factors” beginning on page 10 of this prospectus as well as the other information contained in this prospectus before participating in the exchange offer.

Summary of the Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange the New Notes for the Outstanding Notes. The terms of the New Notes offered in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the New Notes will be registered under the Securities Act and transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes. For a more complete description of the exchange offer, see “The Exchange Offer.”

Background	On December 5, 2024, we issued $700,000,000 aggregate principal amount of Outstanding Notes in a private offering. In connection with that offering, we entered into a Registration Rights Agreement corresponding to the Outstanding Notes (as defined in “The Exchange Offer”) in which we agreed, among other things, to deliver this prospectus to you and use our reasonable best efforts to cause this exchange offer to be completed before the 366th day after the initial issuance of the Outstanding Notes.

Under the terms of the exchange offer, you are entitled to exchange the Outstanding Notes for New Notes, evidencing the same indebtedness and with substantially identical terms to the Outstanding Notes. You should read the discussion under the heading “Description of the Notes” for further information regarding the New Notes.

New Notes Offered	$700,000,000 aggregate principal amount of Senior Notes due 2035; and

Exchange Offer	We are offering to exchange the Outstanding Notes for a like principal amount of the New Notes. Outstanding Notes may be exchanged only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The exchange offer is being made pursuant to the Registration Rights Agreement, which grant the initial purchasers and any subsequent holders of the Outstanding Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Outstanding Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

Expiration Date	The exchange offer will expire 5:00 p.m., New York City time, on , 2025, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. We do not currently intend to extend the expiration date for the exchange offer. The exchange offer will remain open for at least 20 full business days (or longer if required by applicable law) after the date notice of the exchange offer is first sent to holders of the Outstanding Notes.

Withdrawal of Tender	You may withdraw your tender of Outstanding Notes at any time prior to the expiration date. All Outstanding Notes that are validly tendered and not properly withdrawn will be accepted for exchange.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the New Notes in exchange for, any Outstanding Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate applicable law or interpretation by the Staff of the SEC, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes Held in the Form of Book-Entry Interests	The Outstanding Notes were issued as global securities and were deposited upon issuance with U.S. Bank Trust Company, National Association, which issued uncertificated depositary interests in those Outstanding Notes, which represent a 100% interest in those Outstanding Notes, to The Depository Trust Company (“DTC”).

Beneficial interests in the Outstanding Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Outstanding Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your Outstanding Notes by instructing your broker or bank where you keep the Outstanding Notes to tender them for you. In some cases, you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Outstanding Notes, you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your Outstanding Notes must be tendered in minimum denominations of $2,000 and in multiples of $1,000 in excess thereof.

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Outstanding Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your Outstanding Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•	the New Notes that you receive will be acquired in the ordinary course of its business;

•	you are not participating in, and have no arrangement with any person or entity to participate in, the distribution of the New Notes;

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you are not our “affiliate” (as defined in Rule 405 under the Securities Act) or if you are such an “affiliate,” you will comply with the prospectus delivery requirements of the Securities Act to the extent applicable in connection with any resale of the New Notes; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Outstanding Notes acquired as a result of market making or other trading activities, then you will comply with the prospectus delivery requirements of the Securities Act, to the extent applicable, in connection with any resale of the New Notes.

United States Federal Income Tax Consequences	The exchange of Outstanding Notes for New Notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent for the exchange offer.

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the New Notes are being acquired in the ordinary course of business;

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you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	you are not our affiliate;

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you are not a broker-dealer tendering Outstanding Notes acquired directly from us for your account, or if you are such a broker-dealer, then you will comply with the prospectus delivery requirements of the Securities Act, to the extent applicable, in connection with any resale of the New Notes.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Consequences of Not Exchanging Outstanding Notes	Outstanding Notes that are not tendered or that are tendered but not accepted will remain outstanding and continue to accrue interest but continue to be subject to the restrictions on transfer that are described in the legend on the Outstanding Notes.

In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, or are not subject to, the Securities Act and applicable state securities laws. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Summary of the Terms of the New Notes

The New Notes will be substantially identical to the Outstanding Notes, except that the New Notes will be registered under the Securities Act and will not have restrictions on transfer, rights to additional interest or registration rights. The New Notes will evidence the same debt as the Outstanding Notes, and the same Indenture (as defined herein) will govern the New Notes and the Outstanding Notes. We sometimes refer to the New Notes and the Outstanding Notes collectively as the “Notes.”

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the New Notes, please read “Description of the Notes.”

Issuer	Jersey Central Power & Light Company.

Securities Offered	$700,000,000 aggregate principal amount of Senior Notes due 2035.

Maturity Date	January 15, 2035.

Interest Rates and Interest Rate Periods	Interest on the New Notes will accrue at a rate of 5.100% per annum from the date of the original issuance and will be payable semi-annually in arrears on each January 15 and July 15, beginning on July 15, 2025.

Security and Ranking	The New Notes will be our senior unsecured general obligations. They will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, senior to all of our existing and future subordinated indebtedness and junior to all of our future senior secured indebtedness. As of December 31, 2024, we had $1.650 billion of unsecured and unsubordinated long-term indebtedness outstanding and no other long-term debt outstanding. See “Description of the Notes— Ranking.”

For more information, see Note 7, “Capitalization—Long-Term Debt and Other Long-Term Obligations” of the notes to the audited consolidated annual financial statements and Note 6, “Fair Value Measurements” of the notes to the unaudited consolidated interim financial statements in this prospectus.

Optional Redemption	The New Notes will be redeemable, in whole or in part, at our option, at any time prior to October 15, 2034 (the date that is three months prior to the scheduled maturity date of the New Notes) at a “make-whole” redemption price, as described under the heading “Description of the Notes—Optional Redemption” below, and, on or after such date, at par.

Form and Denomination	The New Notes will be issued in fully-registered form. The New Notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Certain Covenants	The terms of the New Notes contain only very limited protections for holders of New Notes. In particular, the New Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	issue debt securities or otherwise incur additional indebtedness or other obligations ranking equal in right of payment with the New Notes; or

•	conduct other transactions that may adversely affect the holders of the New Notes.

Events of Default and Acceleration	The only events of default with respect to the New Notes are:

•	failure to pay principal, any premium or required interest for 30 days after it is due;

•

failure to perform other covenants in the Indenture for 90 days after we are given notice from the Trustee or the Trustee receives, and provides to us, written notice from the registered holders of at least 33% in principal amount of the outstanding New Notes; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of the New Notes can agree to an extension of the 90-day period and, will be deemed to have agreed to an extension of that period if corrective action has been initiated by us within that period and is being diligently pursued; and

•	certain events of insolvency or bankruptcy, whether voluntary or not, involving JCP&L.

Only these events of default provide for a right of acceleration of the New Notes. No other events will result in acceleration.

See “Risk Factors — Risks Associated with the Exchange Offer.”

Additional Notes	We may from time to time, without consent of the holders of the Notes, issue Notes having the same terms and conditions as the New Notes being offered hereby or the Outstanding Notes (except for the issue date, offering price and, if applicable, the first interest payment date). Additional Notes issued in this manner will form a single series with the outstanding Notes and will be treated as a single class for all purposes under the Indenture governing the Notes, including, without limitation, voting, waivers and amendments.

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the New Notes.

No Listing of the Notes	There is no public trading market for the New Notes, and we do not intend to list the New Notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the New Notes. If an active trading market does not develop, the market price and liquidity of the New Notes may be adversely affected.

No Public Market	The New Notes will be new securities for which no market currently exists, and we cannot assure you that any public market for the New Notes will develop or be sustained.

Governing Law	The New Notes will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A., as successor trustee.

Book-Entry Depository	DTC.

Summary of Risk Factors

Before you decide to participate in the exchange offer, you should carefully consider all the information in this prospectus, including matters set forth under the section “Risk Factors.” These risks and uncertainties include:

•

Damages to our and/or FirstEnergy’s reputation may arise from numerous sources making it and its subsidiaries vulnerable to negative customer perception, adverse regulatory outcomes, or other consequences, which could materially adversely affect our business, results of operations, and financial condition.

•

HB6 related litigation could have a material adverse effect on FirstEnergy’s reputation, business, financial condition, results of operations, liquidity or cash flows and such adverse effects could extend to us.

•

The HB6 related state regulatory investigations could have material adverse effect on FirstEnergy’s reputation, business, financial condition, results of operations, liquidity or cash flows and such adverse effects could extend to us, including on an indirect basis.

•	Our ability to grow our business is subject to numerous risks and events, many of which are outside of our control.

•	Complex and changing government regulations and actions, including those associated with rates, could have a negative impact on our business, financial condition, results of operations and cash flows.

•

State rate regulation may delay or deny full recovery of costs and impose risks on our operations. Any denial of or delay in cost recovery could have an effect on our business, financial condition, results of operations, liquidity, cash flows and financial condition.

•

Federal rate regulation may delay or deny full recovery of costs and impose risks on our operations. Any denial of or delay in cost recovery could have an effect on our business, financial condition, results of operations, liquidity, cash flows and financial condition.

•

We could be subject to higher costs and/or penalties related to mandatory reliability standards set by NERC/FERC or changes in the rules of organized markets, which could have an adverse effect on our financial condition.

•	The hazardous activities associated with the operation of transmission and distribution facilities could adversely impact our results of operations and financial condition.

•	Our business is affected by variations in weather and severe weather conditions.

•

Cyber-attacks, electronic or physical data security breaches and other disruptions to our information technology systems, or those of third parties we are connected to or do business with, could compromise our business operations, critical and proprietary information and employee and customer data, which could have a material adverse effect on our business, results of operations, financial condition and reputation.

•	Our aspirations and disclosures related to climate matters expose us to risks that could adversely affect our reputation and performance.

•	Concerns about GHG emissions and the potential risks associated with climate change have led to increased regulation and other actions that could impact our business.

•

Costs of compliance with environmental laws are significant, and the cost of compliance with new environmental laws, including limitations on GHG emissions related to climate change, could adversely affect our cash flows and financial condition.

•

Our results of operations and financial condition may be adversely affected by the volatility in pension and other postemployment benefit (“OPEB”) investments and obligations due to capital market performance and other changes.

•

Failure to comply with debt covenants in our credit agreement could adversely affect our ability to execute future borrowings and/or require early repayment, and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.

•	Increasing interest rates and/or a credit rating downgrade could negatively affect our or our subsidiaries’ financing costs, ability to access capital and requirement to post collateral.

•

In the event of volatility or unfavorable conditions in the capital and credit markets, our business, including the immediate availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, may be adversely affected, which could negatively impact our results of operations, cash flows and financial condition.

•

There are limited covenants and protections in the Indenture; consequently, we and our subsidiaries may be able to incur substantially more indebtedness, a portion of which could be secured indebtedness

•

The New Notes are not secured by any liens on our assets; consequently, any future secured creditors will be entitled to remedies that would give them priority over the holders of the New Notes to collect amounts due to them.

•	We have a significant amount of indebtedness, which could negatively impact our business and our ability to make payments on the New Notes.

•

If you fail to exchange your Outstanding Notes, the existing transfer restrictions will remain in effect and the market value of your Outstanding Notes may be adversely affected because they may be more difficult to sell.

•	The exchange offer may not be completed.

•	If you do not properly tender your Outstanding Notes, you will continue to hold unregistered notes and your ability to transfer your Outstanding Notes will be adversely affected.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer. The risks and uncertainties described below are not the only risks facing us and your investment in the exchange notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations.

Risks Associated with Damage to FirstEnergy’s Reputation and HB 6 Related Litigation and Investigations

Damage to our and/or FirstEnergy’s reputation may arise from numerous sources making it and its subsidiaries vulnerable to negative customer perception, adverse regulatory outcomes, or other consequences, which could materially adversely affect our business, results of operations, and financial condition.

Our reputation is important. Damage to FirstEnergy’s reputation, including the reputation of any of its subsidiaries, including JCP&L, could materially adversely affect our business, results of operations and financial condition. Such damage may arise from numerous sources further discussed below, negative outcomes associated with the Deferred Prosecution Agreement (the “DPA”) entered into on July 21, 2021 between FE and the U.S. Attorney’s Office for the Southern District of Ohio (the “USAO”), or other HB 6 litigation or investigations, a significant cyber-attack, data security or physical security breach, failure to provide safe and reliable service FE’s failure to achieve its greenhouse gas (“GHG”) emissions reduction goals, and negative perceptions regarding the operation of coal-fired generation. Any damage to our reputation, either generally or as a result of the foregoing, may lead to negative customer perception, which may make it difficult for us to compete successfully for new opportunities, or could adversely impact our ability to launch new sophisticated technology-driven solutions to meet our customer expectations. A damaged reputation could further result in FERC, the New Jersey Board of Public Utilities (the “NJBPU”) and other regulatory and legislative authorities being less likely to view us in a favorable light and could negatively impact the rates we charge customers or otherwise cause us to be susceptible to unfavorable legislative and regulatory outcomes, as well as increased regulatory oversight and more stringent legislative or regulatory requirements.

HB 6 related litigation could have a material adverse effect on FirstEnergy’s reputation, business, financial condition, results of operations, liquidity or cash flows and such adverse effects could extend to us.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves the previously disclosed U.S. Attorney’s Office investigation into us relating to our lobbying and governmental affairs activities concerning HB 6. Under the DPA, FE paid a $230 million monetary penalty in 2021 and agreed to the filing of a criminal information charging FirstEnergy with one count of conspiracy to commit honest services wire fraud.

As of July 22, 2024, FirstEnergy successfully completed the obligations required within the three-year term of the DPA. Under the DPA, and until the conclusion of any related investigation, criminal prosecution and civil proceeding brought by the U.S. Attorney’s Office, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office for the Federal District Court, Southern District of Ohio (“S.D. Ohio”) of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office for the S.D. Ohio. In accordance with the DPA, these obligations will continue until the completion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office related to the conduct set forth in the DPA’s statement of facts, including the federal indictment against two former FirstEnergy senior officers released on January 17, 2025. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U. S. Attorney’s Office will dismiss the criminal information.

If FE is found to have breached the terms of the DPA, the U.S. Attorney’s Office may elect to prosecute, or bring a civil action against, us for conduct alleged in the DPA or known to the government, which could result in fines or penalties and could have a material adverse impact on FE’s reputation or relationships with regulatory and legislative authorities, customers and other stakeholders. Failure to comply with the DPA, including alleged failures to comply with anti-corruption and anti-bribery laws, may also result in a breach of certain covenants contained in FE’s credit agreements and could result in an event of default under such agreements, and FE would not be able to access our credit facilities for additional borrowings and letters of credit during the existence of any such default.

The investigations and litigation related to HB 6 could divert management’s focus and have resulted in, and could continue to result in, substantial investigation expenses and the commitment of substantial corporate resources. The outcome, duration, scope, result or related costs of the related litigation, particularly the securities class action lawsuit, are inherently uncertain. Therefore, any of these risks could impact us significantly beyond expectations. Moreover, we are unable to predict the potential for any additional investigations or litigation, including the potential focus thereof on FirstEnergy’s subsidiaries, any of which could expose us to potential criminal or civil liabilities, sanctions or other remedial measures, and could have a material adverse effect on our reputation, business, financial condition, results of operations, liquidity or cash flows.

The HB 6 related state regulatory investigations could have a material adverse effect on FirstEnergy’s reputation, business, financial condition, results of operations, liquidity or cash flows and such adverse effects could extend to us, including on an indirect basis.

There are several ongoing HB 6 related state regulatory investigations relating to FirstEnergy. As a result of those proceedings, there could be adverse impacts to JCP&L, including because the rates that we are allowed to charge may be decreased as a result of regulatory action taken within the state of New Jersey. Furthermore, any failure by FirstEnergy to have complied with anti-corruption laws, contractual requirements, or other legal or regulatory requirements, could adversely impact JCP&L, including through reputational harm.

We are unable to predict the adverse impacts of such regulatory investigations, including with respect to rates we charge, and, therefore, any of these risks could impact us significantly beyond expectations. Moreover, we are unable to predict the potential for any additional regulatory actions, any of which could exacerbate these risks or expose FirstEnergy and its subsidiaries, including JCP&L, to adverse outcomes in pending or future rate cases and could have a material adverse effect on our reputation, business, financial condition, results of operations, liquidity or cash flows.

Risks Associated with Regulation of Our Business

Our ability to grow our business is subject to numerous risks and events, many of which are outside of our control.

Our ability to capitalize on investment opportunities available to our business depends, in part, on any future distribution rate cases or other filings seeking cost recovery for distribution system enhancements in New Jersey and transmission rate filings at FERC, including maintaining the affordability of the rates charged to customers. Any denial of, or delay in, the approval of any future distribution or transmission rate requests could restrict us from fully recovering our cost of service, may impose risks on the distribution and transmission operations, and could have a material adverse effect on our regulatory strategy, results of operations and financial condition.

Our efforts also could be adversely impacted by any impediments to our ability to finance the proposed expansion projects while maintaining adequate liquidity. There can be no assurance that our investment strategy in our business will deliver the desired result, which could adversely affect our results of operations and financial condition.

Complex and changing government regulations and actions, including those associated with rates, could have a negative impact on our business, financial condition, results of operations and cash flows.

We are subject to comprehensive regulation by various federal, state and local regulatory agencies that significantly influence our operating environment. Changes in, or reinterpretations of, existing laws or regulations, or the imposition of new laws or regulations, have in the past and could in the future require us to incur additional costs, which could be substantial, or change the way we conduct our business, and therefore could have a material adverse impact on our results of operations and financial condition.

Particularly, we provide service at rates approved by one or more regulatory commissions. Thus, the rates that we are allowed to charge may be decreased as a result of actions taken by FERC or by the NJBPU. Also, these rates may not be set to recover our expenses at any given time. Additionally, there may also be a delay between the timing of when costs are incurred and when costs are recovered, if at all. While rate regulation is premised on providing an opportunity to earn a reasonable return on investments and recovery of operating expenses, there can be no assurance that the applicable regulatory commission will determine that all of our costs have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of our costs in a timely manner.

State rate regulation may delay or deny full recovery of costs and impose risks on our operations. Any denial of or delay in cost recovery could have an adverse effect on our business, results of operations, liquidity, cash flows and financial condition.

Our retail rates are set by the NJBPU through traditional, cost-of-service-based regulated utility ratemaking. As a result, we may not be permitted to recover our costs and, even if we are able to do so, there may be a significant delay between the time we incur such costs and the time we are allowed to recover them. Factors that may affect outcomes in the distribution rate cases include, but are not limited to: (i) the value of plant in service; (ii) authorized rate of return; (iii) capital structure (including hypothetical capital structures); (iv) depreciation rates; (v) the allocation of shared costs, including consolidated deferred income taxes and income taxes payable; and (vi) regulatory approval of rate recovery mechanisms for capital investment spending programs.

We can provide no assurance that any base rate request filed will be granted in whole or in part. Any denial of, or delay in, any base rate request could restrict us from fully recovering our costs of service, may impose risks on our operations, and may negatively impact our business, results of operations, liquidity, cash flows and financial condition. In addition, to the extent that we seek an increase in rates, pressure may be exerted on the applicable legislators and regulators to take steps to control rate increases, including through some form of rate increase moderation, reduction or freeze. Any related public discourse and debate, including with respect to the HB 6 investigations or litigation, can increase uncertainty associated with the regulatory process, the level of rates and revenues that are ultimately obtained, and the ability of us to recover costs. Such uncertainty may restrict operational flexibility and resources, reduce liquidity and increase financing costs.

Federal rate regulation may delay or deny full recovery of costs and impose risks on our operations. Any denial or reduction of, or delay in cost recovery could have an adverse effect on our business, results of operations, cash flows and financial condition.

FERC policy currently permits recovery of prudently incurred costs associated with cost-of-service-based wholesale power rates and the expansion and updating of transmission infrastructure within its jurisdiction. FERC’s policies on recovery of transmission costs continue to evolve, evidenced by ongoing proceedings to determine whether FERC’s existing policies on transmission rate incentives should be revised. If FERC were to adopt a different policy regarding recovery of transmission costs or if there is any resulting delay in cost recovery, our strategy of investing in transmission could be adversely affected. If FERC were to lower the rate of return it has authorized for JCP&L’s cost-based wholesale power rates or transmission investments and facilities, our future earnings and cash flows may be reduced, and our financial condition may be adversely impacted.

We could be subject to higher costs and/or penalties related to mandatory reliability standards set by NERC/FERC or changes in the rules of organized markets, which could have an adverse effect on our financial condition.

We are subject to mandatory reliability standards promulgated by NERC (which is the Electric Reliability Organization (the “ERO”) designated by FERC under Section 215 of the Federal Power Act (the “FPA”)), and approved by FERC, as well as mandatory reliability standards imposed by the State of New Jersey. The standards are based on the functions that need to be performed to ensure that the bulk electric system operates reliably. NERC, ReliabilityFirst Corporation (“RFC”), which is one of the regional reliability entities responsible for the PJM region, FERC and the NJBPU continue to refine existing reliability standards, as well as develop and adopt new reliability standards. NERC reliability standards address operation, planning and security of the bulk electric system, including requirements with respect to real-time transmission operations, emergency operations, vegetation management, critical infrastructure protection and personnel training. Compliance with modified or new reliability standards may subject us to higher operating costs and/or increased capital expenditures. If we were found not to be in compliance with one or more of the mandatory reliability standards, we could become subject to sanctions, including potentially substantial monetary penalties.

Monetary penalties for violations of reliability standards vary based on an assigned risk factor for each potential violation, the severity of the violation and various other circumstances, such as whether the violation was intentional or concealed, whether there are repeated violations, the degree of the violator’s cooperation in investigating and remediating the violation and the presence of a compliance program. FERC has authority under the FPA to impose penalties up to and including approximately $1.6 million per day per violation, adjusted for inflation, for failure to comply with these mandatory electric reliability standards. Potential non-monetary sanctions include imposing limitations on the violator’s activities or operation and placing the violator on a watch list for major violators.

In addition to direct regulation by FERC and the State of New Jersey, we are also subject to rules and terms of participation imposed and administered by PJM. Although PJM is itself ultimately regulated by FERC, it can impose rules, restrictions and terms of service that are quasi-regulatory in nature, which could have a material adverse impact on our business. Compliance with PJM’s rules may also subject us to higher operating costs.

We are also subject to certain requirements under Sections 203, 204 and 205 of the FPA, including the requirement to obtain prior FERC approval of certain transactions and authorization of the issuance of certain securities and assumptions of liabilities, the obligation to file rate tariffs and contracts related to the provision of services subject to FERC jurisdiction and certain reporting, recordkeeping and accounting requirements. Under FERC policy, failure to file a jurisdictional tariff or agreement on a timely basis may result in an entity having to refund the time value of revenues collected under the relevant tariff or agreement, but not to the point where a loss would be incurred. The failure to obtain timely approval of transactions subject to Section 203 of the FPA or of issuances of securities or assumptions of liabilities under Section 204 of the FPA, or to comply with applicable filing, reporting, recordkeeping or accounting requirements under Section 205 of the FPA could subject us to penalties. FERC has authority under the FPA to impose penalties up to and including approximately $1.6 million per day per violation, adjusted for inflation, for violations of the FPA or rules or orders issued pursuant thereto.

Despite our best efforts to comply and FirstEnergy’s implementation of a compliance program intended to ensure reliability and compliance with the FPA, and rules and orders issued by FERC, there can be no assurance that violations that could result in material penalties or sanctions will not occur. If we were to violate mandatory reliability standards or other NERC or FERC requirements, even unintentionally, in any material way, any penalties or sanctions imposed against us could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay interest on, and the principal of, the New Notes.

Any failure by us to comply with any applicable regulations or any limitations on our ability to raise capital and/or pursue acquisitions, development opportunities or other transactions imposed by any such regulations could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay interest on, and the principal of, the New Notes.

Regulatory changes in the electric industry, including potential changes in federal and state renewable energy initiatives, could affect our competitive position and result in unrecoverable costs adversely affecting our business and results of operations.

As a result of regulatory initiatives, changes in the electric utility business have occurred and are continuing to take place throughout the United States, including the states in which we do business. These changes have resulted, and are expected to continue to result, in fundamental alterations in the way utilities and competitive energy providers conduct their business. FERC and the U.S. Congress propose changes from time to time in the structure and conduct of the electric utility industry. In addition, potential changes in federal and state renewable energy initiatives may result in the cancellation or reduction in projects that we have invested in or commenced.

If any regulatory efforts result in costs, decreased margins and/or unrecoverable costs (including as a result of the cancellation or reduction in certain renewable energy projects), our business and results of operations would be adversely affected. We cannot predict the extent or timing of further regulatory efforts to modify our business or the industry.

Energy efficiency and peak demand reduction mandates and energy price increases could negatively impact our financial results.

A number of regulatory and legislative bodies, including the NJBPU and the New Jersey General Assembly, have introduced requirements and/or incentives, as well as penalties, to reduce peak demand and energy consumption. Such conservation programs could adversely impact our financial results in different ways. In our operations, reductions in electric consumption could negatively impact us depending on the regulatory treatment of the associated impacts and, in particular, whether we would be permitted to recover some or all of the resulting additional costs and/or lost revenues. Should we be required to fund conservation measures that result in reduced sales from effective conservation, regulatory lag in adjusting rates for the impact of these measures could have a negative financial impact. We could also be adversely impacted if any future energy price increases result in a decrease in customer usage. Our financial results could be adversely affected if we are unable to meet participation and/or energy reduction targets, as they may be established by the State of New Jersey, and penalties are imposed. We have not determined what impact, if any, conservation and increases in energy prices will have on our financial condition or results of operations. Additionally, failure to meet regulatory or legislative requirements to reduce energy consumption or otherwise increase energy efficiency could result in penalties that could adversely affect our financial results.

Changes in local, state or federal tax laws applicable to us or adverse audit results or tax rulings, and any resulting increases in taxes and fees, may adversely affect our results of operations, financial condition and cash flows.

We are subject to various local, state and federal taxes, including income, franchise, real estate, sales and use, and employment-related taxes. We exercise significant judgment in calculating such tax obligations, booking reserves as necessary to reflect potential adverse outcomes regarding tax positions we have taken and utilizing tax benefits, such as carryforwards and credits. Additionally, various tax rate and fee increases may be proposed or considered in connection with such changes in local, state or federal tax law.

We cannot predict whether legislation or regulation will be introduced, the form of any legislation or regulation, or whether any such legislation or regulation will be passed by legislatures or regulatory bodies. Any such changes, or any adverse tax audit results or adverse tax rulings on positions taken by us or our affiliates could have a negative impact on our results of operations, financial condition and cash flows.

We cannot predict whether, when or to what extent new tax regulations, interpretations or rulings will be issued. Any future reforms of U.S. tax laws may be enacted in a manner that negatively impacts our results of operations, financial condition and business. Furthermore, we cannot predict what, if any, response state regulatory commissions or FERC may have and the potential response of such authorities regarding rates and charges.

Risks Associated with Our Business Operations.

The hazardous activities associated with the operation of transmission and distribution facilities could adversely impact our results of operations and financial condition.

Operation of transmission and distribution facilities involves risk, including the risk of potential breakdown or failure of equipment or processes due to aging infrastructure, accidents, labor disputes or work stoppages by employees, acts of terrorism or sabotage, construction delays or cost overruns, shortages of or delays in obtaining equipment, material and labor, operational restrictions resulting from environmental requirements and governmental interventions, and performance below expected levels. In addition to natural risks, such as earthquakes, floods, lightning, hurricanes and wind, hazards, such as fire, explosion, collapse and machinery failure, are inherent risks in our operations which may occur as a result of inadequate internal processes, technological flaws, human error or actions of third parties or other external events. The control and management of these risks depend upon adequate development and training of personnel and on operational procedures, preventative maintenance plans, and specific programs supported by quality control systems, which may not prevent the occurrence and impact of these risks.

The hazards described above, along with other safety hazards associated with our operations, can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury and fines and/or penalties.

Our business is affected by variations in weather and severe weather conditions.

Weather conditions directly influence the demand for electric power. Demand for power generally peaks during the summer and winter months, with market prices also typically peaking at that time. Overall operating results may fluctuate based on weather conditions. In addition, we have historically sold less power, and consequently received less revenue, when seasonal weather conditions are milder. See “The physical risks associated with climate change may have an adverse impact on our business operations, financial condition and cash flows.”

Cyber-attacks, electronic or physical data security breaches and other disruptions to our information technology systems, or those of third parties we are connected to or do business with, could compromise our business operations, critical and proprietary information and employee and customer data, which could have a material adverse effect on our business, results of operations, financial condition and reputation.

In the ordinary course of our business, we depend on information technology systems that utilize sophisticated operational systems and network infrastructure to run all facets of our business.

Additionally, we store sensitive data, intellectual property and proprietary or personally identifiable information regarding our business, employees, shareholders, customers, suppliers, business partners and other individuals in our data centers and on our networks. We may also need to provide sensitive data to vendors and service providers who require access to this information. The secure maintenance of information and information technology systems is critical to our operations.

Over the last several years, there has been an increase in the frequency of cyber-attacks by terrorists, hackers, international activist organizations, foreign governments and individuals. These and other unauthorized parties may attempt to gain access to our network systems or facilities, or those of third parties with whom we do business in many ways, including directly through our network infrastructure or through fraud, trickery, or other forms of deception against our employees, contractors and temporary staff. Additionally, our information and information technology systems and those of our vendors and service providers may be increasingly vulnerable to data security breaches, damage and/or interruption due to viruses, ransomware, unauthorized physical access, theft of access devices, human error, malfeasance, faulty password management or other malfunctions and disruptions. Further, hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information and/or security.

As a source of critical infrastructure, the energy industry is at heightened threat of cyber-attacks, which are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature. We cannot anticipate, detect, or implement fully preventive measures against all cyber security threats because the techniques used are increasingly sophisticated and constantly evolving. For example, as artificial intelligence continues to evolve, cyber-attackers could use artificial intelligence to develop malicious code, denial-of-service attacks, sophisticated phishing attempts and other attacks leading to data loss, loss of operational control, or exploitation of inherent vulnerabilities.

In addition, the increased use of smartphones, tablets, and other wireless devices, as well as ongoing remote work-from-home arrangements for a substantial portion of our corporate employees, may also heighten these and other operational risks. Furthermore, economic sanctions issued by one country against another, such as those issued by the U.S. and other countries against Russia in response to its war with Ukraine, or other increasing global geopolitical tensions, such as the war between Israel and Hamas, could increase the risk of state-sponsored cyber-attacks.

Despite security measures and safeguards we have employed, including certain measures implemented pursuant to mandatory NERC Critical Infrastructure Protection standards, our infrastructure, as well as the transmission facilities of third parties with whom we are interconnected, may be increasingly vulnerable to such attacks as a result of the rapidly evolving and increasingly sophisticated means by which attempts to defeat security measures and gain access to our information technology systems may be made. Because our transmission facilities are interconnected with those of third parties, the operation of our facilities could be adversely affected by cyber-attacks or other unexpected or uncontrollable events occurring on the systems of such third parties. Given the rapidly evolving nature, sophistication and complexity of cyber-attacks, despite our reasonable efforts to mitigate and prevent such attacks, it is possible that we may not be able to anticipate, prevent, detect, or implement effective preventive measures to protect against all cyber-attack incidents.

Any actual or perceived cyber-attack, data security breach, damage, interruption and/or defect could: (i) disable our transmission and/or distribution services for a significant period of time; (ii) delay development and construction of new facilities or capital improvement projects; (iii) adversely affect our customer operations; (iv) expose us to increased risk of lawsuits; (v) expose us to increased risk of regulatory penalties; (vi) expose us to increased risk of loss of potential or existing customers; (vii) expose us to increased risk of damage relating to loss of proprietary information; (viii) corrupt data; and/or (ix) result in unauthorized access to the information stored in our data centers and on our networks and those of our vendors and service providers, including, company proprietary information, supplier information, employee data, and personal customer data, causing the information to be publicly disclosed, lost or stolen or result in incidents that could result in economic loss and liability and harmful effects on the environment and human health, including loss of life. Additionally, because our services are part of an interconnected system, disruption caused by a cyber security incident at another utility, electric generator, regional transmission organization (“RTO”), or commodity supplier could also adversely affect our operations.

Although we maintain cyber insurance and property and casualty insurance, there can be no assurance that liabilities or losses we may incur, including as a result of cyber security-related litigation, will be covered under such policies or that the amount of insurance will be adequate. Further, as cyber threats continually evolve and become more difficult to detect and successfully defend against, there can be no assurance that we can implement or maintain adequate preventive measures, accurately assess the likelihood of a cyber-incident or quantify potential liabilities or losses. Also, we may not discover any data security breach and loss of information for a significant period of time after the data security breach occurs particularly those of our vendors and service providers.

For all of these reasons, any such cyber incident could result in significant lost revenue, the inability to conduct critical business functions and serve customers for a significant period of time, the loss of confidential, sensitive, and proprietary information, including but not limited to personal information of our customers, employees, suppliers, vendors and other third parties, the use of significant management resources, legal claims or proceedings, regulatory penalties, significant remediation costs, increased regulation, increased capital costs, increased insurance costs, increased protection costs for enhanced cyber security systems or personnel, damage to our reputation and/or the rendering of our internal controls ineffective, all of which could materially adversely affect our business, results of operations, financial condition and reputation.

If our cost saving initiatives do not achieve the expected benefits, there could be negative impacts to our business, results of operations and financial condition.

We are engaged in an ongoing effort to create a culture of continuous improvement to strategically reduce our operating expenditures and continually reinvest in a more diverse capital program in support of our long-term strategy. We leverage opportunities to reduce costs—such as filling only critical positions, implementing our facility optimization plans, as well as exploring other additional, sustainable opportunities, such as reducing contractor spend. There can be no assurance that implementation of our continuous improvement culture will allow us to realize the anticipated benefits to our business, results of operations and financial condition in a timely manner, if at all.

Our ability to achieve the continued benefits from our cost saving initiatives is subject to many estimates and assumptions as well as our ability to hire recruit and retain an appropriately qualified workforce and implement a culture of continuous improvement. We could experience unexpected delays and business disruptions resulting from supporting these initiatives, decreased productivity, and higher than anticipated costs, any of which may impair our ability to reduce operating expenditures and to achieve anticipated results or otherwise harm our business, results of operations and financial condition.

Macroeconomic conditions that are beyond our control, such as government fiscal policy, tariffs, recessions, inflation and interest rate pressures, may negatively impact our financial condition, results of operations, liquidity, and cash flows.

Economic conditions, including those that may arise from government fiscal policy, tariffs, recessions, inflationary and interest rate pressures, may impact the demand for electricity and, therefore, any decline in economic conditions could lead to declines in the demand for electricity, which would reduce our revenues. Prices for equipment, materials, supplies, employee labor contractor services, together with the cost of variable-rate debt, have increased in recent years and could continue to increase in 2025 and beyond. Long-term inflationary pressures may result in such prices continuing to increase more quickly than expected. Inflation increases costs for labor, materials and services, and we may be unable to secure these resources on economically acceptable terms or offset such costs with increased revenues, operating efficiencies, or cost savings, which may adversely impact our financial condition, results of operations, liquidity, and cash flows.

Continued supply chain disruptions could have an adverse effect on our results of operations, cash flow and financial condition.

We have continued to experience supply chain challenges due to economic conditions that developed during the Coronavirus disease (“COVID-19”) pandemic, with order lead times increasing across numerous material categories, some of which remained elevated through 2024 and into 2025. The situation is fluid and a prolonged continuation or further increase in supply chain disruptions could have an adverse effect on FirstEnergy’s results of operations, cash flow and financial condition. Such disruptions could be exacerbated by unstable or uncertain macroeconomic conditions, including inflationary pressures. Any significant disruption or increased costs arising from these pressures on our suppliers may inhibit our access to, or require us to spend more money to source, certain products or that we use in our operations.

Furthermore, change or uncertainty in U.S. policies or the policies of other countries and regions in which our suppliers do business, including any changes or uncertainty with respect to U.S. or international trade policies or tariffs, could also disrupt our key suppliers’ operations. The presidential administration has taken action in 2025 to impose substantial new or increased tariffs. Any widespread imposition of new or increased tariffs could have an adverse effect on our results of operations, cash flow and financial condition. New or increased tariffs could also negatively affect U.S. national or regional economies, which also could negatively impact our business and results of operations.

We are subject to financial performance risks from regional and general economic cycles as well as industries such as chemical and steel manufacturing.

Our business follows economic cycles. Economic conditions impact the demand for electricity and declines in the demand for electricity will reduce our revenues. The regional economy in which we operate is influenced by conditions impacting industries in our service territory—e.g., the steel industry—and as these conditions change, our revenues will be impacted.

Additionally, our operations are affected by the economic conditions in our service territory and those conditions could negatively impact the rate of delinquent customer accounts and our collections of accounts receivable, which could adversely impact our financial condition, results of operations and cash flows, and our ability to pay interest on, and the principal of, the New Notes.

We are subject to risks arising from the operation of our equipment which could reduce revenues, increase expenses and have a material adverse effect on our business, financial condition and results of operations.

Operation of our facilities involves risk, including the risk of potential breakdown or failure of equipment or processes due to aging infrastructure, fuel supply or transportation disruptions, accidents, labor disputes or work stoppages by employees, human error in operations or maintenance, acts of terrorism or sabotage, cyber-attacks, construction delays or cost overruns, shortages of or delays in obtaining equipment, material and labor, operational restrictions resulting from environmental requirements and governmental interventions, and operational performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt delivery systems.

Physical acts of war, terrorism, sabotage or other attacks on any of our facilities or other infrastructure could have an adverse effect on our business, results of operations, cash flows and financial condition.

As a result of the continued threat of physical acts of war, terrorism, sabotage or other attacks in the United States, our electric transmission and distribution facilities and other infrastructure, or the facilities or other infrastructure of an interconnected company, could be direct targets of, or indirect casualties of, an act of war, terrorism, sabotage or other attack, which could result in disruption of our ability to transmit or distribute electricity for a significant period of time, otherwise disrupt our customer operations and/or result in incidents that could result in harmful effects on the environment and human health, including loss of life. Any such disruption or incident could result in a significant decrease in revenue, significant additional capital and operating costs, including costs to implement additional security systems or personnel to purchase electricity and to replace or repair our assets over and above any available insurance reimbursement, higher insurance deductibles, higher premiums and more restrictive insurance policies, legal claims or proceedings, greater regulation with higher attendant costs, generally, and significant damage to our reputation, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Failure to provide safe and reliable service and equipment could result in serious injury or loss of life that may harm our business reputation and adversely affect our operating results.

We are committed to providing safe and reliable service and equipment in our franchised service territories. Meeting this commitment requires the expenditure of significant capital resources. However, our employees, contractors and the general public may be exposed to dangerous environments due to the nature of our operations. Failure to provide safe and reliable service and equipment due to various factors, including cyber or physical attacks, equipment failure, accidents, weather or natural disasters, could result in serious injury or loss of life that may harm our business reputation and adversely affect our operating results through reduced revenues, increased capital and operating costs, litigation or the imposition of penalties/fines or other adverse regulatory outcomes.

The outcome of litigation, arbitration, mediation, and similar proceedings involving our business is unpredictable. An adverse decision in any material proceeding could have a material adverse effect on our financial condition and results of operations.

We are involved in a number of litigation, arbitration, mediation, and similar proceedings, including with respect to asbestos claims. These and other matters may divert financial and management resources that would otherwise be used to benefit our operations. Further, no assurances can be given that the resolution of these matters will be favorable to us. If certain matters were ultimately resolved unfavorably to us, our results of operations and financial condition could be materially adversely impacted.

In addition, we are sometimes subject to investigations and inquiries by various state and federal regulators due to the heavily regulated nature of our industry. Any material inquiry or investigation could potentially result in an adverse ruling against us, which could have a material adverse impact on our financial condition and operating results.

We face certain human resource risks associated with potential labor disruptions and/or with the availability of trained and qualified labor to meet our future staffing requirements.

Our business is dependent on our ability and that of our affiliates and our contractors to recruit, retain and motivate employees and contractors. Competition for skilled workers in some areas is high. We are continually challenged to find ways to balance the retention of an aging skilled workforce while recruiting new talent to mitigate losses in critical knowledge and skills due to retirements. Workforce demographic issues challenge employers nationwide and are of particular concern to the electric utility industry. If we are unable to successfully recruit and retain an appropriately qualified workforce, our results of operations could be negatively affected. Further, a significant number of our, our affiliates’ and our contractors’ physical workforce is represented by unions. While we believe that our relations with our employees and the relations with the employees of our affiliates and contractors are generally fair, we cannot provide assurance that we will be completely free of labor disruptions, such as work stoppages, work slowdowns, union organizing campaigns, strikes or lockouts or that any labor disruption will be favorably resolved. Mitigating these risks could require additional financial commitments and the failure to prevent labor disruptions and retain and/or attract trained and qualified labor, motivate skilled personnel or mitigate the risks associated with the unionized workforce may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay interest on, and the principal of, the New Notes.

Significant increases in our operation and maintenance expenses, including our health care and pension costs, could adversely affect our future earnings and liquidity.

We continually focus on limiting and reducing where possible, our operation and maintenance expenses. However, we expect to continue to face increased cost pressures related to operation and maintenance expenses, including in the areas of health care and pension costs. We have experienced health care cost inflation in recent years, and we expect our cash outlay for health care costs, including prescription drug coverage, to continue to increase despite measures that we have taken to offset the rising costs of health care benefits. The measurement of our expected future health care and pension obligations and costs is highly dependent on a variety of assumptions, many of which relate to factors beyond our control. These assumptions include investment returns, interest rates, discount rates, health care cost trends, benefit design changes, salary increases, the demographics of plan participants and regulatory requirements. While we anticipate that our operation and maintenance expenses will continue to increase, if actual results differ materially from our assumptions, our costs could be significantly higher than expected which could adversely affect our results of operations, financial condition and liquidity.

Capital improvements and construction projects may not be completed within forecasted budget, schedule or scope parameters or could be cancelled, which could adversely affect our business and results of operations.

Our business plan calls for the execution of extensive capital investments in electric transmission and distribution. We may be exposed to the risk of substantial price increases in, or the adequacy or availability of, labor and materials used in construction, nonperformance of equipment and increased costs due to delays, including delays related to the procurement of permits or approvals, adverse weather or other natural disasters. We and our affiliates engage numerous contractors and enter into a large number of construction agreements to acquire the necessary materials and/or obtain the required construction-related services. As a result, we and our affiliates are also exposed to the risk that these contractors and other counterparties could breach their obligations to us. Such risk could include our contractors’ inabilities to procure sufficient skilled labor, as well as potential work stoppages by that labor force. Should the counterparties to these arrangements fail to perform, we and our affiliates may be forced to enter into alternative arrangements at then-current market prices that may exceed our contractual prices, with resulting delays in those and other projects. Although our agreements are designed to mitigate the consequences of a potential default by the counterparty, our actual exposure may be greater than these mitigation provisions. Also, because we and our affiliates enter into construction agreements for the necessary materials and to obtain the required construction-related services, any cancellation by us or our affiliates of a construction agreement could result in significant termination payments or penalties. Any delays, increased costs or losses or cancellation of a construction project could adversely affect our business and results of operations, particularly if we are not permitted to recover any such costs through rates.

Advances and widespread adoption in distributed generation and regulatory policies may make our facilities significantly less competitive and adversely affect our results of operations.

Traditionally, electricity is generated at large, central station generation facilities and then distributed by our systems. This method results in economies of scale and lower unit costs than newer generation technologies such as fuel cells, microturbines, windmills and photovoltaic solar cells. It is possible that advances in newer generation technologies will make newer generation technologies more cost-effective, or that legislation addressing climate change at the federal or state level together with changes in regulatory policy will create incentives or benefits that otherwise make these newer generation technologies even more competitive with central station electricity production. To the extent that newer generation technologies are connected directly to load, bypassing the transmission and distribution systems, potential impacts could include decreased transmission and distribution revenues, stranded assets and increased uncertainty in load forecasting and integrated resource planning and could adversely affect our business and results of operations.

Energy companies are subject to adverse publicity causing less favorable regulatory and legislative outcomes which could have an adverse impact on our business.

Energy companies, including our company, have been the subject of criticism on matters including the reliability of their distribution services and the speed with which they are able to respond to power outages, such as those caused by storm damage. Adverse publicity of this nature, as well as negative publicity associated with the operation of coal-fired generation or proceedings seeking regulatory recoveries may cause less favorable legislative and regulatory outcomes and damage our reputation, which could have an adverse impact on our business.

Our results of operations could be adversely affected by events beyond our control, such as natural disasters, public health crises, political crises, negative global climate patterns, mine subsidence, or other catastrophic events.

Our operations, or those of our vendors or suppliers, could be negatively impacted by various events beyond our control, including, but not limited to: natural disasters, such as hurricanes, tornadoes, floods, earthquakes, wildfires, extreme cold weather events and other adverse weather conditions; public health crises, such as pandemics and epidemics; prolonged government or regulator furloughs or shutdowns; trade wars; recessions; political crises, such as terrorist attacks, war, labor unrest, and other political instability; negative global climate patterns, especially in water stressed regions; surface subsidence from underground mining impacting our facilities; or other catastrophic events, such as fires or other disasters occurring at our distribution facilities or our service providers’ facilities, whether occurring in the United States or internationally. These events could disrupt the operations of our corporate offices and our supply chain and those of our vendors and service providers, as well as disrupting our infrastructure and that of third parties with whom we are connected. To the extent any of these events occur, our operations and financial results could be adversely affected.

We are a wholly owned subsidiary of FE. FE may exercise, within certain regulatory, corporate law and other limitations, substantial control over our dividend policy, business and operations and may exercise that control in a manner that may be inconsistent with the interests of the holders of the New Notes.

We are a wholly owned subsidiary of FE and certain of our officers and directors are also officers of FE. Our board of directors makes determinations with respect to a number of significant corporate events, including payment of our dividends. We have historically paid dividends to FE. From January 1, 2023 through December 31, 2024, we have paid dividends to FE of $150 million. If FE’s cash requirements increase, our board of directors may determine that we should pay increased dividends to help support FE’s cash needs, which could materially and adversely affect our liquidity.

Risks Associated with Climate Change, GHG Emissions and Other Environmental Matters

Our aspirations and disclosures related to climate matters expose us to risks that could adversely affect our reputation and performance.

FirstEnergy published statements concerning its climate-related goals and aspirations. FirstEnergy is targeting Scope 1 carbon neutrality by 2050, which includes emissions, sulfur hexafluoride leaks from transmission and distribution equipment, and its mobile fleet (i.e., vehicles). These statements reflect FirstEnergy’s aspirations and are not guarantees that FirstEnergy will be able to achieve them. FirstEnergy’s failure to adequately update, accomplish or accurately track and report on these goals on a timely basis, or at all, could adversely affect its and its subsidiaries’, including our, reputation, financial performance and growth, and expose us to increased scrutiny from the investment community, special interest groups and enforcement authorities, including at the state and local levels. Conversely, certain “anti-environmental, social and governance” sentiment among some individuals and government institutions pose the risk that we may face increasing scrutiny, reputational risk, or lawsuits from these parties.

FirstEnergy’s ability to achieve its GHG reduction objective is subject to its ability to make operational changes and is conditioned upon numerous risks, many of which are outside of its control. Examples of such risks include the evolving regulatory requirements in the jurisdictions in which it and its subsidiaries, including us, operate, including the interpretation of such regulations, potential changes to such laws and regulations as a result of the new U.S. presidential administration, the prevalence of certain standards or disclosures, the evolving laws applicable to climate-related and other environmental matters, and the availability of funds to invest in initiatives in times where FirstEnergy is seeking to reduce costs.

Standards for tracking and reporting of climate and other environmental matters continue to evolve. FirstEnergy’s selection of voluntary disclosure frameworks and standards, and the interpretation or application of those frameworks and standards, may change from time to time or differ from those of others. Methodologies for reporting this data may be updated and previously reported data may be adjusted to reflect improvement in availability and quality of third-party data, changing assumptions, changes in the nature and scope of our operations and other changes in circumstances. FirstEnergy’s processes and controls for reporting these matters across its operations and supply chain are evolving along with multiple disparate standards for identifying, measuring, and reporting these metrics, including climate-related disclosures that are or may be required by the SEC, state legislatures, or other regulators, and such standards may change over time, which could result in significant revisions to FirstEnergy’s current goals, reported progress in achieving such goals, or ability to achieve such goals in the future. If FirstEnergy’s practices do not meet evolving investor or other stakeholder expectations and standards, then its and its subsidiaries’, including our, reputations or attractiveness as an investment, business partner, acquiror, service provider or employer could be negatively impacted.

Concerns about GHG emissions and the potential risks associated with climate change have led to increased regulation and other actions that could impact our business.

Federal and various regional and state authorities regulate GHG emissions, including CO2 emissions and have created financial incentives to reduce them. In 2023, FirstEnergy operated businesses that had total Scope 1 CO2 emissions of approximately 15.2 million metric tons. For existing power generation plants, CO2 emissions data are either obtained directly from plant continuous emission monitoring systems or calculated from actual fuel heat inputs and fuel type CO2 emission factors. This estimate is based on a number of projections and assumptions that may prove to be incorrect, such as the forecasted dispatch, anticipated plant efficiency, fuel type, CO2 emissions rates and our subsidiaries’ achieving completion of such construction and development projects. While actual emissions may vary substantially, the projects under construction or development when completed will increase emissions of our portfolio and therefore could increase the risks associated with regulation of GHG emissions, and although the new U.S. presidential administration issued an executive order in January 2025 withdrawing the United States from the United Nations Framework Convention on Climate Change’s Paris Agreement (“Paris Agreement”), future presidential administrations with differing energy and climate priorities could take actions that result in new or additional GHG emissions regulations in the future.

In 2010, the EPA adopted regulations pertaining to GHG emissions that require new and existing sources of GHG emissions to potentially obtain new source review permits from the EPA prior to construction or modification. In 2016, the U.S. Supreme Court ruled that such permitting would only be required if such sources also must obtain a new source review permit for increases in other regulated pollutants. In addition, the EPA previously announced plans to implement new climate change programs, including regulation of greenhouse gas emission from the utility industry. The Paris Agreement established a long-term goal of keeping the increase in global average temperature well below 2°C above pre-industrial levels. We anticipate that the Paris Agreement will continue the trend toward efforts to decarbonize the global economy and to further limit GHG emissions.

Furthermore, the SEC has finalized climate-related disclosure rules, and although these SEC climate-related disclosure rules have been stayed, certain states have begun to pass their own laws related to GHG emissions. The impact of GHG regulation on our operations will depend on a number of factors, including the degree and timing of GHG emissions reductions required under any such legislation or regulation, the cost of emissions reduction equipment and the price and availability of offsets, the extent to which market based compliance options are available, the extent to which our subsidiaries would be entitled to receive GHG emissions allowances without having to purchase them in an auction or on the open market and the impact of such legislation or regulation on the ability of our subsidiaries to recover costs incurred through rate increases or otherwise. The costs of compliance could be substantial.

Costs of compliance with environmental laws are significant, and the cost of compliance with new environmental laws, including limitations on GHG emissions related to climate change, could adversely affect our cash flows and financial condition.

Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations. Compliance with these legal requirements requires us to incur costs for, among other things, installation and operation of pollution control equipment, emissions monitoring and fees, remediation and permitting at our facilities. These expenditures have been significant in the past and may increase in the future. We may be forced to shut down other facilities or change their operating status, either temporarily or permanently, if we are unable to comply with these or other existing or new environmental requirements, or if the expenditures required to comply with such requirements are not economically feasible.

Moreover, new environmental laws or regulations including, but not limited to GHG emissions, Clean Water Act effluent limitations imposing more stringent water discharge regulations, or other changes to existing environmental laws or regulations may materially increase our costs of compliance or accelerate the timing of capital expenditures or other capital-like investments. Our compliance strategy, including, but not limited to, our assumptions regarding estimated compliance costs, although reasonably based on available information, may not successfully address future relevant standards and interpretations. If we fail to comply with environmental laws and regulations or new interpretations of longstanding requirements, even if caused by factors beyond our control, that failure could result in the assessment of civil or criminal liability and fines. In addition, any alleged violation of environmental laws and regulations may require us to expend significant resources to defend against any such alleged violations. Due to the uncertainty of control technologies available to reduce GHG emissions, any legal obligation that requires substantial reductions of GHG emissions could result in substantial additional costs, adversely affecting cash flows and profitability, and raise uncertainty about the future viability of fossil fuels, particularly coal, as an energy source for new and existing electric generation facilities.

We are or may be subject to environmental liabilities, including costs of remediation of environmental contamination at current or formerly owned, leased or operated facilities, which could have a material adverse effect on our results of operations and financial condition.

We may be subject to liability under environmental laws for the costs of remediating environmental contamination of property currently or formerly owned, leased or operated by us and of property contaminated by hazardous substances that we may have generated regardless of whether the liabilities arose before, during or after the time we owned, leased or operated the facilities. We are currently involved in a number of proceedings relating to sites where hazardous substances have been released and we may be subject to additional proceedings in the future. We also have current or previous ownership interests in sites associated with the production of gas and the production and delivery of electricity for which we may be liable for additional costs related to investigation, remediation and monitoring of these sites. Citizen groups or others may bring litigation over environmental issues including claims of various types, such as property damage, personal injury, and citizen challenges to compliance decisions on the enforcement of environmental requirements, such as opacity and other air quality standards, which could subject us to penalties, injunctive relief and the cost of litigation. We cannot predict the amount and timing of all future expenditures (including the potential or magnitude of fines or penalties) related to such environmental matters, although we expect that they could be material. In addition, there can be no assurance that any liabilities, losses or expenditures we may incur related to such environmental liabilities or contamination will be covered under any applicable insurance policies or that the amount of insurance will be adequate.

In some cases, a third party who has acquired assets including operating and deactivated nuclear power stations from us has assumed the liability we may otherwise have for environmental matters related to the transferred property. If the transferee fails to discharge the assumed liability or disputes its responsibility, a regulatory authority or injured person could attempt to hold us responsible, and our remedies against the transferee may be limited by the financial resources of the transferee.

We could be exposed to private rights of action relating to environmental matters seeking damages under various state and federal law theories which could have an adverse impact on our results of operations, financial condition, cash flows and business operations.

Private individuals may seek to enforce environmental laws and regulations against us and could allege personal injury, property damages or other relief. For example, claims have been made against certain energy companies alleging that CO2 emissions from power generating facilities constitute a public nuisance under federal and/or state common law. While JCP&L is not a party to this litigation, it could be named in other actions making similar allegations. An unfavorable ruling in any such case could result in the need to reduce emissions, suspend operations or pay money damages or penalties. Adverse rulings in these or other types of actions could have an adverse impact on our results of operations, cash flows and financial condition and could significantly impact our business operations.

Transition risks associated with climate change, including those related to regulatory mandates could negatively impact our financial results.

Where federal or state legislation mandates the use of renewable fuel sources, such as wind and solar and such legislation does not also provide for adequate cost recovery of our revenue requirements, it could result in significant changes in our business, including material increases in renewable energy credit purchase costs, purchased power costs and capital investments, as such costs are spread over reduced sales volumes. Such mandatory renewable portfolio requirements may have an adverse effect on our financial condition and results of operations.

A number of regulatory and legislative bodies have introduced requirements and/or incentives to reduce peak demand and energy consumption. Such conservation programs have previously resulted in and could result in further load reduction and adversely impact our financial results in different ways. We currently have energy efficiency riders in place in certain of our states to recover the cost of these programs either at or near a current recovery timeframe in the states where we operate.

In our regulated operations, energy conservation could negatively impact us depending on the regulatory treatment of the associated impacts. Should we be required to invest in conservation measures that result in reduced sales from effective conservation, regulatory lag in adjusting rates for the impact of these measures could have a negative financial impact on us. In the past, we have been adversely impacted by reduced electric usage due in part to energy conservation efforts such as the use of efficient lighting products such as compact fluorescent lights, halogens and light emitting diodes. We are unable to determine what impact, if any, future conservation activities will have on our financial condition or results of operations.

Additionally, failure to meet regulatory or legislative requirements to reduce energy consumption or otherwise increase energy efficiency could result in penalties that could adversely affect our financial results.

The physical risks associated with climate change may have an adverse impact on our business operations, financial condition and cash flows.

Physical risks of climate change such as flooding, wildfires, rising sea levels, and other related phenomena, resulting from more frequent or more extreme weather events and changes in temperature and precipitation patterns associated with climate change, could affect some, or all, of our operations. Frequent or extreme weather events could disrupt our operations and/or be destructive, which could result in increased costs, including supply chain costs. An extreme weather event within the New Jersey area can also directly affect our capital assets, such as downed wires and poles or damage to other operating equipment, resulting in service disruptions to customers and possibly creating hazardous conditions. Further, as extreme weather conditions increase system stress, we may incur costs relating to additional system backup or service interruptions, and in some instances, we may be unable to recover such costs. For all of these reasons, these physical risks could have an adverse financial impact on our business operations, financial condition and cash flows.

Climate change poses other financial risks as well. To the extent weather conditions are affected by climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of the changes. Increased energy use due to weather changes may require us to invest in additional system assets and purchase additional power. Additionally, decreased energy use due to weather changes may affect our financial condition through decreased revenues, margins or earnings.

Risks Associated with Markets and Financial Matters

Our results of operations and financial condition may be adversely affected by the volatility in pension and other postemployment benefit (“OPEB”) investments and obligations due to capital market performance and other changes.

We recognize in income the change in the fair value of plan assets and net actuarial gains and losses for our pension and OPEB plans. This adjustment is recognized in the fourth quarter of each year and whenever a plan is determined to qualify for a remeasurement, resulting in greater volatility in pension and OPEB expenses and therefore may materially impact our results of operations.

Our financial statements reflect the values of the assets held in trust to satisfy our obligations under pension and OPEB plans. Certain of the assets held in these trusts do not have readily determinable market values. Changes in the estimates and assumptions inherent in the value of these assets could affect the value of the trusts. If the value of the assets held by the trusts declines by a material amount, our funding obligation to the trusts could materially increase. These assets are subject to market fluctuations and will yield uncertain returns, which may fall below our projected return rates. Forecasting investment earnings and costs to pay future pension and other obligations requires significant judgment and actual results may differ significantly from current estimates. Capital market conditions that generate investment losses or that negatively impact the discount rate and increase the present value of liabilities may increase our future pension and OPEB expenses and further may have significant impacts on the value of the pension and other trust funds, which could require significant additional funding and negatively impact our results of operations and financial position.

Failure to comply with debt covenants in our credit agreement could adversely affect our ability to execute future borrowings and/or require early repayment, and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.

Our credit agreement contains certain negative and affirmative covenants. Our ability to comply with the covenants and restrictions contained in our credit agreement has been and may, in the future, be affected by events related to the ongoing government investigations or otherwise, including a failure to comply with the terms of the DPA.

A breach of any of the covenants contained in our credit agreement, including any breach related to alleged failures to comply with anti-corruption and anti-bribery laws, could result in an event of default under such agreements, and we would not be able to access our credit facility for additional borrowings and letters of credit (each, a “LOC”) while any default exists. Upon the occurrence of such an event of default, any amounts outstanding under our credit agreement could be declared to be immediately due and payable and all applicable commitments to extend further credit could be terminated. If indebtedness under our credit agreement is accelerated, there can be no assurance that we will have sufficient assets to repay the indebtedness. In addition, certain events, including, but not limited to any covenant breach related to alleged failures to comply with anti-corruption and anti-bribery laws, an event of default under our credit agreement, and the acceleration of applicable commitments under such facility could restrict our ability to obtain additional or replacement financing on acceptable terms or at all. The operating and financial restrictions and covenants in our credit agreement and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities which in turn could have a material adverse impact on our business, cash flow, liquidity and results of operations.

Increasing interest rates and/or a credit rating downgrade could negatively affect our or our subsidiaries’ financing costs, ability to access capital and requirement to post collateral.

We have near-term exposure to interest rates from outstanding short-term indebtedness indexed to variable interest rates, and we have exposure to future interest rates to the extent we seek to raise long-term debt in the capital markets to meet maturing debt obligations and fund construction or other investment opportunities. Past disruptions in capital and credit markets, as well as the U.S. Federal Reserve’s interest rate policies, have resulted in volatile interest rates on new publicly issued debt securities and increased costs for variable interest rate debt securities. Disruptions in capital and credit markets, or the Federal Reserve Board’s interest rate policies, could result in volatile interest rates on new publicly issued debt securities and increase our financing costs and adversely affect our results of operations, cash flows and liquidity. Also, interest rates could change as a result of economic or other events that are beyond our risk management processes. As a result, we cannot always predict the impact that our risk management decisions may have if actual events lead to greater losses or costs than our risk management positions were intended to hedge. Although we employ risk management techniques to hedge against interest rate volatility, significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results of operations, cash flows and liquidity.

We rely on access to bank and capital markets as sources of liquidity for cash requirements not satisfied by cash from operations or money pool. Any future downgrades in our credit ratings from the nationally recognized credit rating agencies, particularly to levels below investment grade, could negatively affect our ability to access the bank and capital markets, especially in a time of uncertainty in either of those markets, and may require us to post cash collateral to support outstanding commodity positions in the wholesale market, as well as available LOCs and other guarantees. Furthermore, additional downgrades could increase the cost of such capital by causing us to incur higher interest rates and fees associated with such capital. Additional rating downgrades would further increase our interest expense on certain of our long-term debt obligations and would also further increase the fees we pay on our credit agreement, thus increasing the cost of our working capital. Such additional rating downgrades could also negatively impact our ability to grow our business or execute our business strategies by substantially increasing the cost of, or limiting access to, capital.

In addition, events related to the ongoing government investigations may expose us to higher interest rates for additional indebtedness, whether as a result of ratings downgrades or otherwise, and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all. See “Failure to comply with debt covenants in our credit agreement could adversely affect our ability to execute future borrowings and/or require early repayment, and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.”

The Inflation Reduction Act of 2022 (“IRA of 2022”) could change the rate of taxes imposed on us and could negatively affect our cash flows and financial condition.

The IRA of 2022 among other things, imposes a new 15% corporate alternative minimum tax (“AMT”) based on adjusted financial statement income (“AFSI”) applicable to corporations with a three-year average AFSI over $1 billion. The AMT is effective for the 2023 tax year and, if applicable, corporations must pay the greater of the regular corporate income tax or the AMT. The IRA of 2022 requires the U.S. Treasury to provide regulations and other guidance necessary to administer the AMT, including further defining allowable adjustments to determine AFSI, which directly impacts the amount of AMT to be paid.

On September 12, 2024, the U.S. Treasury issued proposed regulations for the AMT for comments. FirstEnergy and JCP&L are assessing the proposed regulations but continues to believe that it is more likely than not they will be subject to AMT, however, the completion of the U.S. Treasury’s rulemaking process and the future issuance of final regulations, as well as potential future federal tax legislation or presidential executive orders, could significantly change FirstEnergy’s and/or JCP&L’s AMT estimates or its conclusion as to whether they are AMT payer at all. The regulatory treatment of the IRA of 2022 may also be subject to regulation by FERC and/or applicable state regulatory authorities. Any adverse development in the IRA of 2022, including guidance from the U.S. Treasury and/or the Internal Revenue Service (“IRS”) or unfavorable regulatory treatment, could negatively impact FirstEnergy’s and/or JCP&L’s cash flows, results of operations and financial condition.

Risks Associated with Financing and Capital Structure

In the event of volatility or unfavorable conditions in the capital and credit markets, our business, including the immediate availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, may be adversely affected, which could negatively impact our results of operations, cash flows and financial condition.

We rely on the capital and credit markets and our credit agreement to meet both our long-term financial commitments and short-term liquidity needs if internal funds are not available from our operations or FirstEnergy’s regulated utility money pool. We also deposit cash in short-term investments or in the money pool, from which our regulated affiliates may borrow. In the event of volatility in the capital and credit markets, our ability to access the capital markets, draw on our credit agreement and obtain cash may be adversely affected. Our access to funds under our credit agreement is dependent on the ability of the financial institutions that are parties to our credit agreement to meet their funding commitments. Those institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time. Any delay in our ability to access those funds, even for a short period of time, could have a material adverse effect on our results of operations and financial condition.

Should there be fluctuations in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant foreign or domestic financial institutions or foreign governments, our access to liquidity needed for our business could be adversely affected. Unfavorable conditions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating future dividend payments or other discretionary uses of cash.

Energy markets depend heavily on active participation by multiple counterparties, which could be adversely affected should there be disruptions in the capital and credit markets. Reduced capital and liquidity and failures of significant institutions that participate in the energy markets could diminish the liquidity and competitiveness of energy markets that are important to our business. Perceived weaknesses in the competitive strength of the energy markets could lead to pressures for greater regulation of those markets or attempts to replace those market structures with other mechanisms for the sale of power, including the requirement of long-term contracts, which could have a material adverse effect on our results of operations and cash flows.

We may recognize impairments of recorded goodwill, which would result in write-offs of the impaired amounts and could have an adverse effect on our results of operations.

We had approximately $1.8 billion of goodwill on our balance sheet as of December 31, 2024. Goodwill is tested for impairment annually, as of July 31, or whenever events or circumstances indicate impairment may have occurred. We are unable to predict the actual timing and amounts of any impairments in future years, which would depend on many factors, including interest rates, sector market performance, our capital structure, results of future rate proceedings, operating and capital expenditure requirements, the value of comparable acquisitions, environmental regulations and other factors.

Risks Associated with the New Notes.

There are limited covenants and protections in the Indenture; consequently, we and our subsidiaries may be able to incur substantially more indebtedness, a portion of which could be secured indebtedness.

While the Indenture (as defined under “Description of the Notes”) contains, and the New Notes will contain, terms intended to provide protection to holders upon the occurrence of certain events, those terms are and will be limited and may not be sufficient to protect your investment in the New Notes. For example, the Indenture does not limit the amount of unsecured indebtedness we may incur; however, the limitation on liens provision of the Indenture does limit the amount of secured indebtedness that we may incur without ratably securing the New Notes. Such secured indebtedness would be senior to the New Notes. The liens that are expressly permitted under that provision of the Indenture are summarized herein under the heading “Description of the Notes—Certain Covenants—Limitation on Liens.”

The New Notes are not secured by any liens on our assets; consequently, any future secured creditors will be entitled to remedies that would give them priority over the holders of the New Notes to collect amounts due to them.

The New Notes will not be secured by any liens on our assets. Because the New Notes are our unsecured obligations, the right of repayment of the holders of the New Notes will be effectively subordinated to any future secured creditors to the extent of the value of the collateral securing such secured debt if we enter into bankruptcy, liquidation, reorganization or other winding up proceedings or if an event of default occurs under any such future secured indebtedness.

We have a significant amount of indebtedness, which could negatively impact our business and our ability to make payments on the New Notes.

We have, and will continue to have, a significant amount of indebtedness. As of December 31, 2024, we had approximately $2.4 billion of total indebtedness, including short-term borrowings and currently payable long-term debt, outstanding.

Our indebtedness places significant demands on our cash resources, which could:

•	make it difficult to satisfy our financial obligations, including our obligation to make payments on the New Notes;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, including the New Notes, reducing the amount of our cash flow available for working capital, capital expenditures and other general corporate purposes;

•	limit our ability to obtain additional financing to operate our business;

•	limit our financial flexibility in planning for and reacting to business and industry changes;

•	impact the evaluation of our creditworthiness by counterparties to agreements; and

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates and volatility in commodity prices.

Furthermore, we may incur or assume additional debt in the future. If new debt is added to our current debt levels, the related risks that we may face could increase significantly.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations, including the Senior Notes, will depend on our future results of operations, cash flows and financial condition, which will be subject, in part, to factors beyond our control, including interest rates, commodity prices, general economic conditions, environmental regulations, financial and business conditions and regulatory actions. If we are unable to generate sufficient operating cash flows to service our debt, we may be required to:

•	refinance all or a portion of our debt;

•	obtain additional financing;

•	sell all of our assets or operations;

•	reduce or delay capital expenditures and acquisitions;

•	curtail or eliminate certain activities; or

•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on us. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements and financial and other contractual obligations or that these actions will be permitted under the terms of our various debt instruments.

Our credit ratings may not reflect all risks of your investment in the Senior Notes.

A credit rating is not a recommendation to buy, sell or hold any security. Each rating agency’s credit rating should be evaluated independently of any other rating agency’s credit rating. Actual or anticipated changes in, or downgrades, suspensions or withdrawals of, our credit ratings, including any announcement that our credit ratings are under further review for a downgrade, could increase our borrowing costs.

Your ability to resell the New Notes may be limited by a number of factors; prices for the New Notes may be volatile.

There currently is no established market, and no active or liquid trading market may develop for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates.

Risks Associated with the Exchange Offer.

If you fail to exchange your Outstanding Notes, the existing transfer restrictions will remain in effect and the market value of your Outstanding Notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange your Outstanding Notes for New Notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the Outstanding Notes. In general, the Outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the Registration Rights Agreement, we do not intend to register resales of the Outstanding Notes.

If you do not exchange your Outstanding Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes described in the legend on the certificates for your Outstanding Notes. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, please read “The Exchange Offer — Consequences of Failure to Exchange.”

The exchange offer may not be completed.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer — Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of Outstanding Notes will not be able to effect transfers of their Outstanding Notes tendered in the exchange offer.

If you do not properly tender your Outstanding Notes, you will continue to hold unregistered notes and your ability to transfer your Outstanding Notes will be adversely affected.

We will only issue New Notes in exchange for Outstanding Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Outstanding Notes. See “The Exchange Offer—Procedures for Tendering Outstanding Notes through Brokers and Banks” and “Description of the Notes.”

If you do not exchange your Outstanding Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes described in the legend on the certificates for your Outstanding Notes. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the New Notes.

If you tender your Outstanding Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. In addition, if you are a broker-dealer that receives New Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreements that we entered into in connection with the private offerings of the Outstanding Notes. We will not receive any cash proceeds from the issuance of New Notes in the exchange offer. In consideration for issuing the New Notes, we will receive Outstanding Notes in like principal amount. The Outstanding Notes surrendered in exchange for the New Notes will be retired and cancelled.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Jersey Central Power & Light Company.

JCP&L Business

JCP&L is a wholly owned subsidiary of FE. JCP&L conducts business in New Jersey by providing regulated electric transmission and distribution services in northern, western and east central New Jersey. We procure electric supply to serve our BGS customers through a statewide auction process approved by the NJBPU. We are subject to regulation by the NJBPU and FERC.

JCP&L’s reportable operating segments are comprised of the Distribution and Transmission segments.

The Distribution segment, representing $3.3 billion in rate base as of December 31, 2024, distributes electricity to approximately 1.2 million customers in New Jersey across its distribution footprint and procures electric supply to serve its BGS customers through a statewide auction process approved by the NJBPU. The segment’s results reflect the costs of securing and delivering electric generation to customers, including the deferral and amortization of certain costs.

The Transmission segment includes transmission infrastructure owned and operated by JCP&L and used to transmit electricity, representing $1.4 billion in rate base as of December 31, 2024. The segment’s revenues are primarily derived from forward-looking formula rates, pursuant to which the revenue requirement is updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on actual rate base and costs. The segment’s results also reflect the net transmission expenses related to the delivery of electricity on JCP&L’s transmission facilities.

Summary of Results of Operations—2024 Compared with 2023

Financial results for JCP&L’s business segments for the years ended December 31, 2024 and 2023, were as follows:

For the twelve months ended December 31, 2024 (In millions)	Distribution	Transmission	Reconciling Adjustments	JCP&L
Revenues	$2,225	$242	$(152)	$2,315
Operating Expenses:
Purchased power	1,155	—	—	1,155
Other operating expenses	747	61	(152)	656
Provision for depreciation	203	46	—	249
Deferral of regulatory assets, net	(135)	—	—	(135)
General taxes	20	1	—	21

Total operating expenses	1,990	108	(152)	1,946

Other Income (Expense):
Miscellaneous income, net	44	(10)	—	34
Pension and OPEB mark-to-market adjustment	22	2	—	24
Interest expense - other	(75)	(22)	—	(97)
Interest expense - affiliates	(20)	—	—	(20)
Capitalized financing costs	9	19	—	28

Total other expense	(20)	(11)	—	(31)

Income taxes	55	35	—	90

Net Income	$160	$88	$—	$248

For the twelve months ended December 31, 2023 (In millions)	Distribution	Transmission	Reconciling Adjustments	JCP&L
Revenues	$1,934	$204	$(111)	$2,027

Operating Expenses:
Purchased power	1,037	—	—	1,037
Other operating expenses	601	65	(111)	555
Provision for depreciation	190	41	—	231
Deferral of regulatory assets, net	(74)	—	—	(74)
General taxes	20	1	—	21

Total operating expenses	1,774	107	(111)	1,770

Other Income (Expense):
Miscellaneous income, net	42	—	—	42
Pension and OPEB mark-to-market adjustment	(27)	(2)	—	(29)
Interest expense - other	(86)	(24)	—	(110)
Interest expense - affiliates	(14)	—	—	(14)
Capitalized financing costs	6	13	—	19

Total other expense	(79)	(13)	—	(92)

Income taxes	13	22	—	35

Net Income	$68	$62	$—	$130

Changes Between Twelve Months Ended December 31, 2024 and 2023 Financial Results (In millions)	Distribution	Transmission	Reconciling Adjustments	JCP&L
Revenues	$291	$38	$(41)	$288
Operating Expenses:
Purchased power	118	—	—	118
Other operating expenses	146	(4)	(41)	101
Provision for depreciation	13	5	—	18
Amortization of regulatory assets, net	(61)	—	—	(61)
General taxes	—	—	—	—

Total operating expenses	216	1	(41)	176

Other Income (Expense):
Miscellaneous income (expense), net	2	(10)	—	(8)
Pension and OPEB mark-to-market adjustment	49	4	—	53
Interest expense - other	11	2	—	13
Interest expense - affiliates	(6)	—	—	(6)
Capitalized financing costs	3	6	—	9

Total other income (expense)	59	2	—	61

Income taxes	42	13	—	55

Net Income	$92	$26	$—	$118

Distribution - Results of Operations

Net income increased $92 million in 2024, as compared to 2023, as described below.

Revenues

The $291 million increase in total revenues resulted from the following sources:

	For the Year Ended December 31,
Revenues by Type of Service	2024	2023	Increase
	(In millions)
Distribution services(1)	$1,105	$983	$122

Generation sales:
Retail	1,092	925	167
Wholesale	6	5	1

Total generation sales	1,098	930	168
Other	22	21	1

Total Revenues	$2,225	$1,934	$291

(1)	Includes $10 million of ARP revenues in 2024, related to lost distribution revenues associated with energy efficiency in New Jersey.

Distribution services revenue increased $122 million, primarily due to higher revenues from the implementation of the base rate case, higher customer usage as a result of the weather, higher weather-adjusted customer usage and demand and higher rider revenues associated with certain regulated investment programs.

Generation sales revenues increased $168 million, primarily due to higher retail sales volumes and non-shopping generation auction rates. Retail generation sales have no material impact to earnings.

Operating Expenses

Total operating expenses increased by $216 million in 2024, as compared to 2023, primarily due to the following:

•	Purchased power costs increased by $118 million primarily due to higher unit costs and sales volumes.

•	Other operating expenses increased $146 million primarily due to:

•

A $53 million charge at JCP&L in 2024 associated with certain corporate support costs recorded to capital accounts from the FERC Audit that were determined, as a result of the base rate case settlement agreement, to be disallowed from future recovery;

•	Higher storm restoration expenses of $72 million, of which $59 million was deferred for future recovery;

•	A $9 million charge from the FirstEnergy Service Company (“FESC”) in connection with its planned exit of the Akron general office building;

•	Higher planned vegetation management costs of $8 million;

•	Higher energy efficiency and other state mandated program costs of $8 million, which are deferred for future recovery; and

•	Higher uncollectible expenses of $5 million, which were deferred for future recovery, resulting in no impact to earnings.

This increase was partially offset by:

•

Lower other operating and maintenance expenses of $9 million, primarily due to lower labor and benefit expenses, including those associated with FirstEnergy’s Program for Enhanced Employee Retirement, as announced in 2023 (the “PEER” program) and separation-related costs.

•

Deferral of regulatory assets, net increased $61 million compared to 2023, primarily due to higher deferral of storm related expenses and net increases in other deferrals, partially offset by lower generation and transmission related deferrals.

•	Depreciation expense increased $13 million primarily due to a higher asset base.

Other Expenses

Total other expenses decreased $59 million in 2024, as compared to 2023, primarily due to $49 million in lower pension and OPEB mark-to-market adjustment charges.

Income Taxes

The distribution segment’s effective tax rate for 2024 and 2023, was 25.6% and 16.0%, respectively. The increase in the effective tax rate was primarily due to the absence of a net discrete tax benefit resulting from the effective settlement of an uncertain tax position in 2023.

Transmission - Results of Operations

Net income decreased $26 million in 2024, as compared to the same period of 2023, as described below.

Revenues

Transmission revenue increased $38 million, primarily due to a higher rate base from regulated investments and recovery of higher transmission operating expenses.

Operating Expenses

Total operating expenses increased by $1 million in 2024, as compared to the same period of 2023, primarily due to higher operation and maintenance costs, increased property taxes and depreciation from a higher asset base. Nearly all operating expenses are recovered through formula rates, resulting in no material impact to earnings.

Other Expenses

Total other expenses decreased $2 million in 2024, as compared to the same period of 2023, primarily due to the pension OPEB mark-to-market adjustment and higher capitalized financing costs, partially offset by the impairment of a non-recoverable transmission asset project.

Income Taxes

The transmission segment’s effective tax rate for 2024 and 2023, was 28.5% and 26.2%, respectively. The increase in the effective tax rate was primarily due to the absence of a net discrete tax benefit resulting from the effective settlement of an uncertain tax position in 2023.

Summary of Results of Operations—2023 Compared with 2022

Financial results for JCP&L’s business segments for the years ended December 31, 2023 and 2022, were as follows:

For the twelve months ended December 31, 2023 (In millions)	Distribution	Transmission	Reconciling Adjustments	JCP&L
Revenues	$1,934	$204	$(111)	$2,027
Operating Expenses:
Purchased power	1,037	—	—	1,037
Other operating expenses	601	65	(111)	555
Provision for depreciation	190	41	—	231
Deferral of regulatory assets, net	(74)	—	—	(74)
General taxes	20	1	—	21

Total operating expenses	1,774	107	(111)	1,770

Other Income (Expense):
Miscellaneous income, net	42	—	—	42
Pension and OPEB mark-to-market adjustment	(27)	(2)	—	(29)
Interest expense - other	(86)	(24)	—	(110)
Interest expense - affiliates	(14)	—	—	(14)
Capitalized financing costs	6	13	—	19

Total other expense	(79)	(13)	—	(92)

Income taxes	13	22	—	35

Net Income	$68	$62	$—	$130

For the twelve months ended December 31, 2022 (In millions)	Distribution	Transmission	Reconciling Adjustments	JCP&L
Revenues	$1,972	$195	$(112)	$2,055
Operating Expenses:
Purchased power	972	—	—	972
Other operating expenses	582	132	(112)	602
Provision for depreciation	174	35	—	209
Amortization of regulatory assets, net	51	—	—	51
General taxes	17	1	—	18

Total operating expenses	1,796	168	(112)	1,852

Other Income (Expense):
Miscellaneous income, net	59	—	—	59
Pension and OPEB mark-to-market adjustment	(24)	(3)	—	(27)
Interest expense - other	(82)	(24)	—	(106)
Interest expense - affiliates	(1)	—	—	(1)
Capitalized financing costs	7	9	—	16

Total other expense	(41)	(18)	—	(59)

Income taxes	23	2	—	25

Net Income	$112	$7	$—	$119

Changes Between Twelve Months Ended December 31, 2023 and 2022 Financial Results (In millions)	Distribution	Transmission	Reconciling Adjustments	JCP&L
Revenues	$(38)	$9	$1	$(28)
Operating Expenses:
Purchased power	65	—	—	65
Other operating expenses	19	(67)	1	(47)
Provision for depreciation	16	6	—	22
Amortization (deferral) of regulatory assets, net	(125)	—	—	(125)
General taxes	3	—	—	3

Total operating expenses	(22)	(61)	1	(82)

Other Income (Expense):
Miscellaneous income, net	(17)	—	—	(17)
Pension and OPEB mark-to-market adjustment	(3)	1	—	(2)
Interest expense - other	(4)	—	—	(4)
Interest expense - affiliates	(13)	—	—	(13)
Capitalized financing costs	(1)	4	—	3

Total other expense	(38)	5	—	(33)

Income taxes	(10)	20	—	10

Net Income	$(44)	$55	$—	$11

Distribution - Results of Operations

Net income decreased $44 million in 2023, as compared to the same period of 2022, as described below.

Revenues

The $38 million decrease in total revenues resulted from the following sources:

	For the Years Ended December 31,
Revenues by Type of Service	2023	2022	Increase / (Decrease)
	(In millions)
Distribution services	$983	$1,025	$(42)

Generation sales:
Retail	925	923	2
Wholesale	5	8	(3)

Total generation sales	930	931	(1)
Other	21	16	5

Total Revenues	$1,934	$1,972	$(38)

Distribution services revenue decreased $42 million, primarily due to lower customer usage as a result of the weather.

Generation sales revenues decreased $1 million, primarily due to lower wholesale and retail sales volumes, partially offset by higher retail rates.

Operating Expenses

Total operating expenses decreased by $22 million in 2023, as compared to the same period of 2022, primarily due to the following:

•	Purchased power costs increased by $65 million primarily due to higher non-shopping generation auction rates.

•	Other operating expenses increased $19 million primarily due to:

•	Higher energy efficiency and other state mandated program costs of $23 million, which were deferred for future recovery, resulting in no material impact to earnings;

•	Higher other operating and maintenance expenses of $11 million, primarily associated with labor and employee benefits, including those associated with the PEER program and separation-related costs.

partially offset by:

•	Lower vegetation management expenses of $3 million, including accelerated work during 2022;

•	Lower network transmission expenses of $1 million, which were deferred for future recovery, resulting in no material impact to earnings; and

•	Lower uncollectible expenses of $11 million, of which $7 million were deferred for future recovery.

•	Deferral of regulatory assets, net, increased $125 million compared to the same period of 2022, primarily due to higher generation and transmission related deferrals.

•	Depreciation expense increased $16 million primarily due to a higher asset base.

Other Expenses

Total other expense increased $38 million in 2023, as compared to the same period of 2022, primarily due to lower pension and OPEB non-service credits, change in pension and OPEB mark-to-market adjustments and higher interest expense associated with higher short-term borrowings.

Income Taxes

The distribution segment’s effective tax rate for 2023 and 2022, was 16.0% and 17.0%, respectively.

Transmission - Results of Operations

Net income increased $55 million in 2023, as compared to the same period of 2022, as described below.

Revenues

Transmission revenues increased $9 million primarily due to the absence of a reserve for customer refunds associated with the FERC Audit and higher rate base from regulated investments.

Operating Expenses

Total operating expenses decreased by $61 million in 2023, as compared to the same period of 2022, primarily due to the absence of the reclassification of certain transmission capital assets to operating expenses as a result of the FERC Audit, partially offset by higher depreciation from a higher asset base. Other than the write-off of nonrecoverable transmission assets, nearly all operating expenses are recovered through formula rates, resulting in no material impact on current period earnings.

Other Expenses

Total other expenses decreased $5 million in 2023, as compared to the same period of 2022, primarily due to higher capitalized financing costs and the change in the pension and OPEB mark-to-market adjustment.

Income Taxes

The transmission segment’s effective tax rate for 2023 and 2022, was 26.2% and 22.2%, respectively. The increase in the effective tax rate was primarily due to the impact of permanent tax benefits on an increase in pre-tax income.

REGULATORY ASSETS AND LIABILITIES

The following table provides information about the composition of net regulatory assets and liabilities as of December 31, 2024, 2023, and 2022 and the changes during the years ended December 31, 2024, 2023, and 2022:

	As of December 31,
Net Regulatory Assets (Liabilities) by Source	2024	2023	2022	Change 24-23	Change 23-22
	(In millions)
Asset removal costs	$(83)	$(97)	$(92)	$14	$(5)
Customer payables for future income taxes	(410)	(426)	(449)	16	23
Spent nuclear fuel disposal costs	(72)	(83)	(83)	11	—
Deferred transmission costs	(3)	3	(11)	(6)	14
Deferred distribution costs	206	114	33	92	81
Deferred generation costs	(12)	(7)	(41)	(5)	34
Storm-related costs	310	280	310	30	(30)
Energy efficiency program costs	208	73	21	135	52
New Jersey societal benefit costs	87	79	94	8	(15)
Vegetation management costs	7	7	10	—	(3)
Other	27	9	14	18	(5)

Net Regulatory Assets (Liabilities) included on the Balance Sheets	$265	$(48)	$(194)	$313	$146

The following is a description of the regulatory assets and liabilities described above:

Asset removal costs - Reflects amounts to be recovered or refunded through future rates to pay for the cost of activities to remove assets, including obligations for which an ARO has been recognized, that are expected to be incurred at the time of retirement.

Customer payables for future income taxes - Reflects amounts to be recovered or refunded through future rates to pay income taxes that become payable when rate revenue is provided to recover items such as Allowance for Funds Used During Construction (“AFUDC”)-equity and depreciation of property, plant and equipment for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to federal and state tax rate changes such as the Tax Cuts and Jobs Act adopted December 22, 2017 (the “Tax Act”). These amounts are being amortized over the period in which the related deferred tax assets reverse, which is generally over the expected life of the underlying asset.

Spent nuclear fuel disposal costs - Reflects amounts collected from customers and the investment income, losses and changes in fair value of the trusts for spent nuclear fuel disposal costs related to the former nuclear generating facilities, Oyster Creek and Three Mile Island Unit 1.

Deferred transmission costs - Reflects differences between revenues earned based on actual costs for JCP&L’s formula transmission rate and the amounts billed, including amounts at December 31, 2023 expected to be refunded to, or recoverable from, wholesale transmission customers resulting from the FERC Audit, as further described below, which amounts are recorded as a regulatory asset or liability and recovered or refunded, respectively, in subsequent periods.

Deferred distribution costs - Principally represents costs related to the Advanced Metering Infrastructure (“AMI”) and electric vehicle programs in New Jersey.

Deferred generation costs - Principally represents total costs, including energy and capacity, paid to third-party suppliers for their provision of BGS supply.

Storm-related costs - Relates to the recovery of storm costs, of which $41 million, $55 million and $48 million are currently being recovered through rates as of December 31, 2024, 2023 and 2022, respectively.

Energy efficiency program costs - Primarily relates to the recovery or refund of costs associated with energy efficiency and renewable energy programs in New Jersey.

New Jersey societal benefit costs - Primarily relates to regulatory assets associated with Manufactured Gas Plants (“MGP”) remediation, universal service and lifeline funds, and the New Jersey Clean Energy Program.

Vegetation management costs - Relates to regulatory assets associated with the recovery of certain distribution vegetation management costs in New Jersey, which are being amortized through 2031.

The following table provides information about the composition of net regulatory assets that do not earn a current return as of December 31, 2024, 2023, and 2022, of which approximately $45 million, $59 million, $52 million, respectively, are currently being recovered through rates over varying periods, through 2068, depending on the nature of the deferral and the jurisdiction:

	As of December 31,
Regulatory Assets by Source Not Earning a Current Return	2024	2023	2022	Change 24-23	Change 23-22
	(In millions)
Storm-related costs	$310	$280	$310	$30	$(30)
Deferred distribution costs	101	66	25	35	41
Deferred generation costs	4	7	10	(3)	(3)
Vegetation management costs	7	7	10	—	(3)
Other	17	33	32	(16)	1

Regulatory Assets Not Earning a Current Return	$439	$393	$387	$46	$6

CAPITAL RESOURCES AND LIQUIDITY

JCP&L expects existing sources of liquidity to remain sufficient to meet its anticipated obligations. JCP&L’s business is capital intensive, requiring significant resources to fund operating expenses, construction expenditures, scheduled debt maturities and interest, and dividend payments to FE. The payment of dividends is reviewed by JCP&L senior management on an ongoing basis. Earnings, cash, capital structures, restrictions, expected ongoing cash and earnings, and other factors are reviewed by JCP&L senior management prior to a dividend recommendation being made for consideration and authorization by the JCP&L Board of Directors (the “JCP&L Board”).

In addition to internal sources to fund liquidity and capital requirements for 2025 and beyond, JCP&L expects to rely on external sources of funds. Short-term cash requirements not met by cash provided from operations are generally satisfied through short-term borrowings. Long-term cash needs may be met through the issuance of long-term debt or equity contributions from FE. JCP&L expects that borrowing capacity under its facility will continue to be available to manage working capital requirements along with continued access to long-term capital markets.

Capital investments by business segment are included below:

(In millions)	2025 Forecast	2026 Forecast	2027 Forecast	2028 Forecast	2029 Forecast
Distribution	$640	$665	$720	$765	$775
Transmission	$430	$495	$435	$605	$665

Total	$1,070	$1,160	$1,155	$1,370	$1,440

Economic conditions have stabilized across numerous material categories, but not all lead times have returned to pre-pandemic levels. Several key suppliers have seen improvements with capacity, but JCP&L continues to monitor the situation as demand increases across the industry, including due to data center usage. Inflationary pressures have moderated, which has improved the cost of materials, but certain categories have remained elevated. JCP&L continues to implement mitigation strategies to address supply constraints and does not expect any corresponding service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in demand, or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on JCP&L’s results of operations, cash flow and financial condition.

In February 2025, the new U.S. presidential administration announced the imposition of widespread and substantial tariffs on imports, with plans for additional tariffs to potentially be adopted in the future. Although certain of these tariffs were subsequently temporarily stayed, the situation is dynamic and subject to rapid change. The imposition of these or any other new or increased tariffs or resultant trade wars could have an adverse effect on JCP&L’s results of operations, cash flow and financial condition.

Any financing plans by JCP&L, including the issuance of equity and debt, and the refinancing of short-term and maturing long-term debt are subject to market conditions and other factors. No assurance can be given that any such issuances, financing or refinancing, as the case may be, will be completed as anticipated or at all. Any delay in the completion of financing plans could require JCP&L to utilize short-term borrowing capacity, which could impact available liquidity. In addition, JCP&L expects to continually evaluate any planned financings, which may result in changes from time to time.

As of December 31, 2024, JCP&L’s net surplus in working capital (current assets less current liabilities) was primarily due to accounts receivable for customers and affiliated companies and prepayments, partially offset by short-term borrowings, accounts payables, and other accrued expenses. JCP&L believes its cash from operations and available liquidity will be sufficient to meet its current working capital needs.

Short-Term Borrowings

JCP&L had $22 million and $462 million of outstanding affiliated and non-affiliated short-term borrowings as of December 31, 2024 and December 31, 2023, respectively.

Revolving Credit Facility

On October 24, 2024, JCP&L entered into amendments to its $750 million credit facility to, among other things, extend the maturity date of its credit facility for an additional one-year period, from October 18, 2027 to October 18, 2028.

Borrowings under the JCP&L credit facility may be used for working capital and other general corporate purposes. Generally, borrowings under the credit facility mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. The JCP&L credit facility contains financial covenants requiring JCP&L to maintain a consolidated debt-to-total-capitalization ratio (as defined under the credit facility) of no more than 65%, measured at the end of each fiscal quarter.

As of December 31, 2024, JCP&L had a debt-to-total-capitalization ratio of 32.4% which was in compliance with the applicable covenants under its credit facility.

The following table summarizes the limitations on short-term indebtedness applicable to JCP&L under current regulatory approvals and applicable statutory and/or charter limitations as of December 31, 2024:

Individual Borrower	Regulatory Debt Limitations		Credit Facility Limitations		Debt-to-Total- Capitalization Ratio
	(In millions)
JCP&L(1)	$1,000	(2)	$750	(3)	32.4%

(1)	Includes amounts which may be borrowed under the regulated companies’ money pool.
(2)	On March 21, 2025, JCP&L’s FERC regulatory short-term debt limitation was increased to $1.5 billion.
(3)	7.22 million of which was available to JCP&L as of December 31, 2024.

The JCP&L credit facility bears interest at fluctuating interest rates, primarily based on the secured overnight financing rate (“SOFR”), including term SOFR and daily simple SOFR. FirstEnergy has not hedged its interest rate exposure with respect to its floating rate debt. Accordingly, JCP&L’s interest expense for any particular period will fluctuate based on SOFR and other variable interest rates. Restricted access to capital markets and/or increased borrowing costs could have an adverse effect on JCP&L’s results of operations, cash flows, financial condition and liquidity.

Certain amounts are available for the issuance of LOCs (subject to borrowings drawn under the JCP&L credit facility) expiring up to one year from the date of issuance. The stated amount of outstanding LOCs will count against total commitments available under the credit facility.

Revolving Credit Facility	LOC Availability as of December 31, 2024	LOC Utilized as of December 31, 2024
	(In millions)
JCP&L	$100	$28

The JCP&L credit facility does not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings. Pricing is defined in “pricing grids,” whereby the cost of funds borrowed under the JCP&L credit facility are related to the credit ratings of the company borrowing the funds. Additionally, borrowings under the credit facility are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

As of December 31, 2024, JCP&L was in compliance with the applicable debt-to-total-capitalization ratio covenants in each case as defined under its credit facility.

FirstEnergy Money Pools

As a regulated money pool participant, JCP&L has the ability to borrow from regulated affiliates and FE to meet its short-term working capital requirements. FESC administers these money pools and tracks surplus funds of FE and the respective regulated and unregulated subsidiaries, as the case may be, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from their respective pool and is based on the average cost of funds available through the pool.

Average Interest Rates	Regulated Companies’ Money Pool
	2024	2023	2022
For the Years Ended December 31,	5.74%	6.30%	2.27%

Long-Term Debt Capacity

JCP&L’s access to capital markets and costs of financing are influenced by the credit ratings of their securities. The following table displays JCP&L’s credit ratings as of February 26, 2025:

Corporate Credit Rating			Senior Secured			Senior Unsecured			Outlook/Credit Watch(1)
S&P	Moody’s	Fitch	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch
BBB	A3	A-	—	—	—	BBB	A3	A	P	S	S

(1)	S = Stable, P = Positive

The applicable undrawn and drawn margin on the JCP&L credit facility is subject to ratings-based pricing grids. The applicable fee paid on the undrawn commitments under the JCP&L credit facility is based on each borrower’s senior unsecured non-credit enhanced debt ratings as determined by S&P and Moody’s. The fees paid on actual borrowings are determined based on each borrower’s senior unsecured non-credit enhanced debt ratings as determined by S&P and Moody’s.

Changes in Cash Position

As of December 31, 2024 and December 31, 2023, JCP&L had no cash and cash equivalents or restricted cash on the Balance Sheets.

The following table summarizes the major classes of cash flow items for the years ended December 31, 2024, 2023 and 2022:

	For the Years Ended December 31,
(In millions)	2024	2023	2022
Net cash provided from operating activities	$607	$264	$439
Net cash used for investing activities	(947)	(690)	(526)
Net cash provided from (used for) financing activities	340	426	(83)

Net change in cash, cash equivalents, and restricted cash	—	—	(170)
Cash, cash equivalents, and restricted cash at beginning of period	—	—	170

Cash, cash equivalents, and restricted cash at end of period	$—	$—	$—

Cash Flows From Operating Activities

Net cash provided from operating activities during the years ended December 31, 2024, 2023 and 2022 were $607 million, $264 million and $439 million, respectively.

The increase in cash provided from operating activities in 2024 compared to 2023 is primarily due to:

•	Higher distribution revenues from the implementation of the new base rate case in 2024;

•	Higher return on rate base from regulated transmission investments;

•	Increased customer usage and demand;

•	The return of cash collateral in 2024 that was previously posted with PJM, which was replaced with issuances of letters of credit;

•	The absence of cash collateral returned to certain generation suppliers that serve shopping customers during 2023 that was previously received as a result of changes in power prices; and

•

An increase in cash receipts from the utilization of federal net operating loss (“NOL”) carryforwards by other affiliates under the intercompany income tax sharing agreement, as well as the deferral of income taxes related to activity of book regulatory assets and liabilities.

The increase in cash from provided from operating activities was partially offset by higher non-deferred storm restoration expenses.

The decrease in cash provided from operating activities in 2023 compared to 2022 is primarily due to:

•	Lower distribution sales and customer usage as a result of the weather;

•	The return of cash collateral to certain generation suppliers in 2023 that was previously received in 2022 as a result of changes in power prices; and

•	Lower net transmission revenue collection based on the timing of formula rate collections.

Cash Flows From Investing Activities

Net cash used for investing activities in 2024 principally represented cash used for capital investments. The following table summarizes investing activities for the years ended December 31, 2024, 2023 and 2022:

	For the Years Ended December 31,
Cash From Investing Activities	2024	2023	2022
	(in millions)
Capital investments	$(877)	(633)	$(483)
Sales of investment securities held in trusts	121	38	48
Purchases of investment securities held in trusts	(134)	(50)	(59)
Asset removal costs	(57)	(45)	(32)

Net cash used for investing activities	$(947)	$(690)	$(526)

Cash used for investing activities during 2024 increased $257 million, as compared to 2023, primarily due to higher capital investments.

Cash used for investing activities during 2023 increased $164 million, as compared to 2022, primarily due to higher capital investments.

Cash Flows From Financing Activities

For the years ended December 31, 2024, 2023 and 2022, cash provided from (used for) financing activities was $340 million, $426 million and $(83) million, respectively. The following table summarizes the financing activities for the years ended December 31, 2024, 2023, and 2022, respectively:

	For the Years Ended December 31,
Cash From Financing Activities	2024	2023	2022
	(in millions)
New financing-
Long-term debt	$700	$—	$—
Short-term borrowings-
Affiliated companies, net	—	197	—
Other, net	—	200	—

	For the Years Ended December 31,
Cash From Financing Activities	2024	2023	2022
	(in millions)
Redemptions and repayments-
Long-term debt	(500)	—	—
Short-term borrowings-
Affiliated companies, net	(240)	—	(7)
Other, net	(200)	—	—
Equity contribution from parent	740	30	—
Common stock dividend payments	(150)	—	(75)
Other	(10)	(1)	(1)

Net cash provided from (used for) financing activities	$340	$426	$(83)

JCP&L had the following redemption and issuance during the twelve months ended December 31, 2024.

Company	Type	Issuance Date	Interest Rate	Maturity	Amount (in Millions)	Description
				Redemptions
JCP&L	Unsecured Notes	April, 2024	4.70%	2024	$500	JCP&L redeemed unsecured notes that became due.
				Issuances

JCP&L	Unsecured Notes with registration rights	December, 2024	5.10%	2035	$700	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

As noted above, on December 5, 2024, JCP&L issued $700 million of unsecured senior notes due in 2035 in a private offering that included a registration rights agreement in which JCP&L agreed to conduct an exchange offer of these senior notes for like principal amounts registered under the Securities Act. JCP&L also agreed to file a shelf registration statement with the SEC to cover resales of the senior notes under certain circumstances. In the event that JCP&L’s exchange offer is not completed or the shelf registration statement, if required, is not effective by the 366th day after December 5, 2024, or the effective shelf registration stops being effective for 60 days during any 12-month period, then additional interest will accrue on the coupon. Interest will accrue at a rate of 25 basis points for the first 90 days and an additional 25 basis points in the subsequent 90-day period, but not to exceed 50 basis points per year. However, if the additional interest is triggered, the interest rate will reset to the original notes rate once the registration statement is effective, or the shelf registration, if required, becomes effective. JCP&L plans to file a registration statement for the exchange offer before the end of the first quarter of 2025.

JCP&L may from time to time, seek to retire or purchase outstanding debt through open-market purchases, privately negotiated transactions or otherwise. Such repurchases, if any, will be upon such terms and at such prices as JCP&L or its affiliates may determine, and will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.

Cash Requirements and Commitments

JCP&L has certain obligations and commitments to make future payments under contracts.

As of December 31, 2024 (Undiscounted)	Total	2025	2026-2027	2028-2029	Thereafter
	(In millions)
Long-term debt(1)	$2,350	$—	$650	$—	$1,700
Short-term borrowings	22	22	—	—	—
Interest on long-term debt	861	109	163	161	428
Operating leases(2)	64	12	23	16	13
Finance leases(2)	7	2	5	—	—
Committed investments	2,075	658	920	497	—

Total	$5,379	$803	$1,761	$674	$2,141

(1)	Excludes unamortized discounts and premiums.
(2)	See Note 5, “Leases,” of the Notes to the Audited Financial Statements.

The table above excludes regulatory liabilities (see “—Regulatory Assets and Liabilities” above), AROs, reserves for litigation, injuries and damages, environmental remediation, and annual insurance premiums, since the amount and timing of the cash payments are uncertain. The table also excludes accumulated deferred income taxes and investment tax credits since cash payments for income taxes are determined based primarily on taxable income for each applicable fiscal year.

GUARANTEES AND OTHER ASSURANCES

JCP&L has various financial and performance guarantees and indemnifications which are issued in the normal course of business. These contracts include performance guarantees, stand-by LOCs, debt guarantees, surety bonds and indemnifications. JCP&L enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments JCP&L could be required to make under these guarantees as of December 31, 2024 and 2023, was $47 million and $20 million, respectively.

Collateral and Contingent-Related Features

In the normal course of business, JCP&L may enter into physical or financially settled contracts for the sale and purchase of electric capacity, energy, fuel and emission allowances. Certain agreements contain provisions that require JCP&L to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon JCP&L’s credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty.

JCP&L has posted $28 million of collateral in the form of LOCs as of December 31, 2024 and $29 million of collateral, mainly in the form of cash, as of December 31, 2023. JCP&L is holding $2 million and $3 million of net cash collateral as of December 31, 2024 and December 31, 2023, respectively, from certain generation suppliers, and such amount is included in “Other current liabilities” on JCP&L’s Balance Sheets.

These credit-risk-related contingent features stipulate that if JCP&L were to be downgraded or lose its investment grade credit rating (based on its senior unsecured debt rating), it would be required to provide additional collateral. The following table discloses the potential additional credit rating contingent contractual collateral obligations as of December 31, 2024 and 2023:

Potential Collateral Obligations	As of December 31, 2024	As of December 31, 2023
	(In millions)
Contractual obligations for additional collateral
Upon downgrade	$46	$35

Potential Collateral Obligations	As of December 31, 2024	As of December 31, 2023
	(In millions)
Surety bonds (collateralized amount)(1)	19	18

Total Exposure from Contractual Obligations	$65	$53

(1)

Surety bonds are not tied to a credit rating, and their impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond except with respect to $1 million as of December 31, 2024 and December 31, 2023 of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

CREDIT RISK

Credit risk is the risk that JCP&L would incur a loss as a result of nonperformance by counterparties of their contractual obligations. JCP&L maintains credit policies and procedures with respect to counterparty credit (including requirements that counterparties maintain specified credit ratings) and require other assurances in the form of credit support or collateral in certain circumstance in order to limit counterparty credit risk. JCP&L has concentrations of suppliers and customers. These concentrations may impact JCP&L’s overall exposure to credit risk, positively or negatively, as counterparties may be similarly affected by changes in economic, regulatory or other conditions. In the event an energy supplier of JCP&L defaults on its obligation, JCP&L would be required to seek replacement power in the market. In general, subject to regulatory review or other processes, it is expected that appropriate incremental costs incurred by these entities would be recoverable from customers through applicable rate mechanisms, thereby mitigating the financial risk for these entities. JCP&L’s credit policies to manage credit risk include the use of an established credit approval process, daily credit mitigation provisions, such as margin, prepayment or collateral requirements. JCP&L may request additional credit assurance, in certain circumstances, in the event that the counterparties’ credit ratings fall below investment grade, their tangible net worth falls below specified percentages or their exposures exceed an established credit limit.

EQUITY PRICE RISK

FirstEnergy provides qualified benefit plans (the FirstEnergy Master Pension Plan and the FirstEnergy Welfare Plan) that cover substantially all employees and non-qualified defined benefit plans that cover certain employees, including employees of JCP&L. FirstEnergy’s pension and other postretirement benefit (OPEB) plans are neither multiemployer nor multiple-employer plans. JCP&L recognizes its allocated portion of the expected cost of providing pension and OPEB to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits. JCP&L also recognizes its allocated portion of obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

As of December 31, 2024, the FirstEnergy pension plan assets were allocated approximately as follows: 25% in equity securities, 23% in fixed income securities, 4% in hedge funds, 1% in insurance-linked securities, 9% in real estate, 20% in private equity and debt funds, (1)% in derivatives and 19% in cash and short-term securities. FirstEnergy does not currently expect to have a required contribution to the pension plan until 2027, which based on various assumptions, including an expected rate of return on assets of 8.5% for 2025 is expected to be approximately $300 million, none of which is expected to be contributed by JCP&L. However, FirstEnergy and JCP&L may elect to contribute to the pension plan voluntarily.

As of December 31, 2024, FirstEnergy’s OPEB plan assets were allocated approximately as follows: 55% in equity securities, 25% in fixed income securities and 20% in cash and short-term securities. See Note 3, “Pension and Other Post-Employment Benefits,” of the Notes to Financial Statements for additional details on the pension and OPEB plans.

During 2024, FirstEnergy’s pension plan assets have lost approximately 0.4% as compared to an annual expected return on plan assets of 8.0%, and FirstEnergy’s OPEB plan assets have gained approximately 13.4% as compared to an annual expected return on plan assets of 7.0%.

INTEREST RATE RISK

JCP&L’s exposure to fluctuations in market interest rates is reduced since all long-term debt has fixed interest rates, as noted in the table below. JCP&L is subject to the inherent interest rate risks related to refinancing maturing debt by issuing new debt securities.

Comparison of Carrying Value to Fair Value as of December 31, 2024
Year of Maturity or Notice of Redemption	2025	2026	2027	2028	2029	There-after	Total	Fair Value
	(In millions)
Assets:
Investments Other Than Cash and Cash Equivalents:
Fixed Income	$24	$20	$15	$2	$6	$203	$270	$270
Average interest rate	4.9%	4.5%	4.8%	5.1%	4.9%	4.9%	4.5%

Liabilities:
Long-term Debt:
Fixed rate	$—	$650	$—	$—	$—	$1,700	$2,350	$2,284
Average interest rate	—%	4.3%	—%	—%	—%	4.8%	4.6%

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

JCP&L prepares financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Application of these principles often requires a high degree of judgment, estimates and assumptions that affect financial results. JCP&L’s accounting policies require significant judgment regarding estimates and assumptions underlying the amounts included in the financial statements. Additional information regarding the application of accounting policies is included in the Notes to Financial Statements.

Loss Contingencies

JCP&L regularly assesses its liabilities and contingencies in connection with asserted or potential matters and establishes reserves when appropriate. In the preparation of the financial statements, JCP&L makes judgments regarding the future outcome of contingent events based on currently available information and accrues liabilities when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where JCP&L determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. Circumstances change over time and actual results may vary significantly from estimates. Please see Note 10, “Regulatory Matters,” and Note 11, “Commitments, Guarantees and Contingencies,” of the Notes to the Audited Annual Financial Statements.

Revenue Recognition

The accounting treatment for revenue recognition is based on the nature of the underlying transaction and applicable authoritative guidance. JCP&L accounts for revenues from contracts with customers under Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers.” Revenue from financial instruments, derivatives, late payment charges and other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP guidance.

Contracts with Customers

JCP&L follows the accrual method of accounting for revenues, recognizing revenue for electricity that has been delivered to customers but not yet billed through the end of the accounting period. The determination of electricity sales to individual customers is based on meter readings, which occur on a systematic basis throughout the month. At the end of each month, electricity delivered to customers since the last meter reading is estimated and a corresponding accrual for unbilled sales is recognized. The determination of unbilled sales and revenues requires management to make estimates regarding electricity available for retail load, transmission and distribution line losses, demand by customer class, applicable billing demands, weather-related impacts, number of days unbilled and tariff rates in effect within each customer class.

Transmission revenues are primarily derived from forward-looking formula rates. Forward-looking formula rates recover costs that the regulatory agencies determine are permitted to be recovered and provide a return on transmission capital investment. Under forward-looking formula rates, the revenue requirement is updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on actual rate base and costs. Revenues and cash receipts for the stand-ready obligation of providing transmission service are recognized ratably over time.

JCP&L has elected the optional invoice practical expedient for most of its revenues and utilizes the optional short-term contract exemption for transmission revenues due to the annual establishment of revenue requirements, which eliminates the need to provide certain revenue disclosures regarding unsatisfied performance obligations. See Note 2, “Revenue,” of the Notes to the Audited Annual Financial Statements for additional information.

Regulatory Accounting

JCP&L is subject to regulation that sets the prices (rates) it is permitted to charge customers based on costs that the regulatory agencies determine are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows.

JCP&L reviews the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, JCP&L will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. If recovery of a regulatory asset is no longer probable, JCP&L will write off that regulatory asset as a charge against earnings. JCP&L considers the entire regulatory asset balance as the unit of account for the purposes of balance sheet classification rather than the next year’s recovery and as such net regulatory assets and liabilities are presented in the non-current section on the JCP&L Balance Sheets. See Note 10, “Regulatory Matters,” of the Notes to Audited Financial Statements for additional information.

Pension and OPEB Accounting

FirstEnergy provides qualified benefit plans (the FirstEnergy Master Pension Plan and the FirstEnergy Welfare Plan) that cover substantially all employees and non-qualified defined benefit plans that cover certain employees, including employees of JCP&L.

The retirement plans provide defined benefits based on years of service and compensation levels. Under the cash balance formula of the FirstEnergy Master Pension Plan (for employees hired on or after January 1, 2014), FirstEnergy makes contributions on behalf of eligible employees based on a pay credit and an interest credit. In addition, FirstEnergy provides a minimum amount of noncontributory life insurance to retired employees. Health care benefits, which include certain employee contributions, deductibles and co-payments, are also available upon retirement to certain employees, their dependents and, under certain circumstances, their survivors.

FirstEnergy’s pension and other postretirement benefit (OPEB) plans are neither multiemployer nor multiple-employer plans. JCP&L recognizes its allocated portion of the expected cost of providing pension and OPEB to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits. JCP&L also recognizes its allocated portion of obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

FirstEnergy pension and OPEB obligations are based on various assumptions in calculating these amounts. These assumptions include discount rates, health care cost trend rates, expected return on plan assets, compensation increases, retirement rates, mortality rates, among others. Actual results that differ from the assumptions and changes in assumptions are recognized as a pension and OPEB mark-to-market adjustment in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for remeasurement and affect obligations.

Discount Rate - The discount rate is determined using currently available rates of return on high-quality fixed income investments expected to be available during the period to maturity of the pension and OPEB obligations. FirstEnergy utilizes a spot rate approach in the estimation of the components of benefit cost by applying specific spot rates along the full yield curve to the relevant projected cash flows. FirstEnergy utilizes an analytical tool developed by its actuary to determine the discount rates.

Expected Return on Plan Assets - The expected return on pension and OPEB assets is based on input from investment consultants, including the trusts’ asset allocation targets, the historical performance of risk-based and fixed income securities and other factors. The gains or losses generated as a result of the difference between expected and actual returns on plan assets is recognized as a pension and OPEB mark-to-market adjustment in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for remeasurement. The expected return on pension and OPEB assets for 2025 is 8.5% and 7.0%, respectively.

Mortality Rates - The mortality assumption is composed of a base table that represents the current expectation of life expectancy of the population adjusted by an improvement scale that attempts to anticipate future improvements in life expectancy. The Pri-2012 mortality table with projection scale MP-2021, actuarially adjusted to reflect increased mortality due to the ongoing impact of COVID-19 was utilized to determine the 2025 benefit cost and obligation as of December 31, 2024, for FirstEnergy’s pension and OPEB plans. The MP-2021 scale was published in 2021 by the Society of Actuaries.

Health Care Trend Rates - Included in determining trend rate assumptions are the specific provisions of FirstEnergy’s health care plans, the demographics and utilization rates of plan participants, actual cost increases experienced in FirstEnergy’s health care plans, and projections of future medical trend rates.

Net Periodic Benefit Costs (Credits) - In addition to service costs, interest on obligations, expected return on plan assets, and prior service costs, FirstEnergy and JCP&L recognize in net periodic benefit costs a pension and OPEB mark-to-market adjustment for the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement.

Assumption	Pension	OPEB
Effective rate for interest on benefit obligations	5.41%	5.28%
Effective rate for service costs	5.89%	5.98%
Effective rate for interest on service costs	5.66%	5.88%
Expected return on plan assets	8.50%	7.00%
Rate of compensation increase	4.30%	N/A

See Note 3, “Pension and Other Postemployment Benefits,” of the Notes to the Audited Financial Statements for additional information related to JCP&L’s pension and OPEB obligations.

Income Taxes

Judgment and the use of estimates are required in developing the provision for income taxes, reserve amounts for uncertain tax positions, and reporting of tax-related assets and liabilities such as the interpretation of tax laws and associated regulations. JCP&L is required to make judgments regarding the potential tax effects of various transactions and results of operations in order to estimate its obligations to taxing authorities.

Accounting for tax obligations requires judgments, including assessing whether tax benefits are more likely than not to be sustained, and estimating reserves for potential adverse outcomes regarding tax positions that have been taken. JCP&L records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to temporary tax and accounting basis differences and tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled.

JCP&L accounts for uncertainty in income taxes in its financial statements using a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. JCP&L recognizes interest expense or income related to uncertain tax positions by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken, or expected to be taken, on the tax return.

Actual income taxes could vary from estimated amounts due to the future impacts of various items, including future changes in income tax laws, or new regulations or guidance, forecasted results of operations, failure to successfully implement tax planning strategies, as well as results of audits and examinations of filed tax returns by taxing authorities.

See Note 4, “Taxes,” of the Notes to the Audited Financial Statements for additional information on income taxes.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 1, “Organization and Basis of Presentation,” of the Notes to the Audited Annual Financial Statements included in this prospectus discussion of new accounting pronouncements.

OUTLOOK

INCOME TAXES

The IRA of 2022, among other things, imposes a new 15% corporate AMT based on AFSI applicable to corporations with a three-year average AFSI over $1 billion. The AMT is effective for the 2023 tax year and, if applicable, corporations must pay the greater of the regular corporate income tax or the AMT. The IRA of 2022 requires the U.S. Treasury to provide regulations and other guidance necessary to administer the AMT, including further defining allowable adjustments to determine AFSI, which directly impacts the amount of AMT to be paid. On September 12, 2024, the U.S. Treasury issued proposed regulations for the AMT for comments. FirstEnergy and JCP&L are assessing the proposed regulations but continue to believe that it is more likely than not they will be subject to AMT, however, the completion of the U.S. Treasury’s rulemaking process and the future issuance of final regulations, as well as potential future federal tax legislation or presidential executive orders, could significantly change FirstEnergy’s and/or JCP&L’s AMT estimates or their conclusion as to whether they are AMT payers at all. Additionally, the regulatory treatment of the IRA of 2022 may also be subject to regulation by FERC and/or applicable state regulatory authorities. Any adverse development in the IRA of 2022, including guidance from the U.S. Treasury and/or the IRS or unfavorable regulatory treatment, could negatively impact JCP&L’s cash flows, results of operations, and financial condition.

STATE REGULATION

JCP&L’s retail rates, conditions of service, issuance of securities and other matters are subject to regulation in New Jersey by the NJBPU. JCP&L’s current state base rate order has been effective since June 2024 and includes a capital structure of 48.1%/51.9% debt/equity and an allowed return on equity (“ROE”) of 9.6%.

NEW JERSEY

JCP&L operates under NJBPU approved rates that took effect as of February 15, 2024, and became effective for customers as of June 1, 2024. JCP&L provides BGS for retail customers who do not choose a third-party Electric Generation Supplier (“EGS”) and for customers of third-party EGSs that fail to provide the contracted service. All New Jersey EDCs participate in this competitive BGS procurement process and recover BGS costs directly from customers as a charge separate from base rates.

The base rate increase approved by the NJBPU on February 14, 2024, took effect on February 15, 2024, and became effective for customers on June 1, 2024. Until those new rates became effective for customers, JCP&L was amortizing an existing regulatory liability totaling approximately $18 million to offset the base rate increase that otherwise would have occurred in this period. Under the base rate case settlement agreement, JCP&L also agreed to a two-phase reliability improvement plan to enhance the reliability related to 18 high-priority circuits, the first phase of which began on February 14, 2024, and represents an approximate investment of $95 million. Additionally, JCP&L recognized a $53 million pre-tax charge in the first quarter of 2024 at the Distribution segment within “Other operating expenses” on the JCP&L Statements of Income, associated with certain corporate support costs recorded to capital accounts from the FERC Audit that were determined, as a result of the settlement agreement, to be disallowed from future recovery.

JCP&L has implemented energy efficiency and peak demand reduction programs in accordance with the New Jersey Clean Energy Act as approved by the NJBPU in April 2021. The NJBPU approved plans include recovery of lost revenues resulting from the programs and a three-year plan (July 2021-June 2024) including total program costs of $203 million, of which $160 million of investment is recovered over a ten-year amortization period with a return as well as $43 million in operations and maintenance expenses and financing costs recovered on an annual basis. On May 22, 2024, the NJBPU approved JCP&L’s request for a six-month extension of the Energy Efficiency and Conservation (“EE&C”) Plan I, to December 31, 2024. The budget for the extension period adds approximately $69 million to the original program cost and JCP&L will recover the costs of the extension period and the revenue impact of sales losses resulting therefrom through two separate tariff riders. On December 1, 2023, JCP&L filed a related petition with the NJBPU requesting approval of its EE&C Plan II, which covers the January 1, 2025 through June 30, 2027 period and had a proposed budget of approximately $964 million. EE&C Plan II, as filed, consisted of a portfolio of ten energy efficiency programs, one peak demand reduction program and one building decarbonization program. Under the proposal, JCP&L would recover its EE&C Plan II revenue requirements and lost revenues from reduced electricity sales associated with EE&C Plan II. On October 30, 2024, the NJBPU approved the parties’ stipulation of settlement, wherein the parties agreed to a budget of approximately $817 million for EE&C Plan II, including $784 million of investments that will earn a return on equity of 9.6%, with an equity ratio of 52%, and be recovered over 10 years.

The settlement of the distribution rate case in 2020, provided among other things, that JCP&L would be subject to a management audit, which began in May 2021. On April 12, 2023, the NJBPU accepted the final management audit report for filing purposes and ordered that interested stakeholders file comments on the report by May 22, 2023, which deadline was extended until July 31, 2023. JCP&L and one other party filed comments on July 31, 2023.

On September 17, 2021, in connection with Mid-Atlantic Offshore Development, LLC, a transmission company jointly owned by Shell New Energies US and EDF Renewables North America, JCP&L submitted a proposal to the NJBPU and PJM to build transmission infrastructure connecting offshore wind-generated electricity to the New Jersey power grid. On October 26, 2022, the JCP&L proposal was accepted, in part, in an order issued by NJBPU. The proposal, as accepted, included approximately $723 million in investments for JCP&L to both build new and upgrade existing transmission infrastructure. JCP&L’s proposal projects an investment ROE of 10.2% and includes the option for JCP&L to acquire up to a 20% equity stake in Mid-Atlantic Offshore Development, LLC. The resulting rates associated with the project are expected to be shared among the ratepayers of all New Jersey electric utilities. On April 17, 2023, JCP&L applied for the FERC “abandonment” transmission rates incentive, which would provide for recovery of 100% of the cancelled prudent project costs that are incurred after the incentive is approved, and 50% of the costs incurred prior to that date, in the event that some or all of the project is cancelled for reasons beyond JCP&L’s control. On August 21, 2023, FERC approved JCP&L’s application, effective August 22, 2023. On October 31, 2023, offshore wind developer, Orsted, announced plans to cease development of two offshore wind projects in New Jersey—Ocean Wind 1 and 2—having a combined planned capacity of 2,248 megawatts (“MWs”). On January 30, 2025 and February 25, 2025, Shell New Energies US and EDF Renewables North America respectively announced that each was exiting its Atlantic Shores partnership to construct wind energy off the shore of New Jersey. These cancellations do not directly affect JCP&L’s awarded projects, and JCP&L remains under an obligation to begin construction in 2025 based on current NJBPU direction. JCP&L continues to monitor the situation and is engaging state officials about impacts of these announcements to its transmission projects.

Consistent with the commitments made in its proposal to the NJBPU, JCP&L formally submitted in November 2023 the first part of its application to the U.S. Department of Energy (“DOE”) to finance a substantial portion of the project using low-interest rate loans available under the DOE’s Energy Infrastructure Reinvestment Program of the IRA of 2022. JCP&L submitted the second part of its two-part application on March 13, 2024, which was approved on May 17, 2024. The DOE Loan Program Office has initiated a due diligence review of the application.

On November 9, 2023, JCP&L filed a petition for approval of its second infrastructure investment program (“EnergizeNJ”) with the NJBPU that would, among other things, support grid modernization, system resiliency and substation modernization in technologies designed to provide enhanced customer benefits. JCP&L proposes EnergizeNJ will be implemented over a five-year budget period with estimated costs of approximately $935 million over the deployment period, of which, $906 million is capital investments and $29 million is operating and maintenance expenses. Under the proposal, the capital costs of EnergizeNJ would be recovered through JCP&L’s base rates via annual and semi-annual base rate adjustment filings. The 2023 base rate case stipulation that was filed on February 2, 2024, necessitated amendments to the EnergizeNJ program. On February 14, 2024, the NJBPU approved the stipulated settlement between JCP&L and various parties, resolving JCP&L’s request for a distribution base rate increase. On February 27, 2024, as part of the stipulated settlement, JCP&L amended its pending EnergizeNJ petition following receipt of NJBPU approval of the base rate case settlement, to remove the high-priority circuits that are to be addressed in the first phase of its reliability improvement plan and to include the second phase of its reliability improvement plan that is expected to further address certain high-priority circuits that require additional upgrades. EnergizeNJ, if approved as amended, will result in the investment of approximately $930.5 million of total estimated costs over five years. JCP&L and various parties are engaged in settlement discussions with respect to the pending EnergizeNJ petition.

FERC REGULATORY MATTERS

Under the FPA, FERC regulates rates for interstate wholesale sales, transmission of electric power, accounting and other matters. With respect to its transmission services and rates, JCP&L is subject to regulation by FERC. FERC regulations require JCP&L to provide open access transmission service at FERC-approved rates, terms and conditions. JCP&L’s transmission facilities are subject to functional control by PJM and transmission service using their transmission facilities is provided by PJM under the PJM Tariff. JCP&L’s FERC rate order in effect for transmission customer billings has been effective since January 2020, include a capital structure of actual (13-month average) and an allowed ROE of 10.2%.

FERC regulates the sale of power for resale in interstate commerce in part by granting authority to public utilities to sell wholesale power at market-based rates upon showing that the seller cannot exert market power in generation or transmission or erect barriers to entry into markets. JCP&L has been authorized by FERC to sell wholesale power in interstate commerce at market-based rates and have a market-based rate tariff on file with FERC, although major wholesale purchases remain subject to review and regulation by the relevant state commissions.

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on JCP&L. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FirstEnergy operates, including those of JCP&L, are located within the RFC region. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

JCP&L believes that it is in material compliance with all currently effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, JCP&L occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, JCP&L develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on JCP&L’s part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on its financial condition, results of operations, and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy had implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis. With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, JCP&L recorded in the third quarter of 2022 approximately $8 million (pre-tax) in expected customer refunds, plus interest, due to its wholesale transmission customers and reclassified approximately $76 million of certain transmission capital assets to operating expenses for the audit period, of which $63 million (pre-tax) are not expected to be recoverable and impacted JCP&L’s earnings since they relate to costs capitalized during stated transmission rate time periods. JCP&L has recovered approximately $13 million of costs reclassified to operating expenses in its transmission formula rate revenue requirements as of December 31, 2024. These reclassifications also resulted in a reduction to JCP&L’s rate base by approximately $56 million, which is not expected to materially impact JCP&L’s future earnings. The expected wholesale transmission customer refunds were recognized as a reduction to revenue, and the amount of reclassified transmission capital assets that are not expected to be recoverable were recognized at the Transmission segment within “Other operating expenses” on JCP&L’s Statements of Income.

On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FirstEnergy’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. On July 5, 2024 and September 26, 2024, the FERC Office of Enforcement issued additional data requests related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. On September 10, 2024 and January 13, 2025, the FERC Office of Enforcement issued a set of further data requests related to the classification and recovery of a since terminated fuel consulting contract, to which another FirstEnergy responded. The FERC Office of Enforcement issued another set of data requests related to the same fuel consulting contract on January 13, 2025, to which FirstEnergy responded. If the FERC Office of Energy Market Regulation and the FERC Office of Enforcement were to successfully challenge the recovery of the 2022 reclassified operating expenses and formula transmission rates it could have a material adverse effect on JCP&L’s financial conditions, result of operations, and cash flows.

Transmission ROE

A proposed rulemaking proceeding concerning transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act was initiated in March of 2020 and remains pending before FERC. Among other things, the rulemaking explored whether utilities should collect an “RTO membership” ROE incentive adder for more than three years. FirstEnergy is a member of PJM, and its transmission subsidiaries could be affected by the proposed rulemaking. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to FirstEnergy’s transmission incentive ROE, such changes will be applied on a prospective basis.

Transmission Planning Supplemental Projects: Ohio Consumers Counsel v American Transmission Systems, Incorporated (“ATSI”), et al.

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. Subsequently, intervenors expanded the scope of this proceeding to all of the transmission utilities in PJM. ATSI and the other transmission utilities in Ohio and PJM filed comments and the complaint is pending before FERC.

Local Transmission Planning Complaint: Industrial Energy Consumers of America, et al. v. Avista Corporation, et al.

On December 19, 2024, the Industrial Energy Consumers of America, a group representing large industrial customers, and state consumer advocates filed a complaint at FERC that asserts that transmission owners are overbuilding “local transmission facilities” with corresponding unjustified increases in transmission rates. The complaint demands that FERC: (i) prohibit transmission owners from planning “local transmission facilities” that are rated at 100kV or higher, (ii) appoint “independent transmission monitors” to conduct such planning, and (iii) condition construction of local transmission facilities on the facility having been planned by the “independent transmission monitor.” FirstEnergy expects to participate in this matter through a consortium of PJM transmission owners and through certain trade groups, including EEI. FirstEnergy is unable to predict the outcome or estimate the impact that this complaint may have on JCP&L or its transmission capital investment strategy.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate JCP&L with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While JCP&L’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. JCP&L cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

Regulation of Waste Disposal

JCP&L has been named as a potentially responsible party at waste disposal sites, which may require cleanup under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”). Allegations of disposal of hazardous substances at historical sites and the liability involved are often unsubstantiated and subject to dispute; however, federal law provides that all potentially responsible parties for a particular site may be liable on a joint and several basis. Environmental liabilities that are considered probable have been recognized on JCP&L’s Balance Sheets as of December 31, 2024, based on estimates of the total costs of cleanup, JCP&L’s proportionate responsibility for such costs and the financial ability of other unaffiliated entities to pay. Total liabilities of approximately $76 million have been accrued through December 31, 2024, of which, approximately $69 million are for environmental remediation of former MGP and gas holder facilities in New Jersey, which are being recovered by JCP&L through a non-bypassable societal benefits charge. JCP&L could be found potentially responsible for additional amounts or additional sites, but the loss or range of losses cannot be determined or reasonably estimated at this time.

OTHER LEGAL PROCEEDINGS

United States v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. On January 17, 2025, the U.S. Attorney’s Office announced that a federal grand jury charged two former FirstEnergy senior officers with one count of participating in a Racketeer Influenced and Corrupt Organizations Act conspiracy. The allegations in the indictment are largely based on the conduct described in the DPA.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter as to FE. Under the DPA, FE agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA required that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, consisting of (x) $115 million paid by FE to the United States Treasury and (y) $115 million paid by FE to the Ohio Development Service Agency (the “ODSA”) to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of the U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates or charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office, including the aforementioned federal indictment against two former FirstEnergy senior officers. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information.

Legal Proceedings Relating to United States v. Larry Householder, et al.

On August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FE, and on September 1, 2020, issued subpoenas to FE and certain FE officers relating to the conduct described in the DPA. On April 28, 2021, July 11, 2022, and May 25, 2023, the SEC issued additional subpoenas to FE, with which FE has complied. FirstEnergy cooperated fully with the SEC investigation, and on September 12, 2024, the SEC issued a settlement order that concluded and resolved the investigation in its entirety. Under the terms of the settlement, FE agreed to pay a civil penalty of $100 million and to cease and desist from committing or causing any violations and any future violations of specified provisions of the federal securities laws and rules promulgated thereunder, which was recognized as a loss contingency of $100 million in the second quarter of 2024 and paid on September 25, 2024.

On June 29, 2023, the Ohio Organized Crime Investigations Commission (the “OOCIC”) served FE a subpoena, seeking information relating to the conduct described in the DPA. FirstEnergy was not aware of the OOCIC’s investigation prior to receiving the subpoena and understood that the OOCIC’s investigation was also focused on the conduct described in the DPA, other than with respect to the March 25, 2024, felony indictment of Mr. Householder brought in Cuyahoga County, Ohio. FirstEnergy is cooperating with the OOCIC in its investigation. On February 12, 2024, and in connection with the OOCIC’s ongoing investigation, an indictment by a grand jury of Summit County, Ohio was unsealed against the now-deceased, former chairman of the Public Utilities Commission of Ohio (“PUCO”), and two former FirstEnergy senior officers, charging each of them with several felony counts, including bribery, telecommunications fraud, money laundering and aggravated theft, related to payments described in the DPA. On August 12, 2024, FirstEnergy entered into a settlement with the Ohio Attorney General’s (the “OAG”) Office and the Summit County Prosecutor’s Office to resolve both the OOCIC investigation and State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp., noted below. The settlement includes, among other things, a non-prosecution agreement and a payment of $19.5 million, which was recorded as a loss contingency in the second quarter of 2024 in FirstEnergy’s Consolidated Statements of Income and was paid on August 16, 2024.

In addition to the subpoenas referenced above under “United States v. Larry Householder, et. al.” and the SEC investigation, certain FE stockholders and FirstEnergy customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted). Unless otherwise indicated, no contingency has been reflected in FirstEnergy’s consolidated financial statements with respect to these lawsuits as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

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In re FirstEnergy Corp. Securities Litigation (S.D. Ohio): on July 28, 2020 and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017 and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) by issuing alleged misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the U.S. Court of Appeals for the Sixth Circuit seeking to appeal that order; the Sixth Circuit granted FE’s petition on November 16, 2023, and heard oral argument on July 17, 2024. On November 30, 2023, FE filed a motion with the S.D. Ohio to stay all proceedings pending that circuit court appeal. Discovery was stayed during the pendency of that motion to stay all proceedings and on August 20, 2024, the S.D. Ohio denied FE’s motion and lifted the stay as to fact discovery. On July 29, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a Petition for Writ of Mandamus asking the Sixth Circuit to direct the district court to deny plaintiffs’ motion to compel disclosure of FE’s privileged internal investigation materials. On September 11, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a motion to stay discovery of the privileged internal investigation materials pending resolution of the Petition for Writ of Mandamus. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

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MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II – MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio): on December 17, 2021 and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain current and former officers of EH. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

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State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp. (Common Pleas Court, Franklin County, OH, all actions have been consolidated): on September 23, 2020 and October 27, 2020, the OAG and the cities of Cincinnati and Columbus, respectively, filed complaints against several parties including FE, each alleging civil violations of the Ohio Corrupt Activity Act and related claims in connection with the passage of HB 6. On January 13, 2021, the OAG filed a motion for a temporary restraining order and preliminary injunction against FirstEnergy seeking to enjoin FirstEnergy from collecting the Ohio Companies’ decoupling rider. On January 31, 2021, FE reached a partial settlement with the OAG and the cities of Cincinnati and Columbus with respect to the temporary restraining order and preliminary injunction request and related issues. In connection with the partial settlement, the Ohio Companies filed an application on February 1, 2021, with the PUCO to set their respective decoupling riders (Conservation Support Rider) to zero. On February 2, 2021, the PUCO approved the application of the Ohio Companies setting the rider to zero, and no additional customer bills included new decoupling rider charges after February 8, 2021. On August 13, 2021, new defendants were added to the complaint, including two former officers of FirstEnergy. On December 2, 2021, the cities and FE entered a stipulated dismissal with prejudice of the cities’ suit. This matter was stayed through a criminal trial in United States v. Larry Householder, et al. described above, but resumed pursuant to an order, dated March 15, 2023. On July 31, 2023, FE and other defendants filed motions to dismiss in part the OAG’s amended complaint, which the OAG opposed. On February 16, 2024, the OAG moved to stay discovery in the case in light of the February 9, 2024, indictments against defendants in this action, which the court granted on March 14, 2024. As described above, FE reached a settlement with the OAG of this civil action and the OOCIC investigation, which resolves this civil action. FE recognized a loss contingency of $19.5 million in the second quarter of 2024, which was paid on August 16, 2024.

On February 9, 2022, FE, acting through the Special Litigation Committee of the FE Board (the “SLC”), agreed to a settlement term sheet to resolve the following shareholder derivative lawsuits relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder that were filed in the S.D. Ohio, the Federal District Court, Northern District of Ohio (“N.D. Ohio”), and the Ohio Court of Common Pleas, Summit County:

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Gendrich v. Anderson, et al. and Sloan v. Anderson, et al. (Common Pleas Court, Summit County, Ohio, all actions have been consolidated): on July 26, 2020 and July 31, 2020, respectively, purported stockholders of FE filed shareholder derivative action lawsuits against certain current and former FE directors and officers, alleging, among other things, breaches of fiduciary duty. On August 30, 2022, the parties filed a joint motion to dismiss the state court action, which the court granted on September 2, 2022.

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Miller v. Anderson, et al. (N.D. Ohio): on August 7, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On August 24, 2022, the parties filed a joint motion to dismiss the action pending in the N.D. Ohio based upon the approval of the settlement by the S.D. Ohio, which was granted on May 17, 2024.

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Bloom, et al. v. Anderson, et al.; Employees Retirement System of the City of St. Louis v. Jones, et al.; Electrical Workers Pension Fund, Local 103, I.B.E.W. v. Anderson et al.; Massachusetts Laborers Pension Fund v. Anderson et al.; The City of Philadelphia Board of Pensions and Retirement v. Anderson et al.; Atherton v. Dowling et al.; Behar v. Anderson, et al. (S.D. Ohio, all actions have been consolidated): on September 1, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On March 11, 2022, the parties executed a stipulation and agreement of settlement, and filed a motion the same day requesting preliminary settlement approval in the S.D. Ohio, which the S.D. Ohio granted on May 9, 2022. Subsequently, following a hearing on August 4, 2022, the S.D. Ohio granted final approval of the settlement on August 23, 2022, which was appealed by a purported FE stockholder on June 15, 2023. The U.S. Court of Appeals for the Sixth Circuit affirmed the district court’s final settlement approval. All appeal options were exhausted on May 16, 2024.

The above settlement included a series of corporate governance enhancements and a payment to FE of $180 million, less approximately $36 million in court-ordered attorney’s fees awarded to plaintiffs, and a $7 million net return on deposited funds, which was received in the second quarter of 2024. The judgment and settlement are final and, therefore, the derivative lawsuits are now fully resolved.

The outcome of any of these lawsuits, governmental investigations and audit is uncertain and could have a material adverse effect on FE’s or its subsidiaries’ reputation, business, financial condition, results of operations, liquidity, and cash flows.

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to JCP&L’s normal business operations pending against JCP&L. The loss or range of loss in these matters is not expected to be material to JCP&L. The other potentially material items not otherwise discussed above are described under Note 10, “Regulatory Matters.”

JCP&L accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where JCP&L determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that JCP&L has legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on JCP&L’s financial condition, results of operations, and cash flows.

OUR BUSINESS

Overview

We are a wholly owned, electric power company subsidiary of FE, a public electric power holding company. We own property and do business as an electric public utility in New Jersey, providing distribution services to approximately 1.2 million customers as of December 31, 2024, as well as transmission services in northern, western, and east central New Jersey. We serve an area that has a population of approximately 2.8 million.

We plan, operate, and maintain our transmission system in accordance with NERC reliability standards, and other applicable regulatory requirements. In addition, we comply with the regulations, orders, policies and practices prescribed by FERC and the NJBPU.

Our reportable operating segments are comprised of the Distribution and Transmission segments.

The Distribution segment, representing $3.3 billion in rate base as of December 31, 2024, distributes electricity to approximately 1.2 million customers as of December 31, 2024 in New Jersey across its distribution footprint and procures electric supply to serve its BGS customers through a statewide auction process approved by the NJBPU. The segment’s results reflect the costs of securing and delivering electric generation to customers, including the deferral and amortization of certain costs.

The Transmission segment includes transmission infrastructure owned and operated by us and used to transmit electricity, representing $1.4 billion in rate base as of December 31, 2024. The segment’s revenues are primarily derived from forward-looking formula rates, pursuant to which the revenue requirement is updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on actual rate base and costs. The segment’s results also reflect the net transmission expenses related to the delivery of electricity on our transmission facilities.

We were organized as a corporation under the laws of the State of New Jersey in 1925. We, along with our electric utility affiliates, ME and PN, were acquired by FE on November 7, 2001 when our former parent company, GPU Inc., merged with and into FE. On January 1, 2024, ME and PN merged with and into FE PA.

Our principal executive office is located at 300 Madison Avenue, Morristown, New Jersey 07962. Our telephone number is (800) 736-3402.

Facilities

Our transmission and distribution system includes overhead pole line and underground conduit carrying primary, secondary and street lighting circuits. As of December 31, 2024, our transmission and distribution system consisted of approximately 24,781 circuit miles of distribution lines and 2,609 circuit miles of transmission lines. All of our transmission and distribution facilities are located within the PJM region and operate under the reliability oversight of RFC. All of our transmission and distribution facilities are located in New Jersey and operate in public streets and highways pursuant to franchises and rights-of-way secured from property owners. We plan to annually invest approximately $1.1 billion to $1.4 billion in capital investments from 2025 through 2029 to upgrade our distribution and transmission systems.

System Demand

Our maximum hourly demand was 6,184 MWs, for the year ended December 31, 2024.

Franchises

We have the necessary franchise rights to furnish electric service in the various municipalities or territories in which we now supply such services. These electric franchise rights, which are generally nonexclusive rights, consist generally of (i) charter rights, (ii) certificates of public convenience issued by the NJBPU and/or (iii) “grandfather rights.”

Regional Reliability

We are located within the PJM region and operate under the reliability oversight of a regional entity known as RFC. This regional entity operates under the oversight of NERC in accordance with a delegation agreement approved by FERC.

Regulation

Our retail distribution rates, conditions of service, issuance of securities and other matters are subject to regulation by the NJBPU. Regulation of our retail distribution rates is generally premised on providing an opportunity to earn a reasonable return on prudently incurred invested capital used in, and to recover prudently incurred costs of, providing service to our customers through the use of both base rate proceedings and other forward-looking, cost-based rate mechanisms, like recovery riders. Our residential customers currently have the lowest distribution rates in the State of New Jersey among the investor-owned utilities.

Our transmission rates, conditions of transmission service, issuance of securities and certain other matters are subject to regulation by FERC. As a transmission owner in the PJM region, we recover transmission rates through the PJM Tariff on file with FERC.

State Regulation

Our retail rates, conditions of service, issuance of securities and other matters are subject to regulation in New Jersey by the NJBPU. JCP&L’s current state base rate order has been effective since June 1, 2024 and includes a capital structure of 48.1%/51.9% debt/equity ratio of 48%/52% and an allowed ROE of 9.6%.

We operate under NJBPU approved rates that took effect as of February 15, 2024, and became effective for customers as of June 1, 2024. We provide BGS for retail customers who do not choose a third-party EGS and for customers of third- party EGSs that fail to provide the contracted service. All New Jersey EDCs participate in this competitive BGS procurement process and recover BGS costs directly from customers as a charge separate from base rates.

The base rate increase approved by the NJBPU on February 14, 2024, took effect on February 15, 2024, and became effective for customers on June 1, 2024. Until those new rates became effective for customers, we were amortizing an existing regulatory liability totaling approximately $18 million to offset the base rate increase that otherwise would have occurred in this period. Under the base rate case settlement agreement, we also agreed to a two-phase reliability improvement plan to enhance the reliability related to 18 high-priority circuits, the first phase of which began on February 14, 2024, and represents an approximate investment of $95 million. Additionally, JCP&L recognized a $53 million pre-tax charge in the first quarter of 2024 at the Distribution segment within “Other operating expenses” on the JCP&L Statements of Income, associated with certain corporate support costs recorded to capital accounts from the FERC Audit that were determined, as a result of the settlement agreement, to be disallowed from future recovery.

JCP&L has implemented energy efficiency and peak demand reduction programs in accordance with the New Jersey Clean Energy Act as approved by the NJBPU in April 2021. The NJBPU approved plans include recovery of lost revenues resulting from the programs and a three-year plan (July 2021-June 2024) including total program costs of $203 million, of which $160 million of investment is recovered over a ten-year amortization period with a return as well as $43 million in operations and maintenance expenses and financing costs recovered on an annual basis. On May 22, 2024, the NJBPU approved our request for a six-month extension of the EE&C Plan I, to December 31, 2024. The budget for the extension period adds approximately $69 million to the original program cost and JCP&L will recover the costs of the extension period and the revenue impact of sales losses resulting therefrom through two separate tariff riders. On December 1, 2023, we filed a related petition with the NJBPU requesting approval of its EE&C Plan II, which covers the January 1, 2025 through June 30, 2027 period and had a proposed budget of approximately $964 million. EE&C Plan II, as filed, consisted of a portfolio of ten energy efficiency programs, one peak demand reduction program and one building decarbonization program. Under the proposal, JCP&L would recover its EE&C Plan II revenue requirements and lost revenues from reduced electricity sales associated with EE&C Plan II. On October 30, 2024, the NJBPU approved the parties’ stipulation of settlement, wherein the parties agreed to a budget of approximately $817 million for EE&C Plan II, including $784 million of investments that will earn a return on equity of 9.6%, with an equity ratio of 52%, and be recovered over 10 years.

The settlement of the distribution rate case in 2020, provided among other things, that JCP&L would be subject to a management audit, which began in May 2021. On April 12, 2023, the NJBPU accepted the final management audit report for filing purposes and ordered that interested stakeholders file comments on the report by May 22, 2023, which deadline was extended until July 31, 2023. JCP&L and one other party filed comments on July 31, 2023.

On September 17, 2021, in connection with Mid-Atlantic Offshore Development, LLC, a transmission company jointly owned by Shell New Energies US and EDF Renewables North America, we submitted a proposal to the NJBPU and PJM to build transmission infrastructure connecting offshore wind-generated electricity to the New Jersey power grid. On October 26, 2022, our proposal was accepted, in part, in an order issued by NJBPU. The proposal, as accepted, included approximately $723 million in investments for us to both build new and upgrade existing transmission infrastructure. Our proposal projects an investment ROE of 10.2% and includes the option for us to acquire up to a 20% equity stake in Mid-Atlantic Offshore Development, LLC. The resulting rates associated with the project are expected to be shared among the ratepayers of all New Jersey electric utilities. On April 17, 2023, we applied for the FERC “abandonment” transmission rates incentive, which would provide for recovery of 100% of the cancelled prudent project costs that are incurred after the incentive is approved, and 50% of the costs incurred prior to that date, in the event that some or all of the project is cancelled for reasons beyond our control. On August 21, 2023, FERC approved our application, effective August 22, 2023. On October 31, 2023, offshore wind developer, Orsted, announced plans to cease development of two offshore wind projects in New Jersey-Ocean Wind 1 and 2 - having a combined planned capacity of 2,248 MWs. On January 30, 2025 and February 25, 2025, Shell New Energies US and EDF Renewables North America respectively announced that each was exiting its Atlantic Shores partnership to construct wind energy off the shore of New Jersey. These cancellations do not directly affect JCP&L’s awarded projects, and JCP&L remains under an obligation to begin construction in 2025 based on current NJBPU direction. JCP&L continues to monitor the situation and is engaging state officials about impacts of these announcements to its transmission projects.

Consistent with the commitments made in our proposal to the NJBPU, we formally submitted in November 2023 the first part of our application to the DOE to finance a substantial portion of the project using low-interest rate loans available under the DOE’s Energy Infrastructure Reinvestment Program of the IRA of 2022. We submitted the second part of our two-part application on March 13, 2024, which was approved on May 17, 2024. The DOE Loan Program Office has initiated a due diligence review of the application.

On November 9, 2023, we filed a petition for approval of our EnergizeNJ with the NJBPU that would, among other things, support grid modernization, system resiliency and substation modernization in technologies designed to provide enhanced customer benefits. We propose EnergizeNJ will be implemented over a five-year budget period with estimated costs of approximately $935 million over the deployment period, of which, $906 million is capital investments and $29 million is operating and maintenance expenses. Under the proposal, the capital costs of EnergizeNJ would be recovered through our base rates via annual and semi-annual base rate adjustment filings. The 2023 base rate case stipulation that was filed on February 2, 2024, necessitated amendments to the EnergizeNJ program. On February 14, 2024, the NJBPU approved the stipulated settlement between us and various parties, resolving our request for a distribution base rate increase. On February 27, 2024, as part of the stipulated settlement, we amended our pending EnergizeNJ petition following receipt of NJBPU approval of the base rate case settlement, to remove the high-priority circuits that are to be addressed in the first phase of our reliability improvement plan and to include the second phase of our reliability improvement plan that is expected to further address certain high-priority circuits that require additional upgrades. EnergizeNJ, if approved as amended, will result in the investment of approximately $930.5 million of total estimated costs over five years. JCP&L and various parties are engaged in settlement discussions with respect to the pending EnergizeNJ petition.

Federal Regulation

Under the FPA, FERC regulates rates for interstate wholesale sales, transmission of electric power, accounting and other matters. With respect to our transmission services and rates, we are subject to regulation by FERC. FERC regulations require us to provide open access transmission service at FERC-approved rates, terms and conditions. Our transmission facilities are subject to functional control by PJM and transmission service using our transmission facilities is provided by PJM under the PJM Tariff. JCP&L’s rate order in effect for transmission customer billings has been effective since January 2020, include a capital structure of actual (13- month average) and an allowed ROE of 10.2%. Our transmission rate is provided as an attachment to the PJM Tariff that is on file with FERC.

FERC regulates the sale of power for resale in interstate commerce in part by granting authority to public utilities to sell wholesale power at market-based rates upon showing that the seller cannot exert market power in generation or transmission or erect barriers to entry into markets. We have been authorized by FERC to sell wholesale power in interstate commerce at market-based rates and has a market-based rate tariff on file with FERC, although major wholesale purchases remain subject to review and regulation by the relevant state commissions.

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on us. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FirstEnergy operates, including those of JCP&L are located within the RFC region. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

We believe that we are in material compliance with all currently effective and enforceable reliability standards. Nevertheless, in the course of operating our extensive electric utility systems and facilities, we occasionally learn of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, we develop information about the occurrence and develop a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on our part to comply with the reliability standards for our bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on our financial condition, results of operations, and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy had implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis.

With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, JCP&L recorded in the third quarter of 2022 approximately $8 million (pre-tax) in expected customer refunds, plus interest, due to its wholesale transmission customers and reclassified approximately $76 million of certain transmission capital assets to operating expenses for the audit period, of which $63 million (pre-tax) are not expected to be recoverable and impacted JCP&L’s earnings since they relate to costs capitalized during stated transmission rate time periods. JCP&L has recovered approximately $13 million of costs reclassified to operating expenses in its transmission formula rate revenue requirements as of December 31, 2024. These reclassifications also resulted in a reduction to JCP&L’s rate base by approximately $56 million, which is not expected to materially impact JCP&L’s future earnings. The expected wholesale transmission customer refunds were recognized as a reduction to revenue, and the amount of reclassified transmission capital assets that are not expected to be recoverable were recognized at the Transmission segment within “Other operating expenses” on JCP&L’s Statements of Income.

On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FirstEnergy’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. On July 5, 2024 and September 26, 2024, the FERC Office of Enforcement issued additional data requests related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. On September 10, 2024 and January 13, 2025, the FERC Office of Enforcement issued a set of further data requests related to the classification and recovery of a since terminated fuel consulting contract, to which another FirstEnergy responded. The FERC Office of Enforcement issued another set of data requests related to the same fuel consulting contract on January 13, 2025, to which FirstEnergy responded. If the FERC Office of Energy Market Regulation and the FERC Office of Enforcement were to successfully challenge the recovery of the 2022 reclassified operating expenses and formula transmission rates it could have a material adverse effect on JCP&L’s financial conditions, result of operations, and cash flows.

Transmission ROE

A proposed rulemaking proceeding concerning transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act was initiated in March of 2020 and remains pending before FERC. Among other things, the rulemaking explored whether utilities should collect an “RTO membership” ROE incentive adder for more than three years. FirstEnergy is a member of PJM, and its transmission subsidiaries could be affected by the proposed rulemaking. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to FirstEnergy’s transmission incentive ROE, such changes will be applied on a prospective basis.

Transmission Planning Supplemental Projects: Ohio Consumers Counsel v ATSI, et al.

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental

Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. Subsequently, intervenors expanded the scope of this proceeding to all the transmission utilities in PJM. ATSI and the other transmission utilities in Ohio and PJM filed comments and the complaint is pending before FERC.

Local Transmission Planning Complaint: Industrial Energy Consumers of America, et al. v. Avista Corporation, et al.

On December 19, 2024, the Industrial Energy Consumers of America, a group representing large industrial customers, and state consumer advocates filed a complaint at FERC that asserts that transmission owners are overbuilding “local transmission facilities” with corresponding unjustified increases in transmission rates. The complaint demands that FERC: (i) prohibit transmission owners from planning “local transmission facilities” that are rated at 100kV or higher, (ii) appoint “independent transmission monitors” to conduct such planning, and (iii) condition construction of local transmission facilities on the facility having been planned by the “independent transmission monitor.” FirstEnergy expects to participate in this matter through a consortium of PJM transmission owners and through certain trade groups, including EEI. FirstEnergy is unable to predict the outcome or estimate the impact that this complaint may have on JCP&L or its transmission capital investment strategy.

Environmental Matters

Various federal, state and local authorities regulate JCP&L with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While JCP&L’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. JCP&L cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

Competition

Generally, there has been limited competition for electric distribution service in JCP&L’s service territory. Additionally, there has traditionally been no competition for transmission service in the PJM region. However, pursuant to FERC’s Order No. 1000 and subject to state and local siting and permitting approvals, non-incumbent developers now can compete for certain PJM transmission projects in the service territories of FirstEnergy’s Integrated and Stand-Alone Transmission segments. This could result in additional competition to build transmission facilities in FirstEnergy’s Integrated and Stand-Alone Transmission segments’ service territories, including our service territory, while also allowing us the opportunity to seek to build facilities in non-incumbent service territories.

Furthermore, our business may be affected by third parties’ use of economic substitutes for transmission over their systems, physical constraints which restrict their systems’ use and the possibility of “merchant transmission.” Economic substitutes may include geographic distribution of generation capability through the use of local generation facilities, such as small-scale generation plants or fuel cells that deliver electric power directly to end users without transmission. We may also be affected by the physical constraints of the systems to which we are connected. Such constraints could limit the ability of potential users to transmit power over our transmission systems.

Merchant transmission facilities represent electric transmission infrastructure that is constructed, owned and operated by merchant transmission entities within the transmission zone of an incumbent transmission owner. The services provided by merchant transmission facilities may be subscribed to by specific users at prices not subject to cost-of-service regulation by FERC; although merchant transmission owners also may seek FERC-regulated cost-of-service rates.

Non-incumbent transmission developers and merchant transmission providers may compete with us to build transmission infrastructure in the transmission zones where we operate. If significant non-incumbent and merchant transmission development occurs in our transmission zones, our financial condition could be adversely affected.

Seasonality

The sale of electric power is generally a seasonal business, and weather patterns can have a material impact on our operating results. Demand for electricity in our service territory historically peaks during the summer and winter months. Accordingly, our annual results of operations and liquidity position may depend disproportionately on our operating performance during the summer and winter. Mild weather conditions may result in lower power sales and, consequently, lower revenue, earnings and cash flow.

Employees

JCP&L has approximately 1,300 employees as of December 31, 2024.

Litigation

United States v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. On January 17, 2025, the U.S. Attorney’s Office announced that a federal grand jury charged two former FirstEnergy senior officers with one count of participating in a Racketeer Influenced and Corrupt Organizations Act conspiracy. The allegations in the indictment are largely based on the conduct described in the DPA.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter as to FE. Under the DPA, FE agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA required that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, consisting of (x) $115 million paid by FE to the United States Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of the U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates or charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by

FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office, including the aforementioned federal indictment against two former FirstEnergy senior officers. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information.

Legal Proceedings Relating to United States v. Larry Householder, et al.

On August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FE, and on September 1, 2020, issued subpoenas to FE and certain FE officers relating to the conduct described in the DPA. On April 28, 2021, July 11, 2022, and May 25, 2023, the SEC issued additional subpoenas to FE, with which FE has complied. FirstEnergy cooperated fully with the SEC investigation, and on September 12, 2024, the SEC issued a settlement order that concluded and resolved the investigation in its entirety. Under the terms of the settlement, FE agreed to pay a civil penalty of $100 million and to cease and desist from committing or causing any violations and any future violations of specified provisions of the federal securities laws and rules promulgated thereunder, which was recognized as a loss contingency of $100 million in the second quarter of 2024 and paid on September 25, 2024.

On June 29, 2023, the OOCIC served FE a subpoena, seeking information relating to the conduct described in the DPA. FirstEnergy was not aware of the OOCIC’s investigation prior to receiving the subpoena and understood that the OOCIC’s investigation was also focused on the conduct described in the DPA, other than with respect to the March 25, 2024, felony indictment of Mr. Householder brought in Cuyahoga County, Ohio. FirstEnergy is cooperating with the OOCIC in its investigation. On February 12, 2024, and in connection with the OOCIC’s ongoing investigation, an indictment by a grand jury of Summit County, Ohio was unsealed against the, now-deceased, former chairman of the PUCO, and two former FirstEnergy senior officers, charging each of them with several felony counts, including bribery, telecommunications fraud, money laundering and aggravated theft, related to payments described in the DPA. On August 12, 2024, FirstEnergy entered into a settlement with the OAG’s Office and the Summit County Prosecutor’s Office to resolve both the OOCIC investigation and State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp., noted below. The settlement includes, among other things, a non-prosecution agreement and a payment of $19.5 million by FE, which was recorded as a loss contingency in the second quarter of 2024 in FirstEnergy’s Consolidated Statements of Income and was paid on August 16, 2024.

In addition to the subpoenas referenced above under “United States v. Larry Householder, et. al.” and the SEC investigation, certain FE stockholders and FirstEnergy customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted). Unless otherwise indicated, no contingency has been reflected in FirstEnergy’s consolidated financial statements with respect to these lawsuits as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

•

In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020 and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017 and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the U.S. Court of Appeals for the Sixth Circuit seeking to appeal that order; the Sixth Circuit granted FE’s petition on November 16, 2023, and heard oral argument on July 17, 2024. On November 30, 2023, FE filed a motion with the S.D. Ohio to stay all proceedings pending that circuit court appeal. Discovery was stayed during the pendency of that motion to stay all proceedings and on August 20, 2024, the S.D. Ohio denied FE’s motion and lifted the stay as to fact discovery. On July 29, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a Petition for Writ of Mandamus asking the Sixth Circuit to direct the district court to deny plaintiffs’ motion to compel disclosure of FE’s privileged internal investigation materials. On September 11, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a motion to stay discovery of the privileged internal investigation materials pending resolution of the Petition for Writ of Mandamus. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

•

MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II—MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio): on December 17, 2021 and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers and certain current and former officers of EH. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions regarding FE’s business and its results of operations and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

•

State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp. (Common Pleas Court, Franklin County, OH, all actions have been consolidated): on September 23, 2020 and October 27, 2020, the OAG and the cities of Cincinnati and Columbus, respectively, filed complaints against several parties including FE, each alleging civil violations of the Ohio Corrupt Activity Act and related claims in connection with the passage of HB 6. On January 13, 2021, the OAG filed a motion for a temporary restraining order and preliminary injunction against FirstEnergy seeking to enjoin FirstEnergy from collecting the Ohio Companies’ decoupling rider. On January 31, 2021, FE reached a partial settlement with the OAG and the cities of Cincinnati and Columbus with respect to the temporary restraining order and preliminary injunction request and related issues. In connection with the partial settlement, the Ohio Companies filed an application on February 1, 2021, with the PUCO to set their respective decoupling riders (Conservation Support Rider) to zero. On February 2, 2021, the PUCO approved the application of the Ohio Companies setting the rider to zero, and no additional customer bills included new decoupling rider charges after February 8, 2021. On August 13, 2021, new defendants were added to the complaint, including two former officers of FirstEnergy. On December 2, 2021, the cities and FE entered a stipulated dismissal with prejudice of the cities’ suit. This matter was stayed through a criminal trial in United States v. Larry Householder, et al. described above, but resumed pursuant to an order, dated March 15, 2023. On July 31, 2023, FE and other defendants filed motions to dismiss in part the OAG’s amended complaint, which the OAG opposed. On February 16, 2024, the OAG moved to stay discovery in the case in light of the February 9, 2024, indictments against defendants in this action, which the court granted on March 14, 2024. As described above, FE reached a settlement with the OAG of this civil action and the OOCIC investigation which resolves this civil action. FE recognized a loss contingency of $19.5 million in the second quarter of 2024, which was paid on August 16, 2024.

On February 9, 2022, FE, acting through the SLC, agreed to a settlement term sheet to resolve the following shareholder derivative lawsuits relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder that were filed in the S.D. Ohio, the N.D. Ohio and the Ohio Court of Common Pleas, Summit County:

•

Gendrich v. Anderson, et al. and Sloan v. Anderson, et al. (Common Pleas Court, Summit County, Ohio, all actions have been consolidated); on July 26, 2020 and July 31, 2020, respectively, purported stockholders of FE filed shareholder derivative action lawsuits against certain current and former FE directors and officers, alleging, among other things, breaches of fiduciary duty. On August 30, 2022, the parties filed a joint motion to dismiss the state court action, which the court granted on September 2, 2022.

•

Miller v. Anderson, et al. (N.D. Ohio); on August 7, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On August 24, 2022, the parties filed a joint motion to dismiss the action pending in the N.D. Ohio based upon the approval of the settlement by the S.D. Ohio, which was granted on May 17, 2024.

•

Bloom, et al. v. Anderson, et al.; Employees Retirement System of the City of St. Louis v. Jones, et al.; Electrical Workers Pension Fund, Local 103, I.B.E.W. v. Anderson et al.; Massachusetts Laborers Pension Fund v. Anderson et al.; The City of Philadelphia Board of Pensions and Retirement v. Anderson et al.; Atherton v. Dowling et al.; Behar v. Anderson, et al. (S.D. Ohio, all actions have been consolidated): on September 1, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On March 11, 2022, the parties executed a stipulation and agreement of settlement, and filed a motion the same day requesting preliminary settlement approval in the S.D. Ohio, which the S.D. Ohio granted on May 9, 2022. Subsequently, following a hearing on August 4, 2022, the S.D. Ohio granted final approval of the settlement on August 23, 2022, which was appealed by a purported FE stockholder on June 15, 2023. The U.S. Court of Appeals for the Sixth Circuit affirmed the district court’s final settlement approval. All appeal options were exhausted on May 16, 2024.

The above settlement included a series of corporate governance enhancements and a payment to FE of $180 million, less approximately $36 million in court-ordered attorney’s fees awarded to plaintiffs, and a $7 million net return on deposited funds, which was received in the second quarter of 2024. The judgment and settlement are final and, therefore, the derivative lawsuits are now fully resolved.

The outcome of any of these lawsuits, governmental investigations and audit is uncertain and could have a material adverse effect on FE’s or its subsidiaries’ reputation, business, financial condition, results of operations, liquidity and cash flows.

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to FirstEnergy’s normal business operations pending against FE or its subsidiaries, including JCP&L. The loss or range of loss in these matters is not expected to be material to FE or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 6, “Regulatory Matters.”

JCP&L accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where JCP&L determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that JCP&L has legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on JCP&L’s financial condition, results of operations, and cash flows.

Economic Conditions

Post-pandemic economic conditions have stabilized across numerous material categories, but lead times have not returned to pre-pandemic levels. Several key suppliers have seen improvements with labor shortages and raw material availability and we continue to monitor the situation as capacity can be constrained with increased demand. Inflationary pressures have moderated, which has positively impacted the cost of materials, but certain categories have remained elevated. JCP&L continues to implement mitigation strategies to address supply constraints and does not expect service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in supply chain disruptions could have an adverse effect on our results of operations, cash flow and financial condition.

Default Service

We have default service obligations to provide power to non-shopping customers who have elected to continue to receive service under regulated retail tariffs. The volume of these sales varies depending on the level of shopping that occurs. Default service for JCP&L is provided through a competitive procurement process approved by the NJBPU. Retail generation revenues are recognized over time as electricity is delivered and consumed immediately by the customer.

Safety

Safety is a core value of JCP&L. Our employees have the power and responsibility to keep each other safe and eliminate life-changing events, which are injuries that have life-changing impacts or fatal results. Safety metrics, such as injuries that result in days away or restricted time and life-changing events, are regularly monitored, internally reported, and are included in the annual incentive compensation program to reinforce that a safe work environment is crucial to our success.

We continue to focus on mitigating life-changing event exposure to strengthen our safety-first culture and drive safer decisions from an engaged workforce who puts safety first. We continue to embed FirstEnergy’s “Leading with Safety” learnings and experiences, as well as to enhance and reinforce leader and employee safety training and exposure control concepts to improve job site exposure identification, communication and mitigation to prevent life changing events. Further, FirstEnergy continues to expand its “Leading with Safety” experiences with its employees, including our employees, to achieve excellence in personal, contractor and public safety.

MANAGEMENT

Overview

We are a New Jersey corporation managed by our board of directors (the “Directors”). The following sets forth information as of March 1, 2025 regarding our Directors and executive officers.

Name	Age	Position(s)
W. Douglas Mokoid	43	Director and President (Principal Executive Officer)
Linda Bowden	73	Director
John E. Harmon	64	Director
A. Wade Smith	60	Director
Toby L. Thomas	53	Director
Teresa Reed	53	Vice President, State Finance and Regulatory (Principal Financial Officer)
Tracy M. Ashton	43	Controller (Principal Accounting Officer)

Executive Officers

Set forth below is certain information regarding each of our executive officers as of March 1, 2025, other than for Mr. Mokoid, whose information appears under “Directors” below.

Teresa Reed has served as our Vice President, State Finance and Regulatory since December 2024. Prior to joining FirstEnergy, Ms. Reed served as Director, Rates & Regulatory Planning, Rate Design & Pricing Solutions for Duke Energy, where she led rate design, customer renewable offers, pricing strategy and execution for the company’s service territory in the Carolinas. Ms. Reed joined Duke Energy in 2008 as a Senior Auditor and held diverse positions in supply chain, compliance and customer solutions and strategy. She began her career at Railinc Corporation, where she progressed through a series of financial roles, ultimately becoming the company’s Controller.

Tracy M. Ashton has served as our Controller since 2023. She also serves as Assistant Controller, Corporate of FE. Ms. Ashton is a Certified Public Accountant. She joined FirstEnergy in 2008 as an advanced accountant in the Accounting Research group. In 2011, she was promoted to manager, FES/FEG Reporting & Technical Accounting, and was soon promoted to manager, Financial Reporting & Technical Accounting before being moved to manager, Reporting Strategy & Process Management in 2014. Tracy was then promoted to director, FEU/FET Long-Term Planning and became director, Business Planning & Performance in 2018 and promoted to Assistant Controller – Corporate in 2019.

Directors

Set forth below is certain information regarding each Director as of March 1, 2025. Directors are appointed annually to serve until his or her resignation, death, permanent disability, removal, or until their successors are duly appointed.

W. Douglas Mokoid has served as one of our Directors and our President since June 2024. Mr. Mokoid previously served as Vice President & Region President of Atlantic City Electric and Director of Operations for Atlantic City Electric. Mr. Mokoid’s electric utility experience in the New Jersey region provides the JCP&L Board with valuable insight relevant to its business.

Linda Bowden has served as one of our Directors since 2019. She also served as PNC Bank New Jersey Regional President from 2009 to 2021. Ms. Bowden’s extensive career in the banking sector and leadership throughout the state of New Jersey make her a valuable member of the of JCP&L Board.

John E. Harmon has served as one of our Directors since 2021. He has also served as President and CEO of the African American Chamber of Commerce of New Jersey. Mr. Harmon’s lifelong advocacy in the state of New Jersey coupled with his business acumen qualifies him to serve on the JCP&L Board.

A. Wade Smith has served as one of our Directors since August 2024. He joined FirstEnergy in December 2023 as president of FirstEnergy Utilities. In that role he is responsible for overseeing FirstEnergy’s state businesses and the stand-alone transmission companies, as well as the Rates & Regulatory Affairs and External Affairs groups. Prior to joining FirstEnergy, Mr. Smith served as chief operating officer of Puget Sound Energy (“PSE”) from 2022 to 2023, where he was responsible for all of PSE’s operational areas, including natural gas and electric operations, safety and health, and energy supply. From 2021 to 2022, Mr. Smith served as senior vice president of Electric Operations for Pacific Gas & Electric Company (“PG&E”), leading electric transmission and distribution system operations and maintenance, generation, and project management and construction teams for PG&E’s electric operations. Prior to PG&E, he spent 32 years at American Electric Power (“AEP”), where he held increasingly responsible leadership roles, including being named senior vice president, Grid Development for AEP Transmission in 2015, where was responsible for planning, engineering, project and construction management, and real-time operation. Mr. Smith’s more than three decades of experience leading utilities provide valuable industry insight to the JCP&L Board.

Toby L. Thomas has served as one of our Directors since August 2024. He joined FirstEnergy as chief operating officer in November 2023 and is responsible for a broad range of transmission and distribution business functions, including planning and protection, transmission and substation engineering, project and construction management, system operations and support operations. He also has responsibility for the Customer Experience group. Prior to joining FirstEnergy, Mr. Thomas served with AEP for over 20 years, most recently serving as senior vice president – AEP Energy Delivery from 2021 to 2023, where he helped achieve efficiencies in transmission, distribution and telecommunications operations, project management, construction, engineering and standards. Mr. Thomas joined AEP in 2001 as a project engineer in Industrial Marketing and Origination, progressing through various roles of increasing responsibility in asset optimization and generation, including being named president and chief operating officer of Indiana Michigan Power in 2017 to oversee business performance, operations and a wide range of customer, policy and regulatory relationships. Mr. Thomas’s deep expertise with transmission and the customer experience make him a valuable member of the JCP&L Board.

Director Independence

JCP&L does not have securities listed on a national securities exchange. Under the New Jersey Administrative Code, JCP&L is required to have at least 40% of its board of directors be independent pursuant to the New York Stock Exchange listing requirements pertaining to the independence of directors, as set forth in Section 303A.02(b) of the NYSE Listed Company Man Manual. We have determined that Ms. Bowden and Mr. Harmon are independent for purposes of this requirement.

Non-Employee Director Compensation in Fiscal Year 2024

Name(1)	Fees Earned or Paid in Cash ($)	Total ($)
Linda Bowden	$132,000	$132,000
John E. Harmon	$132,000	$132,000

(1)

Our President, W. Douglas Mokoid, is excluded from this table because he does not receive additional compensation for his service as a director. Compensation received by Mr. Mokoid for 2024 is disclosed in “Executive Compensation.” In addition, as employees of FirstEnergy, Messrs. Smith and Thomas do not receive additional compensation for their service as directors of the Company.

Compensation of Directors

Our non-employee directors are compensated in the amount of $33,000 per quarter. Our directors who are also employees of FirstEnergy, namely Messrs. Smith and Thomas, do not receive additional compensation for their service to us as directors. In addition, our president, Mr. Mokoid, does not receive additional compensation for his service as a director. In setting director compensation, we take into consideration the significant amount of time that directors spend in fulfilling their duties to us as well as the skill level required of members of our Board. A review is performed periodically to help ensure the competitiveness of non-employee director compensation.

EXECUTIVE COMPENSATION

Overview

This compensation discussion describes the material elements of compensation of the Company’s executive officers identified under the heading “Management” who served as an executive officer during the fiscal year ended December 31, 2024. We are a wholly owned subsidiary of FE and certain executive officers are also employees of FESC, a direct, wholly owned subsidiary of our parent. In addition to providing services to us, our controller, Ms. Ashton, devotes a significant portion of her time to work for FE and other FE subsidiaries. We have not paid any compensation to Ms. Ashton and she is compensated by FESC for the performance of her duties as an employee of FESC and its affiliates. FESC does not allocate this compensation between services for us and services for FESC and its affiliates. Our vice president and principal financial officer, Ms. Reed, devotes 100% of her time to us, however, she is employed by FESC and her compensation is paid by FESC. Our president and principal executive officer, Mr. Mokoid, is the only executive officer who is employed by us.

As a wholly owned subsidiary of FE, the compensation philosophy and decisions regarding the compensation of our executive officers is set by FESC and the JCP&L Board does not review any of the compensation decisions made by FESC with regard to the compensation of our executive officers. Our executive officers may also participate in employee benefit plans and arrangements sponsored by FE, including plans that may be established by FE in the future, as well as its health and welfare plans, including medical, prescription, dental and vision. The Compensation Discussion and Analysis and Executive Compensation sections of FE’s 2025 Proxy Statement will include a full discussion of FE’s compensation policies and programs and will be available upon its filing on the SEC’s website at http://www.sec.gov and on FE’s website at https://www.firstenergycorp.com/.

Summary Compensation Table for Fiscal Year 2024

The following table sets forth information for the year ended December 31, 2024, regarding compensation awarded to or earned by Mr. Mokoid and Ms. Reed.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
W. Douglas Mokoid President (Principal Executive Officer)	2024	$221,192	$—	$1,063,457	$—	$10,125	$16,556	$1,311,330

Teresa Reed Vice President, State Finances and Regulatory (Principal Financial Officer)	2024	$2,115	$77,500	$130,929	$—	$—	$393	$210,937

(1)

The amounts set forth in the “Stock Awards” column for 2024 represent grants of performance-adjusted RSUs made under the 2020 Incentive Compensation Plan at the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Stock Compensation” and are based on target amounts. The assumptions used in determining values for 2024 are reflected in Note 6 to the Notes to the Consolidated Financial Statements of FE’s Annual Report on Form 10-K filed with the SEC on February 27, 2025. The grant date fair value at the maximum payout level for each of the executive officers for the 2024 LTIP awards are: Mr. Mokoid: $1,126,182; and Ms. Reed: $108,014.

The amounts shown in the table above for Mr. Mokoid and Ms. Reed include values from prorated LTIP awards for the 2024-2026, 2023-2025 and 2022-2024 (for Mr. Mokoid only since Ms. Reed was hired near year-end) performance periods, which were granted upon their hires, and based on their annual salaries and total LTIP target opportunity. The prorated LTIP awards were granted as stock-based performance-adjusted RSUs, except for Mr. Mokoid’s 2024-2026 cycle which was in the form of approximately 33% cash-based performance-adjusted RSUs and approximately 67% stock-based performance-adjusted RSUs. The grant date fair value at the maximum payout level for these awards are: Mr. Mokoid: $283,692 for the 2022-2024 cycle, $717,040 for the 2023-2025 cycle; and Ms. Reed: $53,804 for the 2023-2025 cycle.

The value of these awards are not payable to the executive, if at all, until the vesting date or other qualifying event shown in the Outstanding Equity Awards at Fiscal Year-End 2024 table or the 2024 Post-Termination Compensation and Benefits table described later in this proxy statement.

(2)

In February 2025, based on actual 2024 STIP results, the FE Compensation Committee recommended, and the independent members of the FE Board approved, zero payouts under the 2024 STIP. Ms. Reed was not eligible for a 2024 STIP due to her hire date effective December 30, 2024.

(3)

The amounts set forth in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2024 reflect the aggregate increase in actuarial value to the executive officers of all defined benefit and actuarial plans (including supplemental plans) accrued during the year and above-market earnings on nonqualified deferred compensation. The disclosure assumes 5.72% (qualified pension), 5.66% (nonqualified supplemental pension) and 5.37% (nonqualified cash balance restoration plan) are the discount rates for the present value obligation calculations. The change in values for the pension plans for 2024 are as follows: Mr. Mokoid: $10,125; and Ms. Reed: $0. The change in pension value is heavily dependent on the discount rate and mortality assumptions and does not represent the actual value of the change in pension benefit accrued by the executive officer during the year. The formula used to determine the above market earnings equals 2024 total interest multiplied by the difference between 120% of the Long-Term Applicable Federal Rate (AFR) and the plan rate and divided by the plan rate.

(4)	The following table sets forth detail about the amounts for 2024 in the “All Other Compensation” column and includes compensation not required to be included in any other column:

Name	401(k) Employer Contributions ($)(a)	Life Insurance ($)(b)	Relocation ($)(c)	Total ($)
W. Douglas Mokoid	$6,078	$578	$9,900	$16,556
Teresa Reed	$—	$393	$—	$393

(a)	The value of matching contributions under the FirstEnergy Corp. Savings Plan, which were subject to a maximum of $11,500.
(b)	Employer cost for basic life insurance premiums in 2024.
(c)

Given their recent hires in 2024, the value represents the benefits provided in 2024 for Mr. Mokoid under the Executive Relocation Package. FirstEnergy’s executive relocation program provides reimbursement or payment for certain relocation-related expenses including, but not limited to travel, temporary living expenses, new home closing costs, home sale assistance, and tax gross-ups on certain relocation expenses.

Grants of Plan-Based Awards in Fiscal Year 2024

The following table summarizes the stock awards granted to our executive officers during 2024:

Name	Grant/Payout[4]	Grant Date(1)	FE Board Action Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Unit	Grant Date Fair Value of Stock and Option Awards(5)
				Threshold	Target	Stretch	Threshold	Target	Stretch
W. Douglas Mokoid President (Principal Executive Officer)	STIP	—	—	$64,855	$129,711	$259,422	—			—	—
	2024 Performance-Adjusted RSUs – Cash-Based	6/17/24	2/7/24	—			1,171	4,683	9,366	—	$187,690
	2024 Performance-Adjusted RSUs – Stock-Based	6/17/24	2/7/24	—			2,342	9,367	18,734	—	$375,401
	2023 Performance-Adjusted RSUs – Stock-Based	6/17/24	2/9/23	—			2,196	8,782	17,564	—	$358,520

Name	Grant/Payout[4]	Grant Date(1)	FE Board Action Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Unit	Grant Date Fair Value of Stock and Option Awards(5)
				Threshold	Target	Stretch	Threshold	Target	Stretch
	2022 Performance-Adjusted RSUs – Stock-Based	6/17/24	2/4/22	—			878	3,513	7,026	—	$141,846

Teresa Reed Vice President, State Finances and Regulatory (Principal Financial Officer)	STIP	—	—	—			—			—	—
	2024 Performance-Adjusted RSUs – Stock-Based	12/30/24	2/7/24	—			377	1,509	3,018	—	$54,007
	2023 Performance-Adjusted RSUs – Stock-Based	12/30/24	2/9/23	—			203	813	1,626	—	$26,902
	Restricted Stock	12/30/24	—	—			—			1,266	$50,020

(1)

In accordance with FASB ASC Topic 718, the effective grant date for the prorated 2024 performance-adjusted RSUs (cash-based), the prorated 2024, 2023, and 2022 performance-adjusted RSUs (stock-based) granted to Mr. Mokoid is June 17, 2024. The effective grant date for the prorated 2024 and 2023 performance-adjusted RSUs (stock-based), and the restricted stock award granted to Ms. Reed is December 30, 2024.

(2)	In accordance with SEC rules, the dates set forth in the “FE Board Action Date” column for these awards represent the date the FE Board took action to grant the awards to all eligible employees.
(3)

The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the potential payouts for each executive officer under the 2024 STIP based upon (i) the Operating (non-GAAP) earnings hurdle required to fund the STIP pool of funds and (ii) the achievement of KPIs described in the FE’s 2025 Proxy Statement. No payout may be made under the STIP if the funding hurdle or the threshold level of performance are not achieved. The amounts reported in this column were calculated using annualized STIP target opportunity levels as a percent of base salary, prorated for Mr. Mokoid’s hire effective June 17, 2024. Ms. Reed was not eligible for a 2024 STIP due to her hire date effective December 30, 2024.

(4)

The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the threshold, target, and maximum potential payouts for each executive officer under the 2024 LTIP, based upon the achievement of the performance measures described in the CD&A. The target amounts are reported in the Stock Awards column of the Summary Compensation Table. The Performance-Adjusted RSUs-Cash-Based amounts have been rounded in this table. If the threshold level of performance is not achieved, no payout will be made.

(5)

The grant date fair value was computed in accordance with FASB ASC Topic 718 and is also reported in the “Stock Awards” column of the Summary Compensation Table. The Performance-Adjusted RSUs components are valued based on a Monte-Carlo simulation of $39.474 for the Operating EPS portion of the 2024 Performance- Adjusted RSUs and $41.197 for the Relative TSR portion of the 2024 Performance-Adjusted RSUs (for Mr. Mokoid); $39.955 for the Operating EPS portion of the 2023 Performance- Adjusted RSUs and $42.439 for the Relative TSR portion of the 2023 Performance- Adjusted RSUs (for Mr. Mokoid); $39.634 for the Operating EPS portion of the 2022 Performance- Adjusted RSUs and $41.758 for the Relative TSR portion of the 2022 Performance-Adjusted RSUs (for Mr. Mokoid); $39.399 for the Operating EPS portion of the 2024 Performance- Adjusted RSUs and $29.087 for the Relative TSR portion of the 2024 Performance-Adjusted RSUs (for Ms. Reed); $39.411 for the Operating EPS portion of the 2023 Performance-Adjusted RSUs and $21.351 for the Relative TSR portion of the 2023 Performance-Adjusted RSUs (for Ms. Reed). The Restricted Stock award for Ms. Reed is valued at $39.510 based on the average high and low stock price on the grant date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

W. Douglas Mokoid

In May 2024, Mr. Mokoid accepted employment with JCP&L pursuant to which he agreed to serve as President commencing on June 17, 2024. Mr. Mokoid’s employment arrangement entitles him to an annual base salary of $405,000 and the opportunity to participate in FirstEnergy’s 2020 Incentive Compensation Plan (“ICP”), Short-Term Incentive Program (“STIP”) and Long-Term Incentive Program (“LTIP”) as well as its Executive Deferred Compensation Plan, Savings Plan, Cash Balance Pension Plan and the Cash Balance Restoration Plan. In addition, Mr. Mokoid is also eligible for prorated LTIP awards based on his annual salary and total LTIP target opportunity for LTIP cycles already in progress on June 17, 2024. Mr. Mokoid was also eligible for relocation benefits associated his relocation.

Teresa Reed

In December 2024, Ms. Reed accepted employment with FESC, pursuant to which she agreed to serve as Vice President, State Finance & Regulatory, for JCP&L commencing on December 30, 2024. Ms. Reed’s employment arrangement entitles her to an annual base salary of $275,000 and the opportunity to participate in FirstEnergy’s 2020 ICP, STIP and LTIP as well as its Executive Deferred Compensation Plan, Savings Plan, Cash Balance Pension Plan and the Cash Balance Restoration Plan (if eligible earnings exceed the annual compensation limit). Ms. Reed is also eligible for prorated LTIP awards based on her annual salary and total LTIP target opportunity for the LTIP cycles already in progress on December 30, 2024. Ms. Reed received a hiring bonus of $77,500 and a one-time restricted stock award under FirstEnergy’s 2020 ICP in the amount of $50,000, which vests on the second anniversary of her date of hire, subject to her continued service. Ms. Reed is also eligible for relocation benefits associated her relocation.

Outstanding Equity Awards at Fiscal Year-End 2024

The following table summarizes the outstanding equity award holdings of our executive officers as of December 31, 2024:

Name[7]	Grant Type(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Grant Type(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
W. Douglas Mokoid President (Principal Executive Officer)	2022 Performance- Adjusted RSUs – Stock- Based	2,866	$114,009	2023 Performance- Adjusted RSUs – Stock- Based	8,956	$356,270
				2024 Performance- Adjusted RSUs – Stock- Based	9,552	$379,979
				2024 Performance- Adjusted RSUs – Cash- Based	4,776	$189,989

Teresa Reed Vice President, State Finances and Regulatory (Principal Financial Officer)	Restricted Stock(6)	1,266	$50,361	2023 Performance- Adjusted RSUs –Stock- Based	813	$32,341
				2024 Performance- Adjusted RSUs – Stock- Based	1,509	$60,028

(1)

The awards set forth in the “Grant Type” columns of this table include time-based restricted stock awards and performance-adjusted RSUs. Performance-adjusted RSUs generally will vest, in whole or in part, or be forfeited at the end of a three-year performance period to the extent certified by the FE Compensation Committee and independent members of the FE Board, as further described in FE’s 2025 Proxy Statement. Assuming that the underlying performance conditions are met, the vesting dates for the performance-adjusted RSUs are as follows: 2022 performance-adjusted RSUs – stock-based (March 1, 2025); 2023 performance-adjusted RSUs – stock-based (March 1, 2026); and 2024 performance-adjusted RSUs – stock-based and cash- based (March 1, 2027).

(2)

The 2022 performance-adjusted RSUs (stock-based) included in this column are deemed to be earned because the performance condition has been achieved, but such performance-based RSUs had not vested as of December 31, 2024. The number of shares set forth in this column is based on actual performance for the 2022 performance-adjusted RSUs (stock-based).

(3)

The number of shares set forth in both the “Number of Shares or Units of Stock That Have Not Vested” and the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” columns include all dividends or dividend equivalents earned and reinvested through December 31, 2024, rounded up to the nearest whole unit or share.

(4)

The values set forth in both the “Market Value of Shares or Units of Stock That Have Not Vested” and the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns are determined by multiplying the number of shares or units by our common stock closing price of $39.78 on December 31, 2024.

(5)	Stock awards in this column include unearned performance-adjusted RSUs (at the target amount) for which the performance period has not ended.
(6)	Ms. Reed’s restricted stock award was granted on December 30, 2024 and vests in full on the second anniversary from the date of grant.

Post-Employment Compensation

Pension Benefits as of December 31, 2024

The following table provides information regarding the pension benefits of our executive officers as of December 31, 2024:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
W. Douglas Mokoid(2) President (Principal Executive Officer)	Qualified Plan	0	$10,125	—
	Nonqualified (Cash Balance Restoration Plan)		$0	—
	Total		$10,125	—

Teresa Reed(2) Vice President, State Finances and Regulatory (Principal Financial Officer)	Qualified Plan	0	$—	—
	Nonqualified (Cash Balance Restoration Plan)			—
	Total		$—	—

(1)

The amounts set forth in the “Present Value of Accumulated Benefit” column are determined as of December 31, 2024, using the assumptions used for financial reporting purposes set forth in Note 5 of the Notes to Consolidated Financial Statements contained in FE’s Form 10-K for the fiscal year ended December 31, 2024.

(2)	As of December 31, 2024, Mr. Mokoid, and Ms. Reed are not vested in their pension benefits.

Potential Post-Employment Payments

2024 Post-Termination Compensation and Benefits

The following table summarizes the compensation and benefits that would be payable to our executive officers in the event of a separation of service as of December 31, 2024.

	Retirement(1)	Involuntary Separation (Without Cause)	Termination Without Cause Following a CIC	Voluntary Termination (Pre-retirement Eligible)(1)	Involuntary Termination (For Cause)(1)	Death(1)	Disability(1)
Base Salary	Accrued through date of retirement	Accrued through date of termination	Accrued through date of CIC termination	Accrued through date of termination	Accrued through date of termination	Accrued through date of qualifying event	Accrued through date of qualifying event

Severance Pay	N/A	3 weeks of pay for every full year of service (minimum of 52 weeks and capped at a maximum of 104 weeks), including	2 times the sum of base salary plus target annual STIP award	N/A	N/A	N/A	N/A

	Retirement(1)	Involuntary Separation (Without Cause)	Termination Without Cause Following a CIC	Voluntary Termination (Pre-retirement Eligible)(1)	Involuntary Termination (For Cause)(1)	Death(1)	Disability(1)
		the current year, calculated using base salary at the time of severance	multiplier for cash severance

Health and Wellness Benefits	May continue unsubsidized coverage	Provided at active employee rates for severance period(2)	Provided at active employee rates for two years	Forfeited	Forfeited	Survivor health and wellness provided as eligible	Health and wellness provided as eligible

STIP Award	Issued a prorated award based on elapsed days of service and actual performance	Issued a prorated award based on elapsed days of service and actual performance	Issued a prorated award at target based on elapsed days of service	Forfeited	Forfeited	Issued a prorated award based on elapsed days of service and actual performance	Issued a prorated award based on elapsed days of service and actual performance
Performance- Adjusted RSUs (Stock-Based and Cash-Based)	Issued a prorated award based on full months of service and actual performance	Issued a prorated award based on full months of service and actual performance	Issued prorated award based on full months of service at target value	Forfeited	Forfeited	Issued a prorated award based on full months of service at target value	Issued a prorated award based on full months of service and actual performance

Restricted Stock	Forfeited	Prorated portion of shares and all dividends accrued	Issued 100% of shares and all dividends accrued	Forfeited	Forfeited	Issued 100% of shares and all dividends accrued	Issued 100% of shares and all dividends accrued

EDCP (Elective Deferrals)	Payable as elected	Payable as elected if retirement eligible; otherwise payable in a lump sum upon termination	Payable as elected if retirement eligible; otherwise payable in a lump sum upon termination	Payable in a lump sum upon termination	Payable as elected upon termination if retirement eligible; otherwise payable in a lump sum upon termination	Payable to survivor as elected	Payable as elected

Excise Tax Gross Up under Section 280G	No	No	N/A	No	No	No	No

(1)	Benefits provided in these scenarios are provided to all employees on the same terms, if applicable.
(2)

Active employee health and wellness benefits are provided under the Executive Severance Plan for the severance period, which is equal to three weeks for every year of service, including the current year (52 week minimum and 104 week maximum).

The potential post-employment payments discussed in each termination section below disclose the estimated payments and benefits payable to the executive officers upon certain triggering events representing the enhanced or accelerated value of payments and benefits and do not include previously earned and vested amounts payable to such executive officer regardless of the applicable triggering event that have been accrued but not yet paid. The post-termination benefit calculations are based on the following assumptions:

•	The amounts disclosed are estimates of the amounts that would be paid out to the executive officers based on the triggering event. The actual amounts can be determined only at the time of payment

•

The amounts disclosed do not include benefits provided under the qualified plan and nonqualified cash balance restoration plan as described in the Pension Benefits section and shown in the Pension Benefits table (at the earliest commencement date without reduction) earlier in this proxy statement, unless expressly noted

•	December 31, 2024, is the last day of employment.

•

All employees, including the executive officers, are eligible for a full year payout based on actual performance under the STIP if they are employed on December 31, 2024. The 2024 STIP amounts are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

•	The LTIP and Other Awards Payments Under Termination table below includes performance-adjusted RSUs and restricted stock.

•	The closing common stock price on December 31, 2024, the last trading day of the year ($39.78), is applied to value performance- adjusted RSUs and restricted stock

•	Actual performance is utilized for the 2022 performance-adjusted RSUs. Target payout is assumed for the 2023 and 2024 performance-adjusted RSUs

•	Health care amounts are not disclosed since they are available to all employees under the same circumstances

Retirement/Voluntary Termination

The executive officers are not yet retirement eligible as of December 31, 2024, and their outstanding equity awards would be forfeited in the event of a voluntary termination.

Involuntary Separation

In the event of an involuntary separation, the executive officers are covered under the FirstEnergy Executive Severance Benefits Plan as Amended and Restated as of December 20, 2016 (the “Executive Severance Plan”). Under the Executive Severance Plan, executives are offered severance benefits if involuntarily separated when business conditions require the closing or sale of a facility, corporate restructuring, merger, acquisition, a reduction in workforce, or job elimination. Severance is also offered if an executive turns down a job assignment that: would result in a reduction of at least 15% in current base salary; contains a requirement that the executive must relocate from his or her current residence for reasons related to the new job; or would result in the distance from the executive’s current residence to his or her new reporting location being at least 50 miles farther than his or her current residence to his or her previous reporting location.

The Executive Severance Plan provides three weeks of base pay for each full year of service with a minimum of 52 weeks and a maximum severance benefit of 104 weeks of base pay. In the event of a December 31, 2024, involuntary separation, lump sum severance pay would be provided as follows: Mr. Mokoid – $405,000; and Ms. Reed – $275,000. Each of the executive officers would certain outstanding equity as described in the 2024 Post-Termination Compensation and Benefits table and quantified in the LTIP and Other Awards Payments Under Termination table below.

On February 9, 2023, upon the recommendation of the Compensation Committee of the FE Board, the Board approved a new policy effective immediately that cash severance payable under the Company’s Executive

Severance Plan or pursuant to any individual contract with an executive officer will not exceed 2.99 times the sum of the executive officer’s base salary plus target annual incentive opportunity under the Short-Term Incentive Program, unless the Company seeks shareholder approval.

Termination Following a Change in Control

The executive officers are not participants in the FirstEnergy Change in Control Severance Plan. However, under the FirstEnergy 2020 ICP, if the LTIP is not replaced by a buyer, LTIP awards will be paid at target, prorated for the number of full months worked in the cycle. Time-based restricted stock awards vest in full upon a CIC. There are no excise tax “gross-up” provisions.

Death & Disability

In the event of an executive officer’s death or Disability (as defined in the applicable plan documents) as of December 31, 2024, each of the executive officers would also be provided additional accelerated vesting for certain outstanding equity as described in the 2024 Post-Termination Compensation and Benefits table above and quantified in the LTIP and Other Award Payments Under Termination table below.

LTIP and Other Award Payments Under Termination

In the event of an executive officer’s separation of service as of December 31, 2024, the executive officer would be provided vested outstanding equity or cash awards as quantified in the LTIP and Other Award Payments Under Termination table below. Since 2010, awards of performance-adjusted RSUs require a termination without cause following a CIC for accelerated vesting. For purposes of the calculations in the table below, we have assumed the equity awards would be replaced by the successor prior to a termination without cause.

	Retirement/ Voluntary Termination(1)	Involuntary Separation(2)	Death(3)	Disability(4)	Termination Without Cause Following a CIC(5)
W. Douglas Mokoid President (Principal Executive Officer)	N/A	$320,620	$320,620	$320,620	$320,620

Teresa Reed Vice President, State Finances and Regulatory (Principal Financial Officer)	N/A	$0	$0	$0	$0

(1)	Mr. Mokoid and Ms. Reed do not meet the retirement eligibility requirements for age and service under the LTIP as of December 31, 2024.
(2)

The amounts set forth in the “Involuntary Separation” column represent the estimated amounts that would be payable to the executive officer as a result of a December 31, 2024 involuntary severance without cause. LTIP awards are prorated based on full months of service. At the time of payment, the LTIP awards will be adjusted for actual performance. If we applied the actual performance results of 80% of target for the 2022-2024 cycle, the values would be as follows: Mr. Mokoid – $299,244; and Ms. Reed – N/A. Since the restricted stock award for Ms. Reed was granted on December 30, 2024, she is not eligible for a prorated portion of the award upon involuntary separation (no full months of service).

(3)

The amounts set forth in the “Death” column represent the estimated amounts that would be payable to the executive officer as a result of a death on December 31, 2024. In the event of a death, the LTIP awards are prorated and payable at target based on the fair market value on the date of death. All restricted stock awards fully vest. LTIP amounts represented in the table are prorated based on full months of service at target.

(4)

The amounts set forth in the “Disability” column represent the estimated amounts that would be payable to the executive officer as a result of termination due to Disability on December 31, 2024. LTIP awards are prorated and payable at the end of the performance period and based on actual performance. If we applied the actual performance results of 80% of target for the 2022-2024 cycle, the values would be as follows: Mr. Mokoid – $299,244; and Ms. Reed – $50,361. All restricted stock awards fully vest. LTIP amounts represented in the table are prorated based on full months of service at target.

(5)

The amounts set forth in the “Termination Without Cause following a CIC” column represent the estimated amounts that would be payable to the executive officer as a result of the double trigger vesting of awards effective as of December 31, 2024. Unvested restricted stock would fully vest at target in the event of a termination without cause following a CIC. LTIP awards are prorated at target in the event of a termination without cause following a CIC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 1, 2025, FE held 100% of our issued and outstanding shares of common stock.

The following table sets forth information regarding the beneficial ownership (as beneficial ownership is defined in Rule 13d-3 under the Exchange Act) of JCP&L’s common stock as of March 31, 2025 by:

•	Each person who beneficially owns more than 5% of our membership interests;

•	Each member of the JCP&L Board;

•	Each of our executive officers; and

•	All of our directors and executive officers as a group.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated membership interests. According to the rules adopted by the SEC, a person “beneficially owns” securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

Name and Address of Beneficial Holder(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
FirstEnergy Corp.(2)	13,682,447	100%
Teresa Reed
Tracy M. Ashton	—	—
Linda Bowman	—	—
John E. Harmon	—	—
W. Douglas Mokoid	—	—
A. Wade Smith	—	—
Toby L. Thomas	—	—
All executive officers and members of the JCP&L Board as a group (seven persons)	—	—

(1)	Except as otherwise indicated, the address for the beneficial owners listed is 300 Madison Avenue, Morristown, New Jersey 07962.
(2)

The FE Board has voting and dispositive power over the units. The FE Board is composed of more than three individuals who have authority over the voting and disposition of the units. The business address is FirstEnergy Corp., 341 White Pond Drive, Akron, Ohio 44320.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with FirstEnergy

We are party to several agreements with FirstEnergy, which held 100% of our outstanding common stock as of March 1, 2025.

Money Pool Agreement

We, as well as other FE regulated subsidiaries, have entered into a money pool agreement which provides for the ability to borrow from each other and FE to meet short-term working capital requirements. FESC administers this money pool and tracks surplus funds of FE and the respective regulated subsidiaries, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreement must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from the regulated pool and is based on the average cost of funds available through the money pool.

Service Agreement

We, as well as other subsidiaries of FE, are party to a Service Agreement with FESC, pursuant to which FESC provides services to us and other subsidiaries of FE. Among other things, FESC provides us with basic operating services including, but not limited to, executive services, accounting and finance, internal auditing, risk management, human resources, corporate affairs, corporate communications, information technology, policy and compliance, records management, and legal services. We may also request additional services from FESC, such as operations management, construction, maintenance, asset oversight, customer service, rates and regulatory affairs, environmental, corporate real estate, strategic planning and operations, business development, and investment management. For the years ended December 31, 2024, 2023 and 2022, we compensated FESC an aggregate amount of approximately $173.6 million and, $182 million, and $151.5 million, respectively, for services provided under the Service Agreement.

Mutual Assistance Agreement

We entered into a Mutual Assistance Agreement with other subsidiaries of FE, pursuant to which we and the other subsidiaries of FE are able to request and receive non-power goods and services from one another consistent with the terms and conditions of the agreement. For the years ended December 31, 2024, 2023 and 2022, we compensated subsidiaries of FE an aggregate amount of approximately $14.0 million, $31.0 million, and $14.0 million, respectively, for goods and services provided under the Mutual Assistance Agreement.

Income Tax Allocation Agreement

We have entered into an income tax allocation agreement with our subsidiaries that sets forth the terms for allocating the consolidated tax liability of JCP&L, reimbursing JCP&L for payment of such tax liability, and compensating JCP&L for use of its tax losses or credits.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Outstanding Notes with an opportunity to acquire New Notes which, unlike the Outstanding Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the New Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

The Outstanding Notes were originally issued and sold on December 5, 2024 to the initial purchasers, pursuant to the purchase agreement dated December 2, 2024. The Outstanding Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resale of the Outstanding Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Outstanding Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act (“Rule 144A”), (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuances and sales of the Outstanding Notes, we entered into a registration rights agreement in respect of the Outstanding Notes on December 5, 2024, among JCP&L and the initial purchasers (the “Registration Rights Agreement”), pursuant to which we agreed to use our reasonable best efforts to cause to be filed with the SEC a registration statement covering the exchange by us of the New Notes for the Outstanding Notes, pursuant to the exchange offer. The Registration Rights Agreements provide that we will use our reasonable best efforts to cause to be filed with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and cause the exchange offer to be commenced promptly after the exchange offer registration statement is declared effective by the SEC to holders of Outstanding Notes who are able to make certain representations the opportunity to exchange their Outstanding Notes for New Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the New Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the New Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the applicable Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to the New Notes as it has in other interpretations to third parties.

Each holder of Outstanding Notes that exchanges such Outstanding Notes for New Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of New Notes, and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Outstanding Notes or New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will cause any and all Outstanding Notes to be accepted that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offer; provided that, Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the New Notes are the same as the form and terms of the Outstanding Notes except that:

(1)	the New Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2)	the New Notes will not contain the registration rights and increased interest provisions contained in the Outstanding Notes; and

(3)	interest on the New Notes will accrue from the last interest date on which interest was paid on your Outstanding Notes.

The New Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Outstanding Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses” and “Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on      , 2025, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)	provide to the registered holders an announcement of any extension and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

a.	to delay accepting any Outstanding Notes,

b.	to extend the exchange offer, or

c.	to terminate the exchange offer, or

(2)

to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Outstanding Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Outstanding Notes through Brokers and Banks

Since the Outstanding Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Outstanding Notes and will be the only entity that can tender your Outstanding Notes for New Notes. Therefore, to tender Outstanding Notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Outstanding Notes to tender your Outstanding Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OUTSTANDING NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OUTSTANDING NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON     , 2025.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1)	you or any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is acquiring them in the ordinary course of business;

(2)

neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is engaging in or intends to engage in a distribution of the New Notes within the meaning of the federal securities laws;

(3)

neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer has an arrangement or understanding with any person to participate in the distribution of New Notes issued in the exchange offer;

(4)	neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is an “affiliate” as defined under Rule 405 of the Securities Act; and

(5)

if you or another person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is a broker-dealer and you acquired the Outstanding Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

BY TENDERING YOUR OUTSTANDING NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the New Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Outstanding Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of New Notes acquired in the exchange offer, you or that person:

(1)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Outstanding Notes.

You may tender some or all of your Outstanding Notes in this exchange offer. However, your Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

When you tender your Outstanding Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of Outstanding Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Outstanding Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Outstanding Note not properly tendered;

(2)	refuse to accept any Outstanding Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Outstanding Notes as we will reasonably determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Outstanding Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Outstanding Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the Outstanding Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of Outstanding Notes by causing the book-entry transfer of such Outstanding Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Outstanding Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1)	Name of the beneficial owner tendering such Outstanding Notes;

(2)	Account number of the beneficial owner tendering such Outstanding Notes;

(3)	Principal amount of Outstanding Notes tendered by such beneficial owner; and

(4)	A confirmation that the beneficial holder of the Outstanding Notes tendered has made the representations for our benefit set forth under “Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Outstanding Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Outstanding Notes. We will ask the exchange agent to instruct DTC to promptly return those Outstanding Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Outstanding Notes on behalf of holders of the Outstanding Notes.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

We will accept validly tendered Outstanding Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Outstanding Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Outstanding Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

No Guaranteed Delivery Procedures

Guaranteed delivery procedures are not available in connection with the exchange offer.

Withdrawal Rights

You may withdraw your tender of Outstanding Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Outstanding Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the Outstanding Notes to be withdrawn; and

(2)

identify the Outstanding Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Outstanding Notes; specify the name and number of an account at the DTC to which your withdrawn Outstanding Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any Outstanding Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Outstanding Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Outstanding Notes and may terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)

seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Outstanding Notes in the exchange offer; or

(3)

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Outstanding Notes or the New Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Outstanding Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Outstanding Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Exchange Agent

By Mail or in Person

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

Corporate Trust Reorg Unit

500 Ross Street

Suite 625

Pittsburgh, PA, 15262

Attn: Meera Thillai

For Email (for Eligible Institutions Only)

Email: ct_reorg_unit_inquiries@bnymellon.com

For Information and to Confirm by Telephone

615-381-1655

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by U The Bank of New York Mellon Trust Company, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent registered public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone or in person by our and our affiliates’ officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes.

Transfer Taxes

If you tender Outstanding Notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING NOTES

If you do not tender your Outstanding Notes, you will not have any further registration rights, except for the rights described in the applicable Registration Rights Agreement and described above, and your Outstanding Notes will continue to be subject to the provisions of the Indenture governing the Outstanding Notes regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of the Outstanding Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Outstanding Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Outstanding Notes in the exchange offer, your ability to sell your Outstanding Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the Indenture governing the Outstanding Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Outstanding Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Outstanding Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)

so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreements also require that we cause to be filed a shelf registration statement if:

(1)

the Issuer determines that the registration of the New Notes is not available or may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC;

(2)

a holder participating in the exchange offer does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Issuer within the meaning of the Securities Act) and notifies the Issuer within 30 days after such holder first becomes aware of such restrictions;

(3)	the exchange offer is not for any reason completed by the 366th day after the initial issuance of the Outstanding Notes; or

(4)	the Issuer receives a written request from any Initial Purchaser representing that it holds Outstanding Notes that are or were ineligible to be exchanged in the exchange offer.

We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

Outstanding Notes may be subject to restrictions on transfer until:

(1)	a person other than a broker-dealer has exchanged the Outstanding Notes in the exchange offer;

(2)	a broker-dealer has exchanged the Outstanding Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3)	the Outstanding Notes are sold under an effective shelf registration statement that we have caused to be filed; or

(4)	the Outstanding Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF THE NOTES

The Outstanding Notes were issued on December 5, 2024 in private offerings in the United States only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

In the exchange offer, we will issue up to $700,000,000 aggregate principal amount of New Notes. The New Notes will be issued under indenture, dated as of July 1, 1999, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of October 31, 2007, between us and the Trustee (the “Indenture”), under which the Outstanding Notes were also issued. The following statements relating to the Notes, and the Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the forms of Notes and the Indenture, to which reference is hereby made, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act of 1939, as amended (the “TIA”). The Indenture does not limit the aggregate principal amount of senior notes that we may issue under the Indenture.

The New Notes will be treated as a single class with any Outstanding Notes that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of Outstanding Notes who do not exchange their Outstanding Notes for New Notes will vote together with the holders of the New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes issued under the Indenture. In determining whether holders of the requisite percentage of aggregate principal amount of Notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Outstanding Notes that remain outstanding after the exchange offer will be aggregated with the New Notes, and the holders of these Outstanding Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Notes to specified percentages in aggregate principal amount of the outstanding Notes mean, at any time after the exchange offer for the Outstanding Notes is consummated, such percentage in aggregate principal amount of such Outstanding Notes and the New Notes then outstanding. As used in this Description of the Notes, the term “Notes” refers to both the Outstanding Notes and the New Notes.

General

The Notes will mature on January 15, 2035, unless earlier redeemed as described under “—Optional Redemption” below.

We will not pay any additional amounts on the Notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the Notes. There is no sinking fund for the Notes. The Notes are not convertible into, or exchangeable for, equity securities of FirstEnergy.

Ranking

The Notes will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, senior to all of our existing and future subordinated indebtedness and effectively junior to all of our future senior secured indebtedness to the extent of the value of the collateral securing such secured indebtedness. As of December 31, 2024, we had approximately $2.350 billion of senior unsecured and unsubordinated indebtedness and included (i) $650 million aggregate principal amount of outstanding 4.30% Senior Notes due 2026; (ii) $500 million aggregate principal amount of outstanding 2.75% Senior Notes due 2032; (iii) $200 million aggregate principal amount of outstanding 6.40% Senior Notes due 2036; and (iv) $300 million aggregate principal amount of outstanding 6.15% Senior Notes due 2037.

Interest

Interest on the Notes will:

•	be payable in U.S. dollars and accrue at a rate of 5.100% per annum;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	be payable on a semi-annual basis in arrears on each January 15 and July 15, beginning on July 15, 2025;

•	initially accrue from December 5, 2024, and including, the date of original issuance; and

•

be paid to the persons in whose names the Notes are registered at the close of business on the regular record date, which is the Business Day immediately preceding each interest payment date (other than an interest payment date that is a maturity date or redemption date), so long as the Notes are issued in the form of global securities deposited with or on behalf of DTC or a successor depositary (see “—Book-Entry”). Otherwise, the record date will be the fifteenth calendar day next preceding each interest payment date (whether or not a Business Day); provided, however, that, if and to the extent we shall default in the payment of interest due on such interest payment date, such defaulted interest shall be paid to the respective persons in whose names such outstanding Notes are registered at the close of business on a date (the “Special Record Date”) not less than 10 days nor more than 15 days next preceding the date of payment of such defaulted interest, such Special Record Date to be established by the Trustee when moneys become available for the payment of interest by notice given by mail by or on behalf of us to the registered owners of Senior Notes not less than 10 days next preceding such Special Record Date. Notwithstanding the foregoing, interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. If any interest payment date should fall on a day that is not a Business Day, then the interest payment shall be made on the next succeeding Business Day and no interest shall accrue for the intervening period with respect to the payment so deferred. We are not required to make any transfers or exchanges of Notes for a period of 15 calendar days next preceding an interest payment date.

Additional interest is payable with respect to the Notes in certain circumstances if we do not consummate the Exchange Offer (or shelf registration, if applicable) as described in this prospectus under the heading “Exchange Offer; Registration Rights.” We shall pay all additional interest, if any, on the interest payment date for the period for which additional interest has accrued in the same manner as interest is paid on the Notes. References herein to “interest” are deemed to include additional interest unless the context expressly requires otherwise.

Optional Redemption

Prior to October 15, 2034 (three months prior to the maturity date of the Senior Notes) (the “Par Call Date”), we may redeem the Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal of the Senior Notes to be redeemed and interest thereon discounted to the redemption date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points less (b) interest accrued to the redemption date, and

•	100% of the principal amount of the Senior Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, we may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

The term “Treasury Rate,” as used above means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs:

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or

(2)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)

if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date as follows:

(1)

we shall select (a) the United States Treasury security maturing on the Par Call Date, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the Par Call Date, then the United States Treasury security with the maturity date that is closest to the Par Call Date, subject to clauses (2) and (3) below, as applicable; or

(2)

if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the Par Call Date, one or more with maturity dates preceding the Par Call Date and one or more with maturity dates following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding and closest to the Par Call Date, subject to clause (3) below; or

(3)

if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

We will send notice of any redemption between 30 days and 60 days before the redemption date to each holder of the Notes to be redeemed.

Unless we default in payment of the redemption price and accrued interest, on and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption.

We will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other corporation or entity or sell or otherwise dispose of our properties as or substantially as an entirety to any person unless, among other things:

•	the successor or transferee is a corporation or other entity organized and existing under the laws of the United States or any state of the United States or the District of Columbia; and

•

the successor or transferee expressly assumes by supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on all of the senior notes and the performance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed by us.

Upon any consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, permissible under the provision described in the immediately preceding paragraph, the successor corporation formed by the consolidation or into which we are merged or to which the transfer is made will succeed to us, and be substituted for us, and may exercise every right and power of ours, under the Indenture with the same effect as if the successor corporation had been named as Jersey Central Power & Light Company in the Indenture, and we will be released from all obligations under the Indenture. For purposes of the Indenture, the conveyance or other transfer by us of (i) all or any portion of our facilities for the generation of electric energy or (ii) all of our facilities for the transmission of electric energy, in each case considered alone or in any combination with properties described in any other clause of the Indenture, will in no event be deemed to constitute a conveyance or other transfer of all our properties, as or substantially as an entirety.

Events of Default

The following constitute events of default under the Indenture with respect to the Notes:

•	default in the payment of principal of, and premium, if any, on, any senior note when due and payable;

•	default in the payment of interest on any senior note when due, including additional interest payable pursuant to the Registration Rights Agreement, which default continues for 60 days;

•

default in the performance or breach of any of our other covenants or agreements in the senior notes or in the Indenture and the continuation of the default for 90 days after we have received written notice of the default either from the Trustee or from the holders of at least 33% in aggregate principal amount of the outstanding senior notes; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership relating to us.

If an event of default occurs and is continuing, either the Trustee or the holders of a majority in aggregate principal amount of the outstanding senior notes may declare the principal amount of, and interest on, all of the senior notes to be due and payable immediately. At any time after an acceleration of the senior notes has been declared, and before any judgment or decree for the payment of the monies due has been obtained or entered, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due on the senior notes otherwise than by acceleration and all amounts due to the Trustee and all defaults, other than the non-payment of principal of, and accrued interest on, senior notes that have become due solely by acceleration of maturity, have been cured or waived, then our payment or deposit will cause an automatic waiver of the event of default and its consequences and will cause an automatic rescission and annulment of the acceleration of the senior notes.

The Indenture provides that the Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the senior notes unless those holders have offered to the Trustee security or indemnity reasonably satisfactory to it. Subject to the provisions for indemnity and certain other limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the outstanding senior notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee. The holders of a majority in aggregate principal amount of the outstanding senior notes generally will have the right to waive any past default or event of default (other than a default in the payment of principal or any premium or interest on the senior notes) on behalf of all holders of the senior notes. The Indenture provides that no holder of the senior notes may institute any action against us under the Indenture unless it has previously given to the Trustee written notice of the occurrence and continuance of an event of default and unless the holders of a majority in aggregate principal amount of the senior notes then outstanding affected by the event of default have requested the Trustee to institute the action and have offered the Trustee reasonable indemnity, and the Trustee has not instituted the action within 60 days of the request. Furthermore, no holder of the senior notes will be entitled to institute any action if and to the extent that the action would affect, disturb or prejudice the rights of other holders of the senior notes. Notwithstanding that the right of a holder of the senior notes to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each holder of a senior note has the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on such senior note when due and to institute suit for the enforcement of such payment, and those rights may not be impaired without the consent of such holders.

The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the senior notes, is required to give holders of the senior notes notice of any default known to the Trustee, unless cured or waived. However, except in the case of default in the payment of principal of, or premium, if any, or interest on, any senior notes, the Trustee may withhold notice if it determines in good faith that it is in the interest of holders of those senior notes to do so. We are required to deliver to the Trustee each year an officer’s certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture.

Modification with Consent of Holders

Modification and amendment of the Indenture by an indenture or indentures supplemental thereto may be effected by us and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding senior notes, provided that no modification or amendment may, without the consent of the holder of each outstanding senior note affected by such modification or amendment:

•	change the maturity date of such senior notes;

•	reduce the rate or extend the time of payment of interest on such senior notes;

•	reduce the principal amount of, or premium payable on, such senior notes;

•	change the coin or currency of any payment of principal of, or premium, if any, or interest on, such senior notes;

•

change the date on which such senior notes may be redeemed or repaid at the option of their holders or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to such senior notes; or

•	modify the foregoing requirements or reduce the percentage of outstanding senior notes necessary to modify or amend the Indenture or to waive any past default.

Modification without Consent of Holders

Modification and amendment of the Indenture by an indenture or indentures supplemental thereto may be effected by us and the Trustee without the consent of the holders of any senior notes:

•

to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no senior note outstanding created prior to the execution of such supplemental indenture effecting the change or elimination which such senior note is entitled to the benefit of the applicable provision, or such change or elimination is applicable only to senior notes issued after the effective date of the change or elimination;

•	to establish the form of senior notes as permitted by the Indenture or to establish or reflect any terms of any senior note determined pursuant to a company order;

•	to evidence the succession of another corporation to us as permitted by the Indenture, and the assumption by any successor of our covenants in the Indenture and the senior notes;

•	to specify further the duties and responsibilities of, and to define further the relationship among the Trustee, any Authenticating Agent and any paying agent;

•	to grant to or confer upon the Trustee for the benefit of the holders of senior notes any additional rights, remedies, powers or authority;

•	to permit the Trustee to comply with any duties imposed upon it by law;

•

to add to our covenants for the benefit of the holders of senior notes, to add to the security for the senior notes, to surrender a right or power conferred on us in the Indenture or to add any event of default;

•	to comply with our obligations related to the limitations on liens covenant;

•	to make such provisions as may be necessary to issue any exchange notes issued in exchange for the Senior Notes pursuant to the Registration Rights Agreement or similar agreement;

•

to supply omissions, cure ambiguities or cure, correct or supplement any defective or inconsistent provision, which actions, in each case, are not inconsistent with the Indenture or prejudicial to the interest of the holders of senior notes in any material respect; or

•	to make any other change that is not prejudicial to the holders of the senior notes in any material respect.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of the senior notes, or which modifies the rights of the holders of the senior notes of one or more series with respect to that covenant or provision, will be deemed not to affect the rights under the Indenture of the holders of the senior notes of any other series.

Defeasance and Discharge

The Indenture provides that we will be discharged from any and all obligations in respect to the senior notes and the Indenture (except for certain obligations such as obligations to register the transfer or exchange of the senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, we have paid or caused to be paid the principal of, and premium, if any, and interest on, all outstanding senior notes, as and when the same shall have become due and payable, we have delivered to the Trustee for cancellation the outstanding senior notes, or we have irrevocably deposited with the Trustee, in trust for the benefit of the holders of senior notes, money or certain United States government obligations, or any combination of money and certain United States government obligations, which will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on, the senior notes on the dates payments are due in accordance with the terms of the Indenture and the senior notes; provided, that unless all of the senior notes mature within 90 days of the deposit by redemption or otherwise, we will also have delivered to the Trustee an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Indenture. After we have been discharged from our obligations under the Indenture, the holders of the senior notes may look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

In the event that all of the conditions set forth above have been satisfied for the Notes, except that the opinion of counsel referred to in the proviso to the first sentence of the immediately preceding paragraph need not be based on a change in law or a ruling of the United States Internal Revenue Service, then the provisions of the Indenture will remain in full force and effect and the indebtedness represented by, and our obligations under, such Notes will be deemed satisfied and we will be released with respect to the Notes from certain of our covenants under the Indenture, including the covenants described below in “—Consolidation, Merger and Sale or Disposition of Assets,” “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Lease-Back Transactions”.

Certain Covenants

Limitation on Liens

The Indenture provides that, so long as any senior notes are outstanding, we may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any Lien (as defined below) on any of our Operating Property (as defined below), whether owned at the date of the Indenture or subsequently acquired, without effectively securing such senior notes (together with, if we so determine, any of our other indebtedness ranking equally with such senior notes) equally and ratably with that Debt (but only so long as that Debt is so secured).

The foregoing restriction will not apply to:

(1)	Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property);

(2)

Liens on operating property of a corporation existing at the time the corporation is merged into or consolidated with, or at the time the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

(3)

Liens on Operating Property to secure all or part of the costs of acquisition, construction, development or substantial repair, alteration or improvement of such property or to secure any Debt incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of the substantial repair or alteration, construction, development or substantial improvement of such property;

(4)

Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or substantially repairing, altering or improving our Operating Property;

(5)	Liens to compensate the Trustee as provided in the Indenture; or

(6)

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (5); provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) through (5), must not exceed the principal amount of Debt, plus any premium or fee payable in connection with the extension, renewal or replacement, so secured at the time of the extension, renewal or replacement.

However, the foregoing restriction will not apply to our issuance, assumption or guarantee, or permission to exist, of Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with the principal amount of all of our other secured Debt then outstanding (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of all Sale and Lease-Back Transactions (as defined below) existing at that time (other than any Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (6) and Sale and Lease-Back Transactions that are permitted by the first sentence of “—Limitation on Sale and Lease-Back Transactions” below), does not exceed the greater of 15% of Tangible Assets and 15% of Capitalization (as those terms are defined below).

Limitation on Sale and Lease-Back Transactions

The Indenture provides that so long as any senior notes are outstanding, we may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property, if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that Operating Property or the placing in operation of that Operating Property or of that Operating Property as constructed or developed or substantially repaired, altered or improved.

This restriction will not apply if:

•

we would be entitled pursuant to any of the provisions described in clauses (1) to (6) of the second paragraph under “—Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on that Operating Property without equally and ratably securing the senior notes;

•

after giving effect to a Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the third paragraph under “—Limitation on Liens,” at least $1.00 of additional Debt secured by Liens (other than Liens permitted by the provisions described in clauses (1) to (6) of the second paragraph under “—Limitation on Liens”); or

•

we apply within 180 days after the effective date of the Sale and Lease-Back Transaction an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our board of directors) of the Operating Property so leased, to the retirement of senior notes or other Debt of ours ranking senior to, or equally with, the senior notes, subject to reduction by an amount equal to the principal amount, plus premium or fee, if any, paid in connection or with any redemption in accordance with the terms of Debt voluntarily retired during the 180-day period excluding retirement pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

Availability of Financial Statements

So long as any of the Notes are outstanding:

(1)

at any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, we will make available to the holders of the Notes our audited annual and unaudited quarterly financial statements within 105 days after the end of the period covered by such financial statements either by posting such financial statements on a website (which may be a private website or any website maintained by the SEC, including EDGAR) or by delivering such financial statements through any other method as may be permitted by the procedures of DTC. For the avoidance of doubt, “financial statements,” as used in the Indenture, will include only a balance sheet, a statement of operations and a statement of cash flows, each prepared in accordance with generally accepted accounting principles (United States or, as may become applicable in the future, international), and such financial statements need not satisfy the requirements of Regulation S-X under the Securities Act, and, in the case of such statements that are unaudited, may be subject to year-end adjustments and may exclude detailed footnotes; and

(2)

at any time the Company is subject to Section 13 or 15(d) of the Exchange Act, any annual or quarterly reports (on Form 10-K or Form 10-Q or any respective successor form) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the Trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor rule)). Documents filed by us with the SEC via the EDGAR system (or any successor system) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR (or any successor thereto), it being understood that the Trustee shall not be responsible for determining whether such filings have been made.

Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an officer’s certificate).

Certain Definitions

Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full description of all such terms, as well as any other terms used herein for which no definition is provided.

“Business Day” means each day that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, or in the city where the corporate trust office of the Trustee is located, are obligated or authorized by law or executive order to close.

“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for Debt maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities, premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury. Capitalization will be determined in accordance with GAAP and practices applicable to the type of business in which we are engaged and that are approved by independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

“Consolidated Subsidiary” means any subsidiary whose accounts are or are required to be consolidated with our accounts in accordance with GAAP.

“Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities or any guarantees thereof.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a basis consistent with those used in the preparation of our financial statements.

“Hybrid Preferred Securities” means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

(i)

such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to us, or a wholly owned subsidiary of us, in exchange for Subordinated Indebtedness issued by us;

(ii)

such preferred securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on the related Subordinated Indebtedness; and

(iii)

we make periodic interest payments on the related Subordinated Indebtedness, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the preferred securities.

“Hybrid Preferred Securities Subsidiary” means any limited partnership or business trust (or similar entity) (i) all of the general partnership or common equity interest of which is owned (either directly or indirectly through one or more wholly-owned subsidiaries of us or any Consolidated Subsidiary of us) at all times by us, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of Subordinated Indebtedness issued by us and payments made from time to time on such Subordinated Indebtedness.

“Lien” means any mortgage, security interest, pledge or lien.

“Operating Property” means: (i) any interest in real property owned by us; and (ii) any asset owned by us that is depreciable in accordance with GAAP, excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction).

“Sale and Lease-Back Transaction” means any arrangement with any person or entity providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the Indenture.

“Subordinated Indebtedness” means any of our unsecured Debt (i) issued in exchange for the proceeds of Hybrid Preferred Securities and (ii) subordinated to the rights of holders of senior notes under the Indenture.

“Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, goodwill, trademarks, trade names, patents, and unamortized debt discount and expense; and (ii) appropriate adjustments, if any, on account of minority interests. Tangible Assets will be determined in accordance with GAAP and practices applicable to the type of business in which we are engaged and that are approved by the independent accountants regularly retained by us and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to us from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction; and (ii) the net book value of the property leased, as determined by us in accordance with GAAP, in either case multiplied by a fraction, the numerator of which will be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which will be equal to the number of full years of the term of the lease, without regard, in any case, to any renewal or extension options contained in the lease.

Resignation or Removal of the Trustee

The Trustee may resign at any time upon at least 30 days’ prior written notice to us specifying the day upon which the resignation is to take effect and that resignation will take effect immediately upon the later of the appointment of a successor trustee and the day specified by the Trustee.

The Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of the then outstanding senior notes. In addition, so long as no event of default under the Indenture or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon written notice to the Trustee and the holder of each senior note outstanding and appoint a successor trustee meeting the requirements of the Indenture.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the Indenture. The Indenture provides that our obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the Trustee as such.

The Trustee is also a depositary of ours and certain of our affiliates and has in the past made, and may in the future make, periodic loans to us and certain of our affiliates. An affiliate of the Trustee is a lender under our and our affiliates’ credit facilities.

Book-Entry

Global Notes

The Notes will initially be represented by one or more Global Notes, which will be issued in definitive, fully registered, book-entry form. The Global Notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

Notes that are purchased pursuant to Regulation S under the Securities Act (“Regulation S”) will initially be represented by a temporary Global Note (the “Temporary Regulation S Global Note”). After the expiration of the period ending 40 days after the later of the commencement of the offering and the date the Notes were initially issued (the “Regulation S Distribution Compliance Period”), holders of beneficial interests in the Temporary Regulation S Global Note may exchange their beneficial interests for beneficial interests in a permanent Global Note representing Notes purchased pursuant to Regulation S, upon certification that such beneficial owner is not a “U.S. person” as such term is used in Regulation S or upon certification that such beneficial owner is a U.S. person who purchased its interest in the Notes in a transaction that did not require registration of the Senior Notes under the Securities Act. Prior to the expiration of the Regulation S Distribution Compliance Period, any sale or transfer of interests in Senior Notes purchased pursuant to Regulation S to, or for the account or benefit of, U.S. persons will not be permitted. See “Transfer Restrictions.”

DTC, Clearstream and Euroclear

Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as Direct Participants and Indirect Participants (each, as defined below) in DTC. Investors may hold interests in the Global Notes through either DTC (in the United States), Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (“Euroclear”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the Global Notes on behalf of their participants, through customer securities accounts in Clearstream’s or Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold those positions in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of the Company, the initial purchasers or the Trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

•

The DTC rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The information on such website is not incorporated by reference into this prospectus.

•

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

•

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the Notes; DTC’s records will reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

•

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

•

Beneficial Owners of Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults, and proposed amendments to the Indenture. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

•

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

•

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC will mail an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy will assign Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

•

Redemption proceeds and distributions on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the date such amounts are payable in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Direct Participants or Indirect Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our or the Trustee’s responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

•

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor depository is not obtained, certificated Notes are required to be printed and delivered.

•	We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated Notes will be printed and delivered to DTC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participating organizations through electronic book-entry changes in accounts of its participating organizations, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participating organizations, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participating organizations are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the initial purchasers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participating organization either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We expect that under procedures established by DTC:

•

upon deposit of the Global Notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the initial purchasers with portions of the principal amounts of the Notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct Participants and Indirect Participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture and under the Notes. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a Global Note will not be entitled to have Notes represented by that Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if that holder is not a Direct Participants or Indirect Participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or the Notes.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Global Notes as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the Notes held beneficially through Clearstream will be credited to cash accounts of its participating organizations in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Payments on the Senior Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a Global Note upon surrender by DTC of the Global Note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing; or

•	we determine (subject to DTC’s procedures) not to have the Notes represented by such Global Notes.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any Direct Participants or Indirect Participant in identifying the Beneficial Owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

Governing Law

The Indenture is, and the New Notes will be, governed by and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations related to the exchange of Outstanding Notes for New Notes in the exchange offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary is limited to holders who hold their Outstanding Notes as capital assets within the meaning of Section 1221 of the Code (generally for investment purposes). This summary does not address all aspects of U.S. federal income taxes related to the exchange of Outstanding Notes for New Notes in the exchange offer and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including investors subject to the rules of Section 451(b) by reason of their use of certain financial statements, dealers or traders in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, pension plans, individual retirement accounts or other tax-deferred accounts, investors subject to the alternative minimum tax, and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Outstanding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders of Outstanding Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes and their members; and

•	tax consequences to certain former citizens or residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Outstanding Notes, the tax treatment of the exchange offer to a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors regarding the tax consequences of the exchange offer.

This summary of U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction. This summary also does not address any U.S. federal tax consequences other than income tax, such as U.S. federal alternative minimum tax consequences, the potential application of the Medicare tax on net investment income, and any U.S. federal estate or gift tax consequences. If you are considering the purchase of Notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

The exchange of Outstanding Notes for New Notes will not constitute a taxable exchange. As a result, (1) a holder of Outstanding Notes should not recognize a taxable gain or loss as a result of exchanging such holder’s Outstanding Notes for New Notes, (2) the holding period of the New Notes received should include the holding period of the Outstanding Notes exchanged therefor, and (3) the adjusted tax basis of the New Notes received should be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before such exchange. The United States federal income tax consequences of holding and disposing of your New Notes generally will be the same as those applicable to your Outstanding Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. Starting on the expiration date and ending on the close of business 180 days after the commencement of the exchange offer, we have agreed to cause this prospectus, as amended or supplemented, to be made available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the commencement of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than underwriting discounts and commissions and any brokerage commissions and transfer taxes and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters will be passed upon for us by James A. Arcuri, Esq., Associate General Counsel of FirstEnergy Service Company, an affiliate, and Morgan, Lewis & Bockius LLP, and for the initial purchasers by Cravath, Swaine  & Moore LLP.

EXPERTS

The financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Page
JERSEY CENTRAL POWER AND LIGHT COMPANY AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2024, 2023, AND 2022

Glossary of Terms	F-2

Report of Independent Registered Public Accounting Firm for the financial statements as of December 31, 2024, 2023 and 2022, which comprise the Balance Sheets as of December 31, 2024 and 2023 and the Statements of Income, of Members’ Equity, and of Cash Flows for the Years Ended December 31, 2024, 2023 and 2022

F-5
Statements of Income for the Years Ended December 31, 2024, 2023 and 2022	F-7
Balance Sheets as of December 31, 2024 and 2023	F-8
Statements of Members’ Equity for the Years Ended December 31, 2024, 2023 and 2022	F-9
Statements of Cash Flows for the Years Ended December 31, 2024, 2023 and 2022	F-10
Notes to Financial Statements	F-11

GLOSSARY OF TERMS

The following abbreviations and acronyms may be used in these financial statements to identify Jersey Central Power & Light Company and its affiliated companies:

ATSI	American Transmission Systems, Incorporated, a transmission subsidiary of FET
CEI	The Cleveland Electric Illuminating Company, an Ohio electric utility subsidiary of FE
Electric Companies	OE, CEI, TE, JCP&L, MP, PE and FE PA (as successor-in-interest to Penn, MN and WP)
FE	FirstEnergy Corp., a public utility holding company
FE PA	FirstEnergy Pennsylvania Electric Company, a Pennsylvania electric utility subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE
FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services
FET	FirstEnergy Transmission, LLC a consolidated VIE of FE, and the parent company of ATSI, MAIT and TrAIL, and having a joint venture in PATH
FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries
JCP&L	Jersey Central Power & Light Company, a New Jersey electric utility subsidiary of FE
KATCo	Keystone Appalachian Transmission Company, a transmission subsidiary of FE
MAIT	Mid-Atlantic Interstate Transmission, LLC, a transmission subsidiary of FET
ME	Metropolitan Edison Company, a former Pennsylvania electric utility subsidiary of FE, which merged with and into FE PA on January 1, 2024
MP	Monongahela Power Company, a West Virginia electric utility subsidiary of FE
OE	Ohio Edison Company, an Ohio electric utility subsidiary of FE
Ohio Companies	CEI, OE and TE
PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP
PE	The Potomac Edison Company, a Maryland and West Virginia electric utility subsidiary of FE
Penn	Pennsylvania Power Company, a former Pennsylvania electric utility subsidiary of OE, which merged with and into FE PA on January 1, 2024
Pennsylvania Companies	ME, PN, Penn and WP, each of which merged with and into FE PA on January 1, 2024
PN	Pennsylvania Electric Company, a former Pennsylvania electric utility subsidiary of FE, which merged with and into FE PA on January 1, 2024
TE	The Toledo Edison Company, an Ohio electric utility subsidiary of FE
TrAIL	Trans-Allegheny Interstate Line Company, a transmission subsidiary of FET
Transmission Companies	ATSI, KATCo, MAIT and TrAIL
TrAIL	Trans-Allegheny Interstate Line Company, a transmission subsidiary of FET
WP	West Penn Power Company, a former Pennsylvania electric utility subsidiary of FE, which merged with and into FE PA on January 1, 2024

The following abbreviations and acronyms may be used to identify frequently used terms in these financial statements:

AFS	Available-for-sale
AFSI	Adjusted Financial Statement Income
AFUDC	Allowance for Funds Used During Construction
AMI	Advanced Metering Infrastructure
AMT	Alternative Minimum Tax
AOCI	Accumulated Other Comprehensive Income (Loss)
ARO	Asset Retirement Obligation
ARP	Alternative Revenue Program
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
BGS	Basic Generation Service
CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act of 1980
CODM	Chief Operating Decision Maker
COVID-19	Coronavirus disease
DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and the U.S. Attorney’s Office for the S.D. Ohio
EDC	Electric Distribution Company
EE&C	Energy Efficiency and Conservation
EGS	Electric Generation Supplier
EH	Energy Harbor Corp.
EnergizeNJ	JCP&L’s second Infrastructure Investment Program
Exchange Act	Securities and Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FE Board	FE Board of Directors
FERC	Federal Energy Regulatory Commission
Fitch	Fitch Ratings Service
FPA	Federal Power Act
GAAP	Generally Accepted Accounting Principles in the United States of America
HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly
IRA of 2022	Inflation Reduction Act of 2022
IRS	Internal Revenue Service
LOC	Letter of Credit
MGP	Manufactured Gas Plants
Moody’s	Moody’s Investors Service, Inc.
MW	Megawatt
N.D. Ohio	Federal District Court, Northern District of Ohio
NERC	North American Electric Reliability Corporation
NJBPU	New Jersey Board of Public Utilities
NOL	Net Operating Loss
OAG	Ohio Attorney General
ODSA	Ohio Development Service Agency
OOCIC	Ohio Organized Crime Investigations Commission, which is composed of members of the Ohio law enforcement community and is chaired by the OAG
OPEB	Other Postemployment Benefits
PEER	FirstEnergy’s Program for Enhanced Employee Retirement, as announced in 2023
PJM	PJM Interconnection, LLC, an RTO
PJM Tariff	PJM Open Access Transmission Tariff
PUCO	Public Utilities Commission of Ohio

RFC	ReliabilityFirst Corporation
ROE	Return on Equity
RTO	Regional Transmission Organization
S.D. Ohio	Federal District Court, Southern District of Ohio
SEC	United States Securities and Exchange Commission
SLC	Special Litigation Committee of the FE Board
SOFR	Secured Overnight Financing Rate
S&P	Standard & Poor’s Ratings Service
Tax Act	Tax Cuts and Jobs Act adopted December 22, 2017

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Jersey Central Power & Light Company

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jersey Central Power & Light Company (the “Company”) as of December 31, 2024 and 2023, and the related statements of income, of comprehensive income, of common stockholder’s equity and of cash flows for each of the three years in the period ended December 31, 2024, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for the Effects of Rate Regulation

As described in Note 1 to the financial statements, the Company is subject to regulation that sets the prices (rates) the Company is permitted to charge customers based on costs that the regulatory agencies determine are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows. Management reviews the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, management will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. As of December 31, 2024, there were $265 million of regulatory assets, net.

The principal considerations for our determination that performing procedures relating to accounting for the effects of rate regulation is a critical audit matter are a high degree of auditor effort in performing procedures and evaluating audit evidence related to the recovery of regulatory assets and the settlement of regulatory liabilities.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others, (i) obtaining the Company’s correspondence with regulators, (ii) evaluating the reasonableness of management’s assessment regarding regulatory guidance, proceedings, and legislation and the related accounting implications, and (iii) testing, on a sample basis, the regulatory assets and liabilities by considering the provisions outlined in rate orders and other correspondence with regulators.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

April 1, 2025

We have served as the Company’s auditor since 2002.

JERSEY CENTRAL POWER & LIGHT COMPANY

STATEMENTS OF INCOME

	For the Years Ended December 31,
(In millions)	2024	2023	2022
REVENUES(1)	$2,315	$2,027	$2,055

OPERATING EXPENSES:
Purchased power	1,155	1,037	972
Other operating expenses(2)	656	555	602
Provision for depreciation	249	231	209
Amortization (deferral) of regulatory assets, net	(135)	(74)	51
General taxes	21	21	18

Total operating expenses	1,946	1,770	1,852

OPERATING INCOME	369	257	203

OTHER INCOME (EXPENSE):
Miscellaneous income, net(3)	34	42	59
Pension and OPEB mark-to-market adjustment (See Note 3)	24	(29)	(27)
Interest expense - other	(97)	(110)	(106)
Interest expense - affiliates	(20)	(14)	(1)
Capitalized financing costs	28	19	16

Total other expense	(31)	(92)	(59)

INCOME BEFORE INCOME TAXES	338	165	144
INCOME TAXES	90	35	25

NET INCOME	$248	$130	$119

STATEMENTS OF COMPREHENSIVE INCOME
NET INCOME	$248	$130	$119

OTHER COMPREHENSIVE INCOME:
Pension and OPEB prior service costs	1	—	—
Other comprehensive income	1	—	—
Income taxes on other comprehensive income	—	—	—
Other comprehensive income, net of tax	1	—	—

COMPREHENSIVE INCOME	$249	$130	$119

(1)	Includes $1 million for the years ended December 31, 2024, 2023 and 2022 of revenue from affiliates.
(2)	Includes $192 million, $183 million and $158 million for the year ended December 31, 2024, 2023 and 2022, respectively, of affiliated costs, certain of which are subject to capitalization.
(3)	Includes $1 million for the year ended December 31, 2022 of interest income from affiliates.

The accompanying Notes to Financial Statements are an integral part of these financial statements.

JERSEY CENTRAL POWER & LIGHT COMPANY

BALANCE SHEETS

(In millions, except share amounts)	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Receivables -
Customers	$284	$225
Less — Allowance for uncollectible customer receivables	6	9

	278	216
Affiliated companies	44	71
Other, net of allowance for uncollectible accounts of $6 million in 2023	28	31
Prepaid taxes and other	29	64

	379	382

PROPERTY, PLANT AND EQUIPMENT:
In service	8,697	8,278
Less — Accumulated provision for depreciation	2,409	2,365

	6,288	5,913

Construction work in progress	620	475

	6,908	6,388

INVESTMENTS AND OTHER NONCURRENT ASSETS:
Goodwill	1,811	1,811
Investments	282	281
Regulatory assets	265	—
Prepaid OPEB costs	215	180
Other	67	58

	2,640	2,330

TOTAL ASSETS	$9,927	$9,100

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Currently payable long-term debt	$1	$501
Short-term borrowings -
Affiliated companies	22	262
Other	—	200
Accounts payable -
Affiliated companies	1	2
Other	176	153
Accrued compensation and benefits	33	34
Customer deposits	34	36
Accrued taxes	21	4
Accrued interest	23	27
Other	34	32

	345	1,251

NONCURRENT LIABILITIES:
Long-term debt and other long-term obligations	2,339	1,648
Accumulated deferred income taxes, net	1,196	957
Nuclear fuel disposal costs	235	223
Retirement benefits	71	83
Regulatory liabilities	—	48
Other	764	758

	4,605	3,717

TOTAL LIABILITIES	4,950	4,968

STOCKHOLDER’S EQUITY:
Common stock, $10 par value, authorized 16,000,000 shares - 13,628,447 shares outstanding	136	136
Other paid-in capital	3,523	2,777
Accumulated other comprehensive loss	(4)	(5)
Retained earnings	1,322	1,224

TOTAL EQUITY	4,977	4,132

COMMITMENTS, GUARANTEES AND CONTINGENCIES (NOTE 11)

TOTAL LIABILITIES AND EQUITY	$9,927	$9,100

The accompanying Notes to Financial Statements are an integral part of these financial statements.

JERSEY CENTRAL POWER & LIGHT COMPANY

STATEMENTS OF COMMON STOCKHOLDER’S EQUITY

	Common Stock
(In millions, except share amounts)	Number of Shares	Carrying Value	Other Paid-In Capital	AOCI	Retained Earnings	Total Stockholder’s Equity
Balance, January 1, 2022	13,628,447	$136	$2,727	$(5)	$1,050	$3,908
Net income					119	119
Stock-based compensation(1)			6			6
Consolidated tax benefit allocation			9			9
Common stock dividends declared					(75)	(75)

Balance, December 31, 2022	13,628,447	$136	$2,742	$(5)	$1,094	$3,967

Net income					130	130
Stock-based compensation(1)			5			5
Equity contribution from parent			30			30

Balance, December 31, 2023	13,628,447	$136	$2,777	$(5)	$1,224	$4,132

Net income					248	248
Comprehensive income				1		1
Stock-based compensation(1)			6			6
Equity contribution from parent			740			740
Common stock dividend declared					(150)	(150)

Balance, December 31, 2024	13,628,447	$136	$3,523	$(4)	$1,322	$4,977

(1)	In the form of FE common equity granted to JCP&L employees.

The accompanying Notes to Financial Statements are an integral part of these financial statements.

JERSEY CENTRAL POWER & LIGHT COMPANY

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
(In millions)	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$248	$130	$119
Adjustments to reconcile net income to net cash from operating activities-
Depreciation, amortization and impairments	161	145	319
Transmission revenue collections, net	6	(14)	15
Deferred income taxes and investment tax credits, net	233	50	(1)
Spent nuclear fuel disposal trust income	12	12	11
Employee benefit costs, net	(22)	(27)	(44)
Pension and OPEB mark-to-market adjustment	(24)	29	27
Changes in current assets and liabilities-
Receivables	(32)	(6)	3
Prepaid taxes and other current assets	6	(9)	—
Accounts payable	(7)	(6)	14
Accrued taxes	17	1	(23)
Accrued interest	(4)	1	(1)
Accrued compensation and benefits	—	(5)	(4)
Other current liabilities	—	2	3
Collateral, net	29	(57)	(8)
Employee benefit plan funding and related payments	(7)	(7)	(7)
Other	(9)	25	16

Net cash provided from operating activities	607	264	439

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(877)	(633)	(483)
Sales of investment securities held in trusts	121	38	48
Purchases of investment securities held in trusts	(134)	(50)	(59)
Asset removal costs	(57)	(45)	(32)

Net cash used for investing activities	(947)	(690)	(526)

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Long-term debt	700	—	—
Short-term borrowings-
Affiliated companies, net	—	197	—
Other, net	—	200	—
Redemptions and repayments-
Long-term debt	(500)	—	—
Short-term borrowings-
Affiliated companies, net	(240)	—	(7)
Other, net	(200)	—	—
Equity contribution from parent	740	30	—
Common stock dividend payments	(150)	—	(75)
Other	(10)	(1)	(1)

Net cash provided from (used for) financing activities	340	426	(83)

Net change in cash, cash equivalents, and restricted cash	—	—	(170)
Cash, cash equivalents, and restricted cash at beginning of period	—	—	170

Cash, cash equivalents, and restricted cash at end of period	$—	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid (received) during the year:
Interest (net of amounts capitalized)	$96	$108	$99
Income taxes, net of refunds	$(101)	$(11)	$45
Significant non-cash transactions: Accrued capital investments	$82	$59	$39

The accompanying Notes to Financial Statements are an integral part of these financial statements.

JERSEY CENTRAL POWER & LIGHT COMPANY

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Terms.

JCP&L is a wholly owned subsidiary of FE. JCP&L owns property and does business as an electric public utility in New Jersey, providing distribution services to approximately 1.2 million customers, as well as transmission services in northern, western, and east central New Jersey. JCP&L has 1,296 employees and serves an area that has a population of approximately 2.8 million. JCP&L plans, operates, and maintains its transmission system in accordance with NERC reliability standards, and other applicable regulatory requirements. In addition, JCP&L complies with the regulations, orders, policies and practices prescribed by FERC and the NJBPU.

Certain prior year amounts have been reclassified to conform to the current year presentation.

The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period. JCP&L has evaluated events and transactions for potential recognition or disclosure through the date these financial statements were issued.

Economic Conditions

Economic conditions have stabilized across numerous material categories, but not all lead times have returned to pre-pandemic levels. Several key suppliers have seen improvements with capacity, but JCP&L continues to monitor the situation as demand increases across the industry, including due to data center usage. Inflationary pressures have moderated, which has improved the cost of materials, but certain categories have remained elevated. JCP&L continues to implement mitigation strategies to address supply constraints and does not expect any corresponding service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in demand, or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on JCP&L’s results of operations, cash flow and financial condition.

In February 2025, the new U.S. presidential administration announced the imposition of widespread and substantial tariffs on imports, with plans for additional tariffs to potentially be adopted in the future. Although certain of these tariffs were subsequently temporarily stayed, the situation is dynamic and subject to rapid change. The imposition of these or any other new or increased tariffs or resultant trade wars could have an adverse effect on JCP&L’s results of operations, cash flow and financial condition.

ACCOUNTING FOR THE EFFECTS OF REGULATION

JCP&L is subject to regulation that sets the prices (rates) that JCP&L is permitted to charge customers based on costs that the regulatory agencies determine are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows.

JCP&L reviews the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, JCP&L will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. If recovery of a regulatory asset is no longer probable, JCP&L will write off that regulatory asset as a charge against earnings. JCP&L considers the entire regulatory asset balance as the unit of account for the purposes of balance sheet classification rather than the next years recovery and as such net regulatory assets and liabilities are presented in the noncurrent section on JCP&L’s Balance Sheets. See Note 10, “Regulatory Matters,” of the Notes to Financial Statements for additional information.

The following table provides information about the composition of net regulatory assets and liabilities as of December 31, 2024 and December 31, 2023, and the changes during the year ended December 31, 2024:

	As of December 31,
Net Regulatory Assets (Liabilities) by Source	2024	2023	Change
	(In millions)
Asset removal costs	$(83)	$(97)	$14
Customer payables for future income taxes	(410)	(426)	16
Spent nuclear fuel disposal costs	(72)	(83)	11
Deferred transmission costs	(3)	3	(6)
Deferred distribution costs	206	114	92
Deferred generation costs	(12)	(7)	(5)
Storm-related costs	310	280	30
Energy efficiency program costs	208	73	135
New Jersey societal benefit costs	87	79	8
Vegetation management costs	7	7	—
Other	27	9	18

Net Regulatory Assets (Liabilities) included on the Balance Sheets	$265	$(48)	$313

The following is a description of the regulatory assets and liabilities described above:

Asset removal costs - Reflects amounts to be recovered or refunded through future rates to pay for the cost of activities to remove assets, including obligations for which an ARO has been recognized, that are expected to be incurred at the time of retirement.

Customer payables for future income taxes - Reflects amounts to be recovered or refunded through future rates to pay income taxes that become payable when rate revenue is provided to recover items such as AFUDC-equity and depreciation of property, plant and equipment for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to federal and state tax rate changes such as the Tax Act. These amounts are being amortized over the period in which the related deferred tax assets reverse, which is generally over the expected life of the underlying asset.

Spent nuclear fuel disposal costs - Reflects amounts collected from customers and the investment income, losses and changes in fair value of the trusts for spent nuclear fuel disposal costs related to the former nuclear generating facilities, Oyster Creek and Three Mile Island Unit 1.

Deferred transmission costs - Reflects differences between revenues earned based on actual costs for JCP&L’s formula transmission rate and the amounts billed, including amounts at December 31, 2023 expected to be refunded to, or recoverable from, wholesale transmission customers resulting from the FERC Audit, as further described below, which amounts are recorded as a regulatory asset or liability and recovered or refunded, respectively, in subsequent periods.

Deferred distribution costs - Principally represents costs related to the AMI and electric vehicle programs in New Jersey.

Deferred generation costs - Principally represents total costs, including energy and capacity, paid to third-party suppliers for their provision of BGS supply.

Storm-related costs - Relates to the recovery of storm costs, of which $41 million and $55 million are currently being recovered through rates as of December 31, 2024, and 2023, respectively.

Energy efficiency program costs - Primarily relates to the recovery or refund of costs associated with energy efficiency and renewable energy programs in New Jersey.

New Jersey societal benefit costs - Primarily relates to regulatory assets associated with MGP remediation, universal service and lifeline funds, and the New Jersey Clean Energy Program.

Vegetation management costs - Relates to regulatory assets associated with the recovery of certain distribution vegetation management costs in New Jersey, which are being amortized through 2031.

The following table provides information about the composition of net regulatory assets that do not earn a current return as of December 31, 2024 and 2023, of which approximately $45 million and $59 million, respectively, are currently being recovered through rates over varying periods, through 2068, depending on the nature of the deferral and the jurisdiction:

Regulatory Assets by Source Not Earning a Current Return	December 31, 2024	December 31, 2023	Change
	(In millions)
Storm-related costs	$310	$280	$30
Deferred distribution costs	101	66	35
Deferred generation costs	4	7	(3)
Vegetation management costs	7	7	—
Other	17	33	(16)

Regulatory Assets Not Earning a Current Return	$439	$393	$46

RECEIVABLES

JCP&L’s principal business is providing electric service to customers in New Jersey. JCP&L’s retail customers are metered on a cycle basis. Electric revenues are recorded based on energy delivered through the end of the calendar month. An estimate of unbilled revenues is calculated to recognize electric service provided from the last meter reading through the end of the month. This estimate includes many factors, among which are historical customer usage, load profiles, estimated weather impacts, customer shopping activity and prices in effect for each class of customer. In each accounting period, JCP&L accrues the estimated unbilled amount as revenue and reverses the related prior period estimate. Customer payments are generally due within 15 days. Retail generation sales relate to generation sales in New Jersey that are regulated by the NJBPU.

Receivables from customers include distribution and retail electric sales to residential, commercial and industrial customers. Other receivables include PJM receivables resulting from transmission sales. Management believes JCP&L’s uncollectible risk on PJM receivables is minimal due to the nature of PJM’s settlement process whereby members of PJM legally agree to share the cost of defaults and as a result there is no allowance for doubtful accounts.

Billed and unbilled customer receivables as of December 31, 2024 and 2023, are included below:

Customer Receivables	December 31, 2024	December 31, 2023
	(In millions)
Billed	$166	$126
Unbilled	118	99

	284	225
Less: Uncollectible Reserve	6	9

Total Customer Receivables	$278	$216

The allowance for uncollectible customer receivables is based on historical loss information comprised of a rolling 36-month average net write-off percentage of revenues, in conjunction with a qualitative assessment of elements that impact the collectability of receivables to determine if allowances for uncollectible customer receivables should be further adjusted in accordance with the accounting guidance for credit losses. The allowance for uncollectible customer receivables is reviewed utilizing a quantitative and qualitative assessment. Management contemplates available current information such as changes in economic factors, regulatory matters, industry trends, customer credit factors, amount of receivable balances that are past-due, payment options and programs available to customers, and the methods that JCP&L is able to utilize to ensure payment. This analysis includes consideration of the outbreak of the pandemic and the impact on customer receivable balances outstanding and write-offs since the pandemic began and subsequent economic slowdown.

Activity in the allowance for uncollectible accounts on receivables for the years ended December 31, 2024, 2023 and 2022 are as follows:

(In millions)	2024	2023	2022
Customer Receivables:
Beginning of year balance	$9	$21	$20
Charged to income(1)	5	(1)	11
Charged to other accounts(2)	4	3	3
Write-offs	(12)	(14)	(13)

End of year balance	$6	$9	$21

(1)

Customer receivable amounts charged (credited) to income include approximately $5 million, $(1) million and $11 million deferred for future recovery (refund) for the years ended December 31, 2024, 2023 and 2022, respectively.

(2)	Represents recoveries and reinstatements of accounts previously written off for uncollectible accounts.

(In millions)	2024	2023	2022
Other Receivables:
Beginning of year balance	$6	$6	$6
Charged to income	—	—	—
Charged to other accounts	(6)	—	—
Write-offs	—	—	—

End of year balance	$—	$6	$6

GOODWILL

In a business combination, the excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed is recognized as goodwill. Goodwill is evaluated for impairment annually on

July 31 and more frequently if indicators of impairment arise. In evaluating goodwill for impairment, qualitative factors are assessed to determine whether it is more likely than not (that is, likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying value (including goodwill). If it is concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying value, then no further testing is required. However, if management concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying value or bypasses the qualitative assessment, then the quantitative goodwill impairment test is performed to identify a potential goodwill impairment and measure the amount of impairment to be recognized, if any.

No impairment of goodwill was indicated in 2024 or 2023. In 2024 and 2023, a qualitative assessment was performed, assessing economic, industry and market considerations in addition to JCP&L’s overall performance. Key factors used in the assessment included: growth rates, interest rates, expected investments, utility sector market performance, regulatory and legal developments, and other market considerations. It was determined that the fair values of the reporting unit was, more likely than not, greater than their carrying values and a quantitative analysis was not necessary.

JCP&L’s reporting units are consistent with its reportable segments and consist of Distribution and Transmission. The following table presents goodwill by reporting unit as of December 31, 2024 and 2023:

(In millions)	Distribution	Transmission	JCP&L
Goodwill	$1,213	$598	$1,811

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment reflects original cost (net of any impairments recognized), including payroll and related costs such as taxes, employee benefits, administrative and general costs, and financing costs incurred to place the assets in service. The costs of normal maintenance, repairs and minor replacements are expensed as incurred. Liabilities for planned major maintenance projects are recognized as they are incurred.

Property, plant and equipment balances by segment as of December 31, 2024 and 2023, were as follows:

	December 31, 2024
Property, Plant and Equipment	In Service(1)	Accum. Depr.(2)	Net Plant	CWIP	Total (3)
	(In millions)
Distribution	$6,404	$(1,908)	$4,496	$187	$4,683
Transmission	2,293	(501)	1,792	433	2,225
Total	$8,697	$(2,409)	$6,288	$620	$6,908

	December 31, 2023
Property, Plant and Equipment	In Service(1)	Accum. Depr.(2)	Net Plant	CWIP	Total (3)
	(In millions)
Distribution	$6,152	$(1,874)	$4,278	$181	$4,459
Transmission	2,126	(491)	1,635	294	1,929

Total	$8,278	$(2,365)	$5,913	$475	$6,388

(1)	Includes finance leases of $11 million and $10 million as of December 31, 2024 and 2023, respectively.
(2)	Includes finance lease accumulated amortization of $5 million and $3 million as of December 31, 2024 and 2023, respectively.
(3)	Average service lives for the Distribution segment range from 10 to 75 years for 2024 and 2023. Average service lives for the Transmission segment range from 55 to 80 years for 2024 and 2023.

JCP&L provides for depreciation on a straight-line basis at various rates over the estimated lives of property included in plant in service. Depreciation expense was approximately 2.9%, 2.8% and 2.7% of average depreciable property in 2024, 2023 and 2022, respectively.

For the years ended December 31, 2024, 2023 and 2022, capitalized financing costs on JCP&L’s Statements of Income include $5 million, $5 million and $11 million, respectively, of allowance for equity funds used during construction and $23 million, $14 million and $5 million, respectively, of capitalized interest.

Long-lived assets classified as held and used are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the long-lived assets may not be recoverable. First, the estimated undiscounted future cash flows attributable to the assets is compared with the carrying value of the assets. If the carrying value is greater than the undiscounted future cash flows, an impairment charge is recognized equal to the amount the carrying value of the assets exceeds its estimated fair value.

NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Pronouncements

ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (Issued in November 2023): ASU 2023-07 enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, provides new segment disclosure requirements for entities with a single reportable segment, and contains other disclosure requirements. Disclosure requirements within ASU 2023-07 include disclosing significant segment expenses by reportable segment if they are regularly provided to the CODM and included in each reported measure of segment profit or loss. A public entity is also required to disclose the title and position of the individual(s) identified as the CODM as well as an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Disclosures are required on both an annual and an interim basis. The segment disclosures within have been updated to reflect the requirements of ASU 2023-07.

Recently Issued Pronouncements - The following new authoritative accounting guidance issued by the FASB has not yet been adopted. Unless otherwise indicated, such guidance is currently being assessed for the impact it may have on the financial statements and disclosures, as well as the potential to early adopt where applicable. New accounting standards not described below have been assessed and based upon current expectations will not significantly impact the financial statements.

ASU 2023-09, “Income taxes (Topic 280): Improvements to Income Tax Disclosures” (Issued in December 2023): ASU 2023-09 enhances disclosures primarily related to existing rate reconciliation and income taxes paid information to help investors better assess how a company’s operations and related tax risks and tax planning and operational opportunities affect the tax rate and prospects for future cash flows. Disclosure requirements include a tabular reconciliation using both percentages and amounts, separated out into specific categories with certain reconciling items at or above 5% of the statutory tax as well as by nature and/or jurisdiction. In addition, entities will be required to disclose income taxes paid (net of refunds received), broken out between federal, state/local and foreign, and amounts paid to an individual jurisdiction when 5% or more of the total income taxes are paid to such jurisdiction. For public companies, the guidance will be effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments within ASU 2023-09 are to be applied on a prospective basis, with retrospective application permitted.

ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)” (Issued in November 2024 and subsequently updated within ASU 2025-01): ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. ASU 2024-03 is effective for public companies for the first annual reporting period beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted.

2. REVENUE

JCP&L accounts for revenues from contracts with customers under ASC 606, Revenue from Contracts with Customers. Revenue from leases, financial instruments, other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP.

JCP&L has elected to exclude sales taxes and other similar taxes collected on behalf of third parties from revenue as prescribed in the new standard. As a result, tax collections and remittances within the scope of this election are excluded from recognition in the income statement and instead recorded through the balance sheet. Gross receipts taxes that are assessed on JCP&L are not subject to the election and are included in revenue. JCP&L has elected the optional invoice practical expedient for most of its revenues and utilizes the optional short-term contract exemption for transmission revenues due to the annual establishment of revenue requirements, which eliminates the need to provide certain revenue disclosures regarding unsatisfied performance obligations.

ASC 606 excludes industry-specific accounting guidance for recognizing revenue from Alternative Revenue Programs as these programs represent contracts between the utility and its regulators, as opposed to customers. Therefore, revenues from these programs are not within the scope of ASC 606 and regulated utilities are permitted to continue to recognize such revenues in accordance with existing practice but are presented separately from revenue arising from contracts with customers.

The following table represents a disaggregation of revenue from contracts with customers for the years ended December 31, 2024, 2023 and 2022, by type of service:

	For the Years Ended December 31,
(In millions)	2024	2023	2022
Distribution
Retail generation and distribution services
Residential	$1,470	$1,240	$1,255
Commercial	627	579	599
Industrial	70	68	77
Street lighting	20	21	17
Wholesale	6	5	8
Other revenue from contracts with customers	18	18	14
Total revenues from contracts with customers	2,211	1,931	1,970
ARP(1)	10	—	—
Other revenue unrelated to contracts with customers	4	3	2
Total Distribution Segment Revenue	$2,225	$1,934	$1,972
Transmission
Total Transmission Segment Revenue	$242	$204	$195
Reconciling Adjustments(2)
Retail generation and distribution services	$(152)	$(111)	$(112)
JCP&L Total Revenues	$2,315	$2,027	$2,055

(1)	Related to lost distribution revenues associated with energy efficiency in New Jersey.
(2)	Includes eliminations and reconciling adjustments of inter-segment revenues.

Other revenue is primarily related to pole attachments of $11 million, $10 million and $10 million for the years ended December 31, 2024, 2023 and 2022, respectively.

JCP&L earns revenue from state-regulated rate tariffs under which it provides distribution services to residential, commercial and industrial customers in its service territory. JCP&L is obligated under the regulated construct to deliver power to customers reliably, as it is needed, which creates an implied monthly contract with the end-use customer. See Note 10, “Regulatory Matters,” for additional information on rate recovery mechanisms. Distribution and electric revenues are recognized over time as electricity is distributed and delivered to the customer and the customers consume the electricity immediately as delivery occurs.

Retail generation sales relate to BGS in New Jersey. JCP&L has default service obligations to provide power to non-shopping customers who have elected to continue to receive service under regulated retail tariffs. The volume of these sales varies depending on the level of shopping that occurs. Default service for JCP&L is provided through a competitive procurement process approved by the NJBPU. Retail generation revenues are recognized over time as electricity is delivered and consumed immediately by the customer.

JCP&L provides transmission infrastructure owned and operated by JCP&L to transmit electricity from generation sources to distribution facilities. JCP&L’s revenues are derived from forward-looking formula rates. Revenue requirements under forward-looking formula rates are updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on actual costs. Revenues and cash receipts for the stand-ready obligation of providing transmission service are recognized ratably over time.

3. PENSION AND OTHER POSTEMPLOYMENT BENEFITS

FirstEnergy provides qualified benefit plans (the FirstEnergy Master Pension Plan and the FirstEnergy Welfare Plan) that cover substantially all employees and non-qualified defined benefit plans that cover certain employees, including employees of JCP&L. FirstEnergy’s pension and other postretirement benefit (OPEB) plans are neither multiemployer nor multiple-employer plans.

The retirement plans provide defined benefits based on years of service and compensation levels. Under the cash balance formula of the FirstEnergy Master Pension Plan (for employees hired on or after January 1, 2014), FirstEnergy makes contributions on behalf of eligible employees based on a pay credit and an interest credit. In addition, FirstEnergy provides a minimum amount of noncontributory life insurance to retired employees. Health care benefits, which include certain employee contributions, deductibles and co-payments, are also available upon retirement to certain employees, their dependents and, under certain circumstances, their survivors.

JCP&L recognizes its allocated portion of the expected cost of providing pension and OPEB to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits. JCP&L also recognizes its allocated portion of obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

FirstEnergy’s pension funding policy is based on actuarial computations using the projected unit credit method. FirstEnergy and JCP&L do not currently expect to have a required contribution to the pension plan until 2027, which based on various assumptions, including an expected rate of return on assets of 8.5% for 2025, is expected to be approximately $300 million, none of which is expected to be contributed by JCP&L. However, FirstEnergy or JCP&L may elect to contribute to the pension plan voluntarily.

The following is a summary of the plan status:

	Pension		OPEB
As of December 31,	2024	2023	2024	2023
	(In millions)
FirstEnergy benefit obligation	$7,824	$8,363	$407	$441
FirstEnergy fair value of plan assets	6,296	6,879	567	516

FirstEnergy funded status (1)	$(1,528)	$(1,484)	$160	$75

JCP&L’s share of FirstEnergy funded status(2)	$(67)	$(79)	$215	$180

(1)	OPEB amounts include a $7 million contribution from JCP&L in 2024 and 2023.
(2)

Excludes $502 million and $504 million as of December 31, 2024 and 2023, respectively, of affiliated noncurrent liabilities included within “Other” noncurrent liabilities on JCP&L’s Balance Sheets related to pension and OPEB mark-to-market costs allocated to JCP&L and amounts associated with a reallocation of OPEB assets among certain FirstEnergy companies in 2022.

	Pension			OPEB
As of December 31,	2024	2023	2022	2024	2023	2022
	(In millions)
FirstEnergy net periodic costs (credits)(1)	$76	$128	$(296)	$(57)	$(38)	$(10)
JCP&L’s share of net periodic benefit costs (credits)(1)(2)	$(12)	$10	$(2)	$(27)	$(29)	$(11)

(1)

Includes pension and OPEB mark-to-market adjustment, amounts capitalized, and in 2023, special terminations benefits associated with PEER. JCP&L’s pension and OPEB mark-to-market adjustment gain (loss) for the years ended December 31, 2024, 2023 and 2022, were $22 million, $2 million and $(17) million, respectively.

(2)

Pension amounts previously disclosed have been revised to exclude $16 million and $(6) million of costs (credits) for the years ended December 31, 2023 and 2022, respectively, that were allocated to JCP&L from affiliates. These amounts are included with the allocated pension costs from affiliates disclosed below. The revision was not material to any of the periods impacts.

In addition to the net periodic benefit costs for its current and former employees and retirees, JCP&L is also allocated pension and OPEB net periodic benefit costs/(credits) from its affiliates, primarily FESC. JCP&L was allocated from affiliates $6 million, $40 million and $1 million of net periodic pension costs/(credits) for the years ended December 31, 2024, 2023, and 2022, respectively, immaterial amounts, $1 million and $2 million of net periodic OPEB costs/(credits) for the years ended December 31, 2024 and 2023, and 2022, respectively. Included in these net periodic benefit costs/(credits) from its affiliates are $2 million, $(31) million and $(10) million of mark-to-market adjustment gain/(loss), for the years ended December 31, 2024, 2023, and 2022, respectively.

Pension and OPEB costs are affected by employee demographics (including age, compensation levels and employment periods), the level of contributions made to the plans and earnings on plan assets. Pension and OPEB costs may also be affected by changes in key assumptions, including anticipated rates of return on plan assets, the discount rates and health care trend rates used in determining the projected benefit obligations for pension and OPEB costs. FirstEnergy uses a December 31 measurement date for its pension and OPEB plans or whenever a plan is determined to qualify for a remeasurement. The fair value of the plan assets represents the actual market value as of the measurement date.

Net Periodic Benefit Costs (Credits) - In addition to service costs, interest on obligations, expected return on plan assets, and prior service costs, FirstEnergy recognizes in net periodic benefit costs a pension and OPEB mark-to-market adjustment for the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement. Service costs, net of capitalization, are reported within Other operating expenses. Non-service costs, other than the pension and OPEB mark-to-market adjustment, which is separately shown, are reported within Miscellaneous income, net, within Other Income (Expense).

Discount Rate - In selecting an assumed discount rate, FirstEnergy considers currently available rates of return on high-quality fixed income investments expected to be available during the period to maturity of the pension and OPEB obligations. The assumed rates of return on plan assets consider historical market returns and economic forecasts for the types of investments held by FirstEnergy’s pension trusts. The long-term rate of return is developed considering the portfolio’s asset allocation strategy. FirstEnergy utilizes a spot rate approach in the estimation of the components of benefit cost by applying specific spot rates along the full yield curve to the relevant projected cash flows. The discount rate for pension obligations was 5.72% and 5.05% as of December 31, 2024 and 2023, respectively. The discount rate for OPEB obligations was 5.60% and 4.97% as of December 31, 2024 and 2023, respectively.

Expected Return on Plan Assets - The expected return on pension and OPEB assets is based on input from investment consultants, including the trusts’ asset allocation targets, the historical performance of risk-based and fixed income securities and other factors. The gains or losses generated as a result of the difference between expected and actual returns on plan assets is recognized as a pension and OPEB mark-to-market adjustment in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for remeasurement. The expected return on pension plan assets was 8.00% for 2024 and 2023. The expected return on OPEB assets was 7.00% in 2024 and 2023.

4. TAXES

JCP&L records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to temporary tax and accounting basis differences and tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled.

For federal income tax purposes, JCP&L files as a member of the FirstEnergy consolidated group. JCP&L is party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities.

The IRA of 2022, among other things, imposes a new 15% corporate AMT based on AFSI applicable to corporations with a three-year average AFSI over $1 billion. The AMT is effective for the 2023 tax year and, if applicable, corporations must pay the greater of the regular corporate income tax or the AMT. The IRA of 2022 requires the U.S. Treasury to provide regulations and other guidance necessary to administer the AMT, including further defining allowable adjustments to determine AFSI, which directly impacts the amount of AMT to be paid. On September 12, 2024, the U.S. Treasury issued proposed regulations for the AMT for comments. FirstEnergy and JCP&L are assessing the proposed regulations but continue to believe that it is more likely than not they will be subject to AMT, however, the completion of the U.S. Treasury’s rulemaking process and the future issuance of final regulations, as well as potential future federal tax legislation or presidential executive orders, could significantly change FirstEnergy’s and/or JCP&L’s AMT estimates or their conclusion as to whether they are

AMT payers at all. Additionally, the regulatory treatment of the IRA of 2022 may also be subject to regulation by FERC and/or applicable state regulatory authorities. Any adverse development in the IRA of 2022, including guidance from the U.S. Treasury and/or the IRS or unfavorable regulatory treatment, could negatively impact JCP&L’s cash flows, results of operations, and financial condition.

	For the Years Ended December 31,
INCOME TAXES:	2024	2023	2022
	(In millions)
Currently payable (receivable) -
Federal	$(143)	$(7)	$26
State	—	(8)	—

	(143)	(15)	26

Deferred, net -
Federal	203	36	(13)
State	30	14	12

	233	50	(1)

Total income taxes	$90	$35	$25

JCP&L’s tax rates are affected by permanent items, such as AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period but are not consistent from period to period. The following table provides a reconciliation of federal income tax expense at the federal statutory rate to the total income taxes for the years ended December 31, 2024, 2023 and 2022:

	For the Years Ended December 31,
(In millions)	2024	2023	2022
Book income before income taxes	$338	$165	$144

Federal income tax expense at statutory rate (21%)	$71	$35	$30
Increases (reductions) in taxes resulting from-
State income taxes, net of federal tax benefit	24	34	10
Excess deferred tax amortization due to the Tax Act	(4)	(4)	(14)
AFUDC equity and other flow-through	(1)	(1)	(3)
Uncertain tax positions	—	(28)	—
Other, net	—	(1)	2

Total income taxes	$90	$35	$25

Effective income tax rate	26.6%	21.2%	17.4%

Accumulated deferred income taxes as of December 31, 2024 and 2023 are as follows:

	As of December 31,
(In millions)	2024	2023
Deferred compensation	$(10)	$(7)
Loss and credit carryforwards	(116)	(198)
Pension and OPEB	(99)	(113)
Property basis differences	1,172	1,117
Regulatory asset/liability	296	212
Decommissioning	(59)	(59)
Other	12	5

Accumulated deferred income tax liabilities, net	$1,196	$957

JCP&L has recorded as deferred income tax assets the effect of NOLs and tax credits that will more likely than not be realized through future operations and through the reversal of existing temporary differences. As of December 31, 2024, JCP&L’s loss carryforwards consisted primarily of approximately $88 million ($18 million, net of tax) of federal NOL carryforwards, all of which have no expiration, and approximately $1.4 billion ($97 million, net of tax) of state NOL carryforwards that are expected to be utilized based on current estimates and assumptions prior to expiration, which will begin in 2032.

JCP&L accounts for uncertainty in income taxes recognized in its financial statements. A recognition threshold and measurement attribute is utilized for financial statement recognition and measurement of tax positions taken or expected to be taken on a company’s tax return. If ultimately recognized in future years, all of the unrecognized income tax benefits would impact the effective tax rate.

The following table summarizes the changes (gross) in uncertain tax positions for the years ended December 31, 2024, 2023 and 2022:

(In millions)
Balance, January 1, 2022	$25
Prior years increases	—

Balance, December 31, 2022	25
Effectively settled with taxing authorities	(24)

Balance, December 31, 2023	1
Prior years increases	—

Balance, December 31, 2024	$1

As of December 31, 2024, JCP&L does not anticipate any of the unrecognized income tax benefits will be resolved during 2025.

JCP&L recognizes interest expense or income and penalties related to uncertain tax positions in income taxes by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken or expected to be taken on the tax return. Due to uncertain tax positions that were effectively settled with tax authorities during 2023, approximately $9 million in net interest was reversed. During 2024, JCP&L did not record any interest related to uncertain tax positions, nor does JCP&L have a cumulative net interest payable recorded on its Balance Sheets.

JCP&L has tax returns under review by state taxing authorities at the audit or appeals level for tax years 2015-2023.

General Taxes

Details of general taxes for the years ended December 31, 2024, 2023 and 2022 are shown below:

(In millions)	2024	2023	2022
Real and personal property	$6	$7	$6
Social security and unemployment	15	14	12

Total general taxes	$21	$21	$18

5. LEASES

JCP&L primarily leases vehicles, building space, and other property and equipment under cancelable and noncancelable leases.

JCP&L accounts for leases under, “Leases (Topic 842)”. Leases with an initial term of 12 months or less are recognized as lease expense on a straight-line basis over the lease term and not recorded on the balance sheet. Most leases include one or more, options to renew, with renewal terms that can extend the lease term from 1 to 40 years, and certain leases include options to terminate. The exercise of lease renewal options is at JCP&L’s sole discretion. Renewal options are included within the lease liability if they are reasonably certain based on various factors relative to the contract. Certain leases also include options to purchase the leased property. The depreciable life of leased assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. JCP&L has elected a policy to not separate lease components from non-lease components for all asset classes.

Finance leases for assets used in regulated operations are recognized in JCP&L’s Statement of Income such that amortization of the right-of-use asset and interest on lease liabilities equals the expense recorded for ratemaking purposes. All operating lease expenses are recognized in Other operating expense on JCP&L’s Statement of Income. The components of lease expense were as follows:

	For the Years Ended December 31,
(In millions)	2024	2023	2022
Operating lease costs(1)	$11	$11	$11
Finance lease costs:
Amortization of right-of-use assets	1	1	1
Interest on lease liabilities	1	1	1

Total finance lease cost	2	2	2

Total lease cost	$13	$13	$13

(1)	Includes $2 million of short-term lease costs for the years ended December 31, 2024, 2023 and 2022.

Supplemental balance sheet information related to leases was as follows:

		As of December 31,
(In millions)	Financial Statement Line Item	2024	2023
Assets
Operating lease assets(1)	Investments and other noncurrent assets	$43	$40
Finance lease assets(2)	Property, plant and equipment	6	7

Total leased assets		$49	$47

Liabilities
Current:
Operating	Other current liabilities	$11	$10
Finance	Currently payable long-term debt	1	1
Noncurrent:
Operating	Other noncurrent liabilities	43	43
Finance	Long-term debt and other long-term obligations	4	5

Total leased liabilities		$59	$59

(1)	Operating lease assets are recorded net of accumulated amortization of $30 million and $24 million as of December 31, 2024 and 2023, respectively.
(2)	Finance lease assets are recorded net of accumulated amortization of $5 million and $3 million as of December 31, 2024 and 2023, respectively.

Lease terms and discount rates were as follows:

	As of December 31,
	2024	2023	2022
Weighted-average remaining lease terms (years)
Operating leases	6.0	6.6	7.3
Finance leases	9.6	10.3	10.2
Weighted-average discount rate(1)
Operating leases	5.76%	5.68%	5.54%
Finance leases	16.07%	16.15%	16.20%

(1)

When an implicit rate is not readily determinable, an incremental borrowing rate is utilized, determining the present value of lease payments. The rate is determined based on expected term and information available at the commencement date.

Supplemental cash flow information related to leases was as follows:

	For the Years Ended December 31,
(In millions)	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$12	$11	$11
Operating cash flows from finance leases	1	1	1
Finance cash flows from finance leases	1	1	1
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$10	$3	$4
Finance leases	—	—	—

Maturities of lease liabilities as of December 31, 2024, were as follows:

(In millions)	Operating Leases	Finance Leases	Total
2025	$12	$2	$14
2026	12	2	14
2027	11	3	14
2028	10	—	10
2029	6	—	6
Thereafter	13	—	13

Total lease payments(1)	64	7	71
Less imputed interest	10	2	12

Total net present value	$54	$5	$59

(1)	Operating lease payments for certain leases are offset by sublease receipts of $5 million over 8 years.

As of December 31, 2024, leases agreements for vehicles that have not yet commenced are $2 million in estimated right-of-use obligation, which are expected to commence in the next 18 months with lease terms of 5 to 8 years. Additionally, a building lease agreement is expected to commence in 2025 with a lease term of 22 years with annual rents of approximately $2 million.

6. FAIR VALUE MEASUREMENTS

RECURRING AND NONRECURRING FAIR VALUE MEASUREMENTS

Authoritative accounting guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy gives the highest priority to Level 1 measurements and the lowest priority to Level 3 measurements. The three levels of the fair value hierarchy and a description of the valuation techniques are as follows:

Level	1 - Quoted prices for identical instruments in active market

Level	2 - Quoted prices for similar instruments in active market

- Quoted prices for identical or similar instruments in markets that are not active

- Model-derived valuations for which all significant inputs are observable market data

Models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.

Level	3 - Valuation inputs are unobservable and significant to the fair value measurement.

JCP&L primarily applies the market approach for recurring fair value measurements using the best information available. Accordingly, JCP&L maximizes the use of observable inputs and minimizes the use of unobservable inputs. There were no changes in valuation methodologies used as of December 31, 2024, from those used as of December 31, 2023. The determination of the fair value measurements takes into consideration various factors, including but not limited to, nonperformance risk, counterparty credit risk and the impact of credit enhancements (such as cash deposits, LOCs and priority interests). The impact of these forms of risk was not significant to the fair value measurements. JCP&L does not have any Level 3 recurring fair value measurements. Transfers between levels are recognized at the end of the reporting period. There were no transfers between levels during the years ended December 31, 2024, and 2023.

The following tables set forth the recurring assets and liabilities that are accounted for at fair value by level within the fair value hierarchy.

Recurring Fair Value Measurements: (in millions)	December 31, 2024				December 31, 2023
Assets	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Debt securities	$—	$276	$—	$276	$—	$275	$—	$275
Other(1)	—	6	—	6	—	6	—	6

Total assets	—	282	—	282	—	281	—	281

Net assets	$—	$282	$—	$282	$—	$281	$—	$281

(1)	Primarily consists of short-term cash investments.

INVESTMENTS

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the Balance Sheets at cost, which approximates their fair market value. Investments other than cash and cash equivalents include AFS debt securities and other investments. JCP&L has no debt securities held for trading purposes.

Generally, unrealized gains and losses on equity securities are recognized in income whereas unrealized gains and losses on AFS debt securities are recognized in AOCI. However, the JCP&L nuclear fuel disposal trusts are subject to regulatory accounting with all gains and losses on equity and AFS debt securities offset against regulatory assets.

Nuclear Fuel Disposal Trusts

JCP&L holds debt securities within the nuclear fuel disposal trust, which are classified as AFS securities, recognized at fair market value.

The following table summarizes the amortized cost basis, unrealized gains, unrealized losses and fair values of investments held in nuclear fuel disposal trusts as of December 31, 2024 and 2023.

	December 31, 2024				December 31, 2023
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
	(In millions)
Debt securities	$299	$—	$(23)	$276	$301	$1	$(27)	$275

Proceeds from the sale of investments in AFS securities, realized gains and losses on those sales and interest and dividend income for the years ended December 31, 2024, 2023, and 2022 were as follows:

	Sale Proceeds	Realized Gains	Realized Losses	Interest and Dividend Income
	(In millions)
2024	$121	$—	$(15)	$13
2023	$38	$—	$(3)	$12
2022	$48	$8	$(13)	$12

LONG-TERM DEBT

All borrowings with initial maturities of less than one year are defined as short-term financial instruments under GAAP and are reported as Short-term borrowings on the Balance Sheets at cost. Since these borrowings are short-term in nature, JCP&L believes that their costs approximate their fair market value. The following table provides the approximate fair value and related carrying amounts of long-term debt, which excludes finance lease obligations and net unamortized debt issuance costs:

	December 31, 2024		December 31, 2023
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$2,350	$2,284	$2,150	$2,095

The fair value of long-term debt reflects the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of JCP&L. JCP&L classified long-term debt as Level 2 in the fair value hierarchy as of December  31, 2024 and 2023.

7. CAPITALIZATION

DIVIDENDS

Earnings, cash, capital structures, restrictions, and expected ongoing cash and earnings are reviewed by JCP&L senior management prior to a dividend recommendation being made for consideration and authorization by the

JCP&L board of directors. Furthermore, the organizational documents, indentures, regulatory limitations, and various other agreements, including those relating to long-term debt contain provisions that could further restrict the declaration and payment of dividends or distributions by JCP&L.

JCP&L has regulatory limitations including requirements to maintain a debt-to-total-capitalization ratio (as defined JCP&L’s credit facility) of no more than 65% measured at the end of each fiscal quarter. In addition to paying dividends from retained earnings, JCP&L has authorization from the FERC to declare cash dividends to FE from paid-in capital accounts, as long as its FERC-defined equity-to-total-capitalization ratio remains above 35%.

PREFERRED STOCK

JCP&L is authorized to issue 15,600,000 shares of preferred stock, no par value, as of December 31, 2024. As of December 31, 2024, and 2023, there were no preferred shares outstanding.

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

The following table presents outstanding long-term debt and finance lease obligations for JCP&L as of December 31, 2024 and 2023:

	As of December 31, 2024		As of December 31,
	Maturity Date	Interest Rate	2024	2023
	(In millions)
Unsecured notes - fixed rate	2026 -2037	2.75% - 6.40%	$2,350	$2,150
Finance lease obligations			5	6
Unamortized debt premiums/discounts			(4)	(1)
Unamortized debt issuance costs			(11)	(6)
Currently payable long-term debt			(1)	(501)

Total long-term debt and other long-term obligations			$2,339	$1,648

JCP&L had the following redemption and issuance during the twelve months ended December 31, 2024.

Company	Type	Issuance Date	Interest Rate	Maturity	Amount (in Millions)	Description
Redemptions
JCP&L	Unsecured Notes	April, 2024	4.70%	2024	$500	JCP&L redeemed unsecured notes that became due.

Issuances
JCP&L	Unsecured Notes with registration rights	December, 2024	5.10%	2035	$700	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

As noted above, on December 5, 2024, JCP&L issued $700 million of unsecured senior notes due in 2035 in a private offering that included a registration rights agreement in which JCP&L agreed to conduct an exchange offer of these senior notes for like principal amounts registered under the Securities Act. JCP&L also agreed to file a shelf registration statement with the SEC to cover resales of the senior notes under certain circumstances.

In the event that JCP&L’s exchange offer is not completed or the shelf registration statement, if required, is not effective by the 366th day after December 5, 2024, or the effective shelf registration stops being effective for 60 days during any 12-month period, then additional interest will accrue on the coupon. Interest will accrue at a rate of 25 basis points for the first 90 days and an additional 25 basis points in the subsequent 90-day period, but not to exceed 50 basis points per year. However, if the additional interest is triggered, the interest rate will reset to the original notes rate once the registration statement is effective, or the shelf registration, if required, becomes effective. JCP&L plans to file a registration statement for the exchange offer before the end of the first quarter of 2025.

The following table presents scheduled debt repayments for outstanding long-term debt, excluding finance leases and unamortized debt discounts and premiums, for the next five years as of December 31, 2024.

(In millions)	2025		2026	2027	2028	2029
Scheduled debt repayments		$—	$650	$—	$—	$—

Debt Covenant Default Provisions

JCP&L has various debt covenants under certain financing arrangements, including its revolving credit facility and term loans. The most restrictive of the debt covenants relate to the nonpayment of interest and/or principal on such debt and the maintenance of certain financial ratios. The failure by JCP&L to comply with the covenants contained in its financing arrangements could result in an event of default, which may have an adverse effect on JCP&L’s financial condition.

Additionally, there are cross-default provisions in certain financing arrangements of FE and its subsidiaries, including JCP&L. These provisions generally trigger a default in the applicable financing arrangement of an entity if it or any of its significant subsidiaries default under another financing arrangement in excess of a certain principal amount, typically $100 million. Although such defaults by JCP&L would cross-default FE financing arrangements containing these provisions, defaults by FE would generally not cross-default applicable JCP&L financing arrangements.

As of December 31, 2024, JCP&L was in compliance with all debt covenant default provisions.

8. SHORT-TERM BORROWINGS AND BANK LINES OF CREDIT

JCP&L had $22 million and $462 million of outstanding affiliated and non-affiliated short-term borrowings as of December 31, 2024 and 2023, respectively.

Revolving Credit Facility

On October 24, 2024, JCP&L entered into amendments to its $750 million credit facility to, among other things, extend the maturity date of its credit facility for an additional one-year period, from October 18, 2027 to October 18, 2028.

Borrowings under the JCP&L credit facility may be used for working capital and other general corporate purposes. Generally, borrowings under the credit facility mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. The JCP&L credit facility contains financial covenants requiring JCP&L to maintain a consolidated debt-to-total-capitalization ratio (as defined under the credit facility) of no more than 65%, measured at the end of each fiscal quarter.

Certain amounts are available for the issuance of LOCs (subject to borrowings drawn under the JCP&L credit facility) expiring up to one year from the date of issuance. The stated amount of outstanding LOCs will count against total commitments available under the credit facility. As of December 31, 2024, JCP&L had $28 million in outstanding LOCs, all of which are issued under the credit facility.

The JCP&L credit facility does not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings. Pricing is defined in “pricing grids,” whereby the cost of funds borrowed under the JCP&L credit facility are related to the credit ratings of the company borrowing the funds. Additionally, borrowings under the credit facility are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

Under its facility, JCP&L may borrow up to $750 million, $722 million of which was available to JCP&L as of December 31, 2024. This short-term debt limitation is subject to the regulatory short-term debt authorization of $1 billion, which also includes amounts that may be borrowed under the regulated companies’ money pool. Within the facility, there is also a financial covenant requiring JCP&L to maintain a debt-to-total-capitalization ratio of no more than 65%, measured at the end of each fiscal quarter.

As of December 31, 2024, JCP&L had a debt-to-total-capitalization ratio of 32.4% which was in compliance with the applicable covenants under its credit facility.

FirstEnergy Money Pool

As a regulated money pool participant, JCP&L has the ability to borrow from regulated affiliates and FE to meet its short-term working capital requirements. FESC administers these money pools and tracks surplus funds of FE and the respective regulated and unregulated subsidiaries, as the case may be, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from their respective pool and is based on the average cost of funds available through the pool.

Average Interest Rates	Regulated Companies’ Money Pool
	2024	2023	2022
For the Years Ended December 31,	5.74%	6.30%	2.27%

9. ASSET RETIREMENT OBLIGATIONS

JCP&L has recognized retirement obligations, primarily conditional retirement obligations for asbestos remediation. JCP&L uses an expected cash flow approach to measure the fair value of its AROs.

JCP&L recognizes an ARO for its legal obligation to perform asset retirement activities associated with its long-lived assets. The ARO liability represents an estimate of the fair value of JCP&L’s current obligation such that the ARO is accreted monthly to reflect the time value of money.

A fair value measurement inherently involves uncertainty in the amount and timing of settlement of the liability. JCP&L uses an expected cash flow approach to measure the fair value of the remediation AROs, taking into account the expected timing of settlement of the ARO based on the expected economic useful life of associated asset and/or regulatory requirements. The fair value of an ARO is recognized in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying value of the long-lived asset and are depreciated over the life of the related asset. For instances where asset retirement costs relate to assets that have no future cash flows, the costs are recorded as an operating expense.

Conditional retirement obligations associated with tangible long-lived assets are recognized at fair value in the period in which they are incurred if a reasonable estimate can be made, even though there may be uncertainty about timing or method of settlement. When settlement is conditional on a future event occurring, it is reflected in the measurement of the liability, not the timing of the liability recognition.

The following table summarizes the changes to JCP&L’s ARO balances during 2024 and 2023:

ARO Reconciliation	(In millions)
Balance, January 1, 2023	$7
Accretion	—
Balance, December 31, 2023	7

Accretion	1

Balance, December 31, 2024	$8

10. REGULATORY MATTERS

STATE REGULATION

JCP&L’s retail rates, conditions of service, issuance of securities and other matters are subject to regulation in New Jersey by the NJBPU. JCP&L’s current state base rate order has been effective since June 2024, includes a capital structure of 48.1%/51.9% debt/equity and an allowed ROE of 9.6%.

NEW JERSEY

JCP&L operates under NJBPU approved rates that took effect as of February 15, 2024, and became effective for customers as of June 1, 2024. JCP&L provides BGS for retail customers who do not choose a third-party EGS and for customers of third- party EGSs that fail to provide the contracted service. All New Jersey EDCs participate in this competitive BGS procurement process and recover BGS costs directly from customers as a charge separate from base rates.

The base rate increase approved by the NJBPU on February 14, 2024, took effect on February 15, 2024, and became effective for customers on June 1, 2024. Until those new rates became effective for customers, JCP&L was amortizing an existing regulatory liability totaling approximately $18 million to offset the base rate increase that otherwise would have occurred in this period. Under the base rate case settlement agreement, JCP&L also agreed to a two-phase reliability improvement plan to enhance the reliability related to 18 high-priority circuits, the first phase of which began on February 14, 2024, and represents an approximate investment of $95 million. Additionally, JCP&L recognized a $53 million pre-tax charge in 2024 at the Distribution segment within “Other operating expenses” on the JCP&L Statements of Income, associated with certain corporate support costs recorded to capital accounts from the FERC Audit that were determined, as a result of the settlement agreement, to be disallowed from future recovery.

JCP&L has implemented energy efficiency and peak demand reduction programs in accordance with the New Jersey Clean Energy Act as approved by the NJBPU in April 2021. The NJBPU approved plans include recovery of lost revenues resulting from the programs and a three-year plan (July 2021-June 2024) including total program costs of $203 million, of which $160 million of investment is recovered over a ten-year amortization period with a return as well as $43 million in operations and maintenance expenses and financing costs recovered on an annual basis. On May 22, 2024, the NJBPU approved JCP&L’s request for a six-month extension of the EE&C Plan I, to December 31, 2024. The budget for the extension period adds approximately $69 million to the original program cost and JCP&L will recover the costs of the extension period and the revenue impact of sales losses resulting therefrom through two separate tariff riders. On December 1, 2023, JCP&L filed a related petition with the NJBPU requesting approval of its EE&C Plan II, which covers the January 1, 2025 through June 30, 2027 period and had a proposed budget of approximately $964 million. EE&C Plan II, as filed, consisted of a portfolio of ten energy efficiency programs, one peak demand reduction program and one building decarbonization program. Under the proposal, JCP&L would recover its EE&C Plan II revenue requirements and lost revenues from reduced electricity sales associated with EE&C Plan II. On October 30, 2024, the NJBPU approved the parties’ stipulation of settlement, wherein the parties agreed to a budget of approximately $817 million for EE&C Plan II, including $784 million of investments that will earn a return on equity of 9.6%, with an equity ratio of 52%, and be recovered over 10 years.

The settlement of the distribution rate case in 2020, provided among other things, that JCP&L would be subject to a management audit, which began in May 2021. On April 12, 2023, the NJBPU accepted the final management audit report for filing purposes and ordered that interested stakeholders file comments on the report by May 22, 2023, which deadline was extended until July 31, 2023. JCP&L and one other party filed comments on July 31, 2023.

On September 17, 2021, in connection with Mid-Atlantic Offshore Development, LLC, a transmission company jointly owned by Shell New Energies US and EDF Renewables North America, JCP&L submitted a proposal to the NJBPU and PJM to build transmission infrastructure connecting offshore wind-generated electricity to the New Jersey power grid. On October 26, 2022, the JCP&L proposal was accepted, in part, in an order issued by NJBPU. The proposal, as accepted, included approximately $723 million in investments for JCP&L to both build new and upgrade existing transmission infrastructure. JCP&L’s proposal projects an investment ROE of 10.2% and includes the option for JCP&L to acquire up to a 20% equity stake in Mid-Atlantic Offshore Development, LLC. The resulting rates associated with the project are expected to be shared among the ratepayers of all New Jersey electric utilities. On April 17, 2023, JCP&L applied for the FERC “abandonment” transmission rates incentive, which would provide for recovery of 100% of the cancelled prudent project costs that are incurred after the incentive is approved, and 50% of the costs incurred prior to that date, in the event that some or all of the project is cancelled for reasons beyond JCP&L’s control. On August 21, 2023, FERC approved JCP&L’s application, effective August 22, 2023. On October 31, 2023, offshore wind developer, Orsted, announced plans to cease development of two offshore wind projects in New Jersey—Ocean Wind 1 and 2—having a combined planned capacity of 2,248 MWs. On January 30, 2025 and February 25, 2025, Shell New Energies US and EDF Renewables North America respectively announced that each was exiting its Atlantic Shores partnership to construct wind energy off the shore of New Jersey. These cancellations do not directly affect JCP&L’s awarded projects, and JCP&L remains under an obligation to begin construction in 2025 based on current NJBPU direction. JCP&L continues to monitor the situation and is engaging state officials about impacts of these announcements to its transmission projects.

Consistent with the commitments made in its proposal to the NJBPU, JCP&L formally submitted in November 2023 the first part of its application to the DOE to finance a substantial portion of the project using low-interest rate loans available under the DOE’s Energy Infrastructure Reinvestment Program of the IRA of 2022. JCP&L submitted the second part of its two-part application on March 13, 2024, which was approved on May 17, 2024. The DOE Loan Program Office has initiated a due diligence review of the application.

On November 9, 2023, JCP&L filed a petition for approval of its EnergizeNJ with the NJBPU that would, among other things, support grid modernization, system resiliency and substation modernization in technologies designed to provide enhanced customer benefits. JCP&L proposes EnergizeNJ will be implemented over a five-year budget period with estimated costs of approximately $935 million over the deployment period, of which, $906 million is capital investments and $29 million is operating and maintenance expenses. Under the proposal, the capital costs of EnergizeNJ would be recovered through JCP&L’s base rates via annual and semi-annual base rate adjustment filings. The 2023 base rate case stipulation that was filed on February 2, 2024, necessitated amendments to the EnergizeNJ program. On February 14, 2024, the NJBPU approved the stipulated settlement between JCP&L and various parties, resolving JCP&L’s request for a distribution base rate increase. On February 27, 2024, as part of the stipulated settlement, JCP&L amended its pending EnergizeNJ petition following receipt of NJBPU approval of the base rate case settlement, to remove the high-priority circuits that are to be addressed in the first phase of its reliability improvement plan and to include the second phase of its reliability improvement plan that is expected to further address certain high-priority circuits that require additional upgrades. EnergizeNJ, if approved as amended, will result in the investment of approximately $930.5 million of total estimated costs over five years. JCP&L and various parties are engaged in settlement discussions with respect to the pending EnergizeNJ petition.

FERC REGULATORY MATTERS

Under the FPA, FERC regulates rates for interstate wholesale sales, transmission of electric power, accounting and other matters. With respect to its transmission services and rates, JCP&L is subject to regulation by FERC. FERC regulations require JCP&L to provide open access transmission service at FERC-approved rates, terms and conditions. JCP&L’s transmission facilities are subject to functional control by PJM and transmission service using their transmission facilities is provided by PJM under the PJM Tariff. JCP&L’s FERC rate order in effect for transmission customer billings has been effective since January 2020, include a capital structure of actual (13 month average) and an allowed and ROE of 10.2%.

FERC regulates the sale of power for resale in interstate commerce in part by granting authority to public utilities to sell wholesale power at market-based rates upon showing that the seller cannot exert market power in generation or transmission or erect barriers to entry into markets. JCP&L has been authorized by FERC to sell wholesale power in interstate commerce at market-based rates and have a market-based rate tariff on file with FERC, although major wholesale purchases remain subject to review and regulation by the relevant state commissions.

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on JCP&L. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FirstEnergy operates, including those of JCP&L, are located within the RFC region. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

JCP&L believes that it is in material compliance with all currently effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, JCP&L occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, JCP&L develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on JCP&L’s part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on its financial condition, results of operations, and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy had implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis. With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, JCP&L recorded in the third quarter of 2022 approximately $8 million (pre-tax) in expected customer refunds, plus interest, due to its wholesale transmission customers and reclassified approximately $76 million of certain transmission capital assets to operating expenses for the audit period, of which $63 million (pre-tax) are not expected to be recoverable and impacted JCP&L’s earnings since they relate to costs capitalized during stated transmission rate time periods. JCP&L has recovered approximately $13 million of costs reclassified to operating expenses in its transmission formula rate revenue requirements as of December 31, 2024. These reclassifications also resulted in a reduction to JCP&L’s rate base by approximately $56 million, which is not expected to materially impact JCP&L’s future earnings. The expected wholesale transmission customer refunds were recognized as a reduction to revenue, and the amount of reclassified transmission capital assets that are not expected to be recoverable were recognized at the Transmission segment within “Other operating expenses” on JCP&L’s Statements of Income.

On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FirstEnergy’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. On July 5, 2024 and September 26, 2024, the FERC Office of Enforcement issued additional data requests related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. On September 10, 2024 and January 13, 2025, the FERC Office of Enforcement issued a set of further data requests related to the classification and recovery of a since terminated fuel consulting contract, to which another FirstEnergy responded. The FERC Office of Enforcement issued another set of data requests related to the same fuel consulting contract on January 13, 2025, to which FirstEnergy responded. If the FERC Office of Energy Market Regulation and the FERC Office of Enforcement were to successfully challenge the recovery of the 2022 reclassified operating expenses and formula transmission rates it could have a material adverse effect on JCP&L’s financial conditions, result of operations, and cash flows.

Transmission ROE

A proposed rulemaking proceeding concerning transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act was initiated in March of 2020 and remains pending before FERC. Among other things, the rulemaking explored whether utilities should collect an “RTO membership” ROE incentive adder for more than three years. FirstEnergy is a member of PJM, and its transmission subsidiaries could be affected by the proposed rulemaking. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to FirstEnergy’s transmission incentive ROE, such changes will be applied on a prospective basis.

Transmission Planning Supplemental Projects: Ohio Consumers Counsel v ATSI, et al.

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. Subsequently, intervenors expanded the scope of this proceeding to all of the transmission utilities in PJM. ATSI and the other transmission utilities in Ohio and PJM filed comments and the complaint is pending before FERC.

Local Transmission Planning Complaint: Industrial Energy Consumers of America, et al. v. Avista Corporation, et al.

On December 19, 2024, the Industrial Energy Consumers of America, a group representing large industrial customers, and state consumer advocates filed a complaint at FERC that asserts that transmission owners are overbuilding “local transmission facilities” with corresponding unjustified increases in transmission rates. The complaint demands that FERC: (i) prohibit transmission owners from planning “local transmission facilities” that are rated at 100kV or higher, (ii) appoint “independent transmission monitors” to conduct such planning, and (iii) condition construction of local transmission facilities on the facility having been planned by the “independent transmission monitor.” FirstEnergy expects to participate in this matter through a consortium of PJM transmission owners and through certain trade groups, including EEI. FirstEnergy is unable to predict the outcome or estimate the impact that this complaint may have on JCP&L or its transmission capital investment strategy.

11. COMMITMENTS, GUARANTEES AND CONTINGENCIES

GUARANTEES AND OTHER ASSURANCES

JCP&L has various financial and performance guarantees and indemnifications which are issued in the normal course of business. These contracts include performance guarantees, stand-by LOCs, debt guarantees, surety bonds and indemnifications. JCP&L enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments JCP&L could be required to make under these guarantees as of December 31, 2024 and 2023 was $47 million and $20 million, respectively, as summarized below:

Guarantees and Other Assurances	Maximum Exposure
	As of December 31, 2024	As of December 31, 2023
	(In millions)
Surety Bonds(1)	$19	$19
LOCs	28	1

Total Guarantees and Other Assurances	$47	$20

(1)

Surety bonds are not tied to a credit rating, and their impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond except with respect to $1 million as of December 31, 2024 and December 31, 2023 of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

Collateral and Contingent-Related Features

In the normal course of business, JCP&L may enter into physical or financially settled contracts for the sale and purchase of electric capacity, energy, fuel and emission allowances. Certain agreements contain provisions that require JCP&L to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon JCP&L’s credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty.

JCP&L has posted $28 million of collateral in the form of LOCs as of December 31, 2024 and $29 million of collateral, mainly in the form of cash, as of December 31, 2023. JCP&L is holding $2 million and $3 million of net cash collateral as of December 31, 2024 and 2023, respectively, from certain generation suppliers, and such amount is included in “Other current liabilities” on JCP&L’s Balance Sheets.

These credit-risk-related contingent features stipulate that if JCP&L were to be downgraded or lose its investment grade credit rating (based on its senior unsecured debt rating), it would be required to provide additional collateral. The following table discloses the potential additional credit rating contingent contractual collateral obligations as of December 31, 2024 and 2023:

Potential Collateral Obligations	As of December 31, 2024	As of December 31, 2023
	(In millions)
Contractual obligations for additional collateral
Upon downgrade	$46	$35
Surety bonds (collateralized amount)(1)	19	18

Total Exposure from Contractual Obligations	$65	$53

(1)

Surety bonds are not tied to a credit rating, and their impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond except with respect to $1 million as of December 31, 2024 and December 31, 2023 of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate JCP&L with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While JCP&L’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. JCP&L cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

Regulation of Waste Disposal

JCP&L has been named as a potentially responsible party at waste disposal sites, which may require cleanup under the CERCLA. Allegations of disposal of hazardous substances at historical sites and the liability involved are often unsubstantiated and subject to dispute; however, federal law provides that all potentially responsible parties for a particular site may be liable on a joint and several basis. Environmental liabilities that are considered probable have been recognized on JCP&L’s Balance Sheets as of December 31, 2024, based on estimates of the total costs of cleanup, JCP&L’s proportionate responsibility for such costs and the financial ability of other unaffiliated entities to pay. Total liabilities of approximately $76 million have been accrued through December 31, 2024, of which, approximately $69 million are for environmental remediation of former MGP and gas holder facilities in New Jersey, which are being recovered by JCP&L through a non-bypassable societal benefits charge. JCP&L could be found potentially responsible for additional amounts or additional sites, but the loss or range of losses cannot be determined or reasonably estimated at this time.

OTHER LEGAL PROCEEDINGS

United States v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. On January 17, 2025, the U.S. Attorney’s Office announced that a federal grand jury charged two former FirstEnergy senior officers with one count of participating in a Racketeer Influenced and Corrupt Organizations Act conspiracy. The allegations in the indictment are largely based on the conduct described in the DPA.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter as to FE. Under the DPA, FE agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA required that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, consisting of (x) $115 million paid by FE to the United States Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of the U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates or charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office, including the aforementioned federal indictment against two former FirstEnergy senior officers. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information.

Legal Proceedings Relating to United States v. Larry Householder, et al.

On August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FE, and on September 1, 2020, issued subpoenas to FE and certain FE officers relating to the conduct described in the DPA. On April 28, 2021, July 11, 2022, and May 25, 2023, the SEC issued additional subpoenas to FE, with which FE has complied. FirstEnergy cooperated fully with the SEC investigation, and on September 12, 2024, the SEC issued a settlement order that concluded and resolved the investigation in its entirety. Under the terms of the settlement, FE agreed to pay a civil penalty of $100 million and to cease and desist from committing or causing any violations and any future violations of specified provisions of the federal securities laws and rules promulgated thereunder, which was recognized as a loss contingency of $100 million in the second quarter of 2024 and paid on September 25, 2024.

On June 29, 2023, the OOCIC served FE a subpoena, seeking information relating to the conduct described in the DPA. FirstEnergy was not aware of the OOCIC’s investigation prior to receiving the subpoena and understood that the OOCIC’s investigation was also focused on the conduct described in the DPA, other than with respect to the March 25, 2024, felony indictment of Mr. Householder brought in Cuyahoga County, Ohio. FirstEnergy is cooperating with the OOCIC in its investigation. On February 12, 2024, and in connection with the OOCIC’s ongoing investigation, an indictment by a grand jury of Summit County, Ohio was unsealed against the now-deceased, former chairman of the PUCO, and two former FirstEnergy senior officers, charging each of them with several felony counts, including bribery, telecommunications fraud, money laundering and aggravated theft, related to payments described in the DPA. On August 12, 2024, FirstEnergy entered into a settlement with the OAG’s Office and the Summit County Prosecutor’s Office to resolve both the OOCIC investigation and State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp., noted below. The settlement includes, among other things, a non-prosecution agreement and a payment of $19.5 million, which was recorded as a loss contingency in the second quarter of 2024 in FirstEnergy’s Consolidated Statements of Income and was paid on August 16, 2024.

In addition to the subpoenas referenced above under “United States v. Larry Householder, et. al.” and the SEC investigation, certain FE stockholders and FirstEnergy customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted). Unless otherwise indicated, no contingency has been reflected in FirstEnergy’s consolidated financial statements with respect to these lawsuits as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

•

In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020 and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017 and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the U.S. Court of Appeals for the Sixth Circuit seeking to appeal that order; the Sixth Circuit granted FE’s petition on November 16, 2023, and heard oral argument on July 17, 2024. On November 30, 2023, FE filed a motion with the S.D. Ohio to stay all proceedings pending that circuit court appeal. Discovery was stayed during the pendency of that motion to stay all proceedings and on August 20, 2024, the S.D. Ohio denied FE’s motion and lifted the stay as to fact discovery. On July 29, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a Petition for Writ of Mandamus asking the Sixth Circuit to direct the district court to deny plaintiffs’ motion to compel disclosure of FE’s privileged internal investigation materials. On September 11, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a motion to stay discovery of the privileged internal investigation materials pending resolution of the Petition for Writ of Mandamus. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

•

MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II – MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio); on December 17, 2021 and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain current and former officers of EH. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

•	State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp. (Common Pleas Court, Franklin County, OH, all

actions have been consolidated); on September 23, 2020 and October 27, 2020, the OAG and the cities of Cincinnati and Columbus, respectively, filed complaints against several parties including FE, each alleging civil violations of the Ohio Corrupt Activity Act and related claims in connection with the passage of HB 6. On January 13, 2021, the OAG filed a motion for a temporary restraining order and preliminary injunction against FirstEnergy seeking to enjoin FirstEnergy from collecting the Ohio Companies’ decoupling rider. On January 31, 2021, FE reached a partial settlement with the OAG and the cities of Cincinnati and Columbus with respect to the temporary restraining order and preliminary injunction request and related issues. In connection with the partial settlement, the Ohio Companies filed an application on February 1, 2021, with the PUCO to set their respective decoupling riders (Conservation Support Rider) to zero. On February 2, 2021, the PUCO approved the application of the Ohio Companies setting the rider to zero, and no additional customer bills included new decoupling rider charges after February 8, 2021. On August 13, 2021, new defendants were added to the complaint, including two former officers of FirstEnergy. On December 2, 2021, the cities and FE entered a stipulated dismissal with prejudice of the cities’ suit. This matter was stayed through a criminal trial in United States v. Larry Householder, et al. described above, but resumed pursuant to an order, dated March 15, 2023. On July 31, 2023, FE and other defendants filed motions to dismiss in part the OAG’s amended complaint, which the OAG opposed. On February 16, 2024, the OAG moved to stay discovery in the case in light of the February 9, 2024, indictments against defendants in this action, which the court granted on March 14, 2024. As described above, FE reached a settlement with the OAG of this civil action and the OOCIC investigation, which resolves this civil action. FE recognized a loss contingency of $19.5 million in the second quarter of 2024, which was paid on August 16, 2024.

On February 9, 2022, FE, acting through the SLC, agreed to a settlement term sheet to resolve the following shareholder derivative lawsuits relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder that were filed in the S.D. Ohio, the N.D. Ohio, and the Ohio Court of Common Pleas, Summit County:

•

Gendrich v. Anderson, et al. and Sloan v. Anderson, et al. (Common Pleas Court, Summit County, Ohio, all actions have been consolidated); on July 26, 2020 and July 31, 2020, respectively, purported stockholders of FE filed shareholder derivative action lawsuits against certain current and former FE directors and officers, alleging, among other things, breaches of fiduciary duty. On August 30, 2022, the parties filed a joint motion to dismiss the state court action, which the court granted on September 2, 2022.

•

Miller v. Anderson, et al. (N.D. Ohio); on August 7, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On August 24, 2022, the parties filed a joint motion to dismiss the action pending in the N.D. Ohio based upon the approval of the settlement by the S.D. Ohio, which was granted on May 17, 2024.

•

Bloom, et al. v. Anderson, et al.; Employees Retirement System of the City of St. Louis v. Jones, et al.; Electrical Workers Pension Fund, Local 103, I.B.E.W. v. Anderson et al.; Massachusetts Laborers Pension Fund v. Anderson et al.; The City of Philadelphia Board of Pensions and Retirement v. Anderson et al.; Atherton v. Dowling et al.; Behar v. Anderson, et al. (S.D. Ohio, all actions have been consolidated); on September 1, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On March 11, 2022, the parties executed a stipulation and agreement of settlement, and filed a motion the same day requesting preliminary settlement approval in the S.D. Ohio, which the S.D. Ohio granted on May 9, 2022. Subsequently, following a hearing on August 4, 2022, the S.D. Ohio granted final approval of the settlement on August 23, 2022, which was appealed by a purported FE stockholder on June 15, 2023. The U.S. Court of Appeals for the Sixth Circuit affirmed the district court’s final settlement approval. All appeal options were exhausted on May 16, 2024.

The above settlement included a series of corporate governance enhancements and a payment to FE of $180 million, less approximately $36 million in court-ordered attorney’s fees awarded to plaintiffs, and a $7 million net return on deposited funds, which was received in the second quarter of 2024. The judgment and settlement are final and, therefore, the derivative lawsuits are now fully resolved.

The outcome of any of these lawsuits, governmental investigations and audit is uncertain and could have a material adverse effect on FE’s or its subsidiaries’ reputation, business, financial condition, results of operations, liquidity, and cash flows.

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to JCP&L’s normal business operations pending against JCP&L. The loss or range of loss in these matters is not expected to be material to JCP&L. The other potentially material items not otherwise discussed above are described under Note 10, “Regulatory Matters.”

JCP&L accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where JCP&L determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that JCP&L has legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on JCP&L’s financial condition, results of operations, and cash flows.

12. TRANSACTIONS WITH AFFILIATED COMPANIES

The affiliated company transactions for JCP&L during the years ended December 31, 2024, 2023 and 2022 are as follows:

	For the Years Ended December 31,
	2024	2023	2022
	(In millions)
Revenues	$1	$1	$1
Expenses:
FESC support services (1)	166	174	147
Other affiliate support services (1)	26	9	11
Interest income	—	—	1
Interest expense	20	14	1

(1)	Includes amounts capitalized.

FE does not bill directly or allocate any of its costs to any subsidiary company. FESC provides corporate support and other services, including executive administration, accounting and finance, risk management, human resources, corporate affairs, communications, information technology, legal services and other similar services at cost, in accordance with its cost allocation manual, to affiliated FirstEnergy companies under FESC agreements. Allocated costs are for services that are provided on behalf of more than one company, or costs that cannot be precisely identified and are allocated using formulas developed by FESC. Intercompany transactions are generally settled under commercial terms within thirty days. JCP&L can also receive charges from and charge affiliates other than FESC at cost for items such as mutual assistance for storms.

JCP&L recognizes an allocation of the net periodic pension and OPEB costs/credits from its affiliates, primarily FESC. See Note 3, “Pension and Other Postemployment Benefits” for additional information.

Under the FirstEnergy regulated money pool, JCP&L has the ability to borrow from its regulated affiliates and FE to meet its short-term working capital requirements. Affiliated company notes receivables and payables related to the money pool are reported as Notes receivable from affiliated companies or Short-term borrowings - affiliated companies on the Balance Sheets. Affiliate accounts receivable and accounts payable balances relate to intercompany transactions that have not yet settled through the FirstEnergy money pool (see Note 8, “Short-Term Borrowings and Bank Lines of Credit”).

JCP&L is party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities. Prior to tax returns for years before 2022, net tax benefits attributable to FE, excluding any tax benefits derived from certain interest expense, were generally reallocated to the subsidiaries of FE that have taxable income. Effective January 1, 2022, the intercompany income tax allocation agreement was amended and revised such that FE no longer reallocates such tax benefits to the FE subsidiaries. See Note 4, “Taxes” for additional information.

13. SEGMENT INFORMATION

JCP&L is principally involved in the transmission and distribution of electricity through its reportable segments: Distribution and Transmission. The external segment reporting is consistent with the internal financial reports used by JCP&L’s President, its CODM. JCP&L’s CODM uses net income to assess performance and considers budget versus actual results on a monthly basis when making decisions about allocating resources to the segments.

The Distribution segment distributes electricity to approximately 1.2 million customers in New Jersey across its distribution footprint and procures electric supply to serve its BGS customers through a statewide auction process approved by the NJBPU. The segment’s results reflect the costs of securing and delivering electric generation to customers, including the deferral and amortization of certain costs.

The Transmission segment includes transmission infrastructure owned and operated by JCP&L and used to transmit electricity. The segment’s revenues are primarily derived from forward-looking formula rates, pursuant to which the revenue requirement is updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on actual rate base and costs. The segment’s results also reflect the net transmission expenses related to the delivery of electricity on JCP&L’s transmission facilities.

Financial information for JCP&L’s reportable segments and reconciliations to consolidated amounts is presented below:

(In millions) For the Year Ended,	Distribution	Transmission	Total Reportable Segments	Reconciling Adjustments	JCP&L
December 31, 2024
External revenues	$2,073	$242	$2,315	$—	$2,315
Internal revenues	152	—	152	(152)	—

Total revenues	$2,225	$242	$2,467	$(152)	$2,315
Other operating expenses(1)	747	61	808	(152)	656
Depreciation(1)	203	46	249	—	249
Deferral of regulatory assets, net	(135)	—	(135)	—	(135)
Interest expense - other(1)	75	22	97	—	97
Interest expense - affiliates(1)	20	—	20	—	20
Income taxes	55	35	90	—	90
Other expense (income) items(2)	1,100	(10)	1,090	—	1,090
Net Income	160	88	248	—	248
Cash Flows from Investing Activities:
Capital investments	$358	$519	$877	$—	$877

As of December 31, 2024
Total assets	$7,212	$2,715	$9,927	$—	$9,927
Total goodwill	$1,213	$598	$1,811	$—	$1,811

(In millions) For the Year Ended,	Distribution	Transmission	Total Reportable Segments	Reconciling Adjustments	JCP&L
December 31, 2023
External revenues	$1,823	$204	$2,027	$—	$2,027
Internal revenues	111	—	111	(111)	—

Total revenues	$1,934	$204	$2,138	$(111)	$2,027
Other operating expenses(1)	601	65	666	(111)	555
Depreciation(1)	190	41	231	—	231
Deferral of regulatory assets, net	(74)	—	(74)	—	(74)
Interest expense - other(1)	86	24	110	—	110
Interest expense - affiliates(1)	14	—	14	—	14
Income taxes	13	22	35	—	35
Other expense (income) items(2)	1,036	(10)	1,026	—	1,026
Net Income	68	62	130	—	130
Cash Flows from Investing Activities:
Capital investments	$232	$401	$633	$—	$633

As of December 31, 2023
Total assets	$6,543	$2,557	$9,100	$—	$9,100
Total goodwill	$1,213	$598	$1,811	$—	$1,811

(In millions) For the Year Ended,	Distribution	Transmission	Total Reportable Segments	Reconciling Adjustments	JCP&L
December 31, 2022
External revenues	$1,860	$195	$2,055	$—	$2,055
Internal revenues	112	—	112	(112)	—
Total revenues	$1,972	$195	$2,167	$(112)	$2,055
Other operating expenses(1)	582	132	714	(112)	602
Depreciation(1)	174	35	209	—	209
Amortization of regulatory assets, net	51	—	51	—	51
Interest expense - other(1)	82	24	106	—	106
Interest expense - affiliates(1)	1	—	1	—	1
Income taxes	23	2	25	—	25
Other expense (income) items(2)	947	(5)	942	—	942
Net Income	112	7	119	—	119
Cash Flows from Investing Activities:
Capital investments	$260	$223	$483	$—	$483

As of December 31, 2022
Total assets	$6,335	$2,297	$8,632	$—	$8,632
Total goodwill	$1,213	$598	$1,811	$—	$1,811

(1)	JCP&L considers this line to be a significant expense.

(2)	Consists of Purchased power, General taxes, Miscellaneous income, net, Interest income from affiliates, Capitalized financing costs, and Pension and OPEB mark-to-market adjustments.

Jersey Central Power & Light Company

Offer to Exchange

$700,000,000 aggregate principal amount of 5.100% Senior Notes due 2035 registered under the Securities Act

for

$700,000,000 aggregate principal amount of 5.100% Senior Notes due 2035

PROSPECTUS

The exchange offer will expire at 5:00 P.M., New York City time,

on    , 2025, unless extended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

JCP&L is a corporation organized under the laws of New Jersey. Section 14A: 3-5 of the New Jersey Business Corporations Act (the “NJBCA”) empowers a corporation to, subject to such standards and restrictions, if any, as are set forth in its bylaws, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The bylaws of JCP&L, dated January 9, 2008 (the “JCP&L Bylaws”) contain indemnification provisions that provide that, to the fullest extent permitted under the NJBCA, subject to certain restrictions described below, the Company will indemnify defend and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suits or proceedings by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, settlements, penalties and fines actually and reasonably incurred by him or her in connection with the defense or settlement of such, action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; and, with respect to any criminal action or proceeding, either he or she had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful. The JCP&L Bylaws provide that JCP&L shall pay, to the full extent then permitted by law, expenses, including attorney’s fees, incurred by a member of the JCP&L Board in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person.

In addition, FirstEnergy maintains directors’ and officers’ liability insurance policies that cover the members of the JCP&L board of directors and officers of FirstEnergy and its subsidiaries, including the managers and officers of JCP&L.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Jersey Central Power & Light Company.

3.2	Amended and Restated Bylaws of Jersey Central Power & Light Company.

4.1	Indenture, dated as of July 1,1999, by and between Jersey Central Power & Light Company and The Bank of New York Mellon Trust Company as eventual successor to U.S. Trust Company of New York, which was the original trustee.

4.2	Registration Rights Agreement, dated as of December 5, 2024, by and among Jersey Central Power & Light Company and Barclays Capital Inc., MUFG Securities Americas Inc., PNC Capital Markets LLC and Wells Fargo Securities, LLC, as representatives of the initial purchasers of the Senior Notes due 2035 (unregistered).

4.3	Company Order, dated as of December 5, 2024.*

4.4	Form of 5.100% Senior Note due 2035.

4.5	First Supplemental Indenture, dated as of October 31, 2007, by and among Jersey Central Power & Light Company and The Bank of New York, as resigning trustee, and The Bank of New York Trust Company, N.A., as successor trustee.

Exhibit No.	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP, counsel to Jersey Central Power & Light Company.

10.1	Credit Agreement, dated as of October 18, 2021, by and among Jersey Central Power & Light Company, the banks and other financial institutions party thereto on the date hereof, as lenders, and Mizuho Bank, Ltd., as administrative agent.

10.2	Amendment No. 1 to Credit Agreement, dated as of April 27, 2023, by and among Jersey Central Power & Light Company, the banks and other financial institutions party thereto on the date hereof, as lenders, and Mizuho Bank, Ltd., as administrative agent.

10.3	Amendment No. 2 to Credit Agreement, dated as of October 20, 2023, by and among Jersey Central Power & Light Company, the banks and other financial institutions party thereto on the date hereof, as lenders, and Mizuho Bank, Ltd., as administrative agent.

10.4	Amendment No. 3 to Credit Agreement, dated as of October 24, 2024, by and among Jersey Central Power & Light Company, the banks and other financial institutions party thereto on the date hereof, as lenders, and Mizuho Bank, Ltd., as administrative agent.

10.5	Service Agreement, dated as of January 1, 2024, by and between FirstEnergy Transmission, LLC, each of the associate companies listed on the signature pages thereto, and FirstEnergy Service Company.

10.6	Second Revised, Amended and Restated Mutual Assistance Agreement, dated as of January 1, 2024, by and among certain subsidiaries of FirstEnergy Corp. listed on the signature pages thereto.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

25.1	Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A. to act as trustee under the Indenture, dated as of July 1, 1999.

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to Clients.

99.3	Form of Letter to Registered Holders and The Depository Trust Company Participants.

107	Filing Fee Table.

*

Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of New Jersey, on April 1, 2025.

JERSEY CENTRAL POWER & LIGHT COMPANY

By:	/s/ Teresa Reed
Name: Teresa Reed
Title: Vice President, State Finance and Regulatory

Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* W. Douglas Mokoid	President and Director (Principal Executive Officer)	April 1, 2025

* Tracy M. Ashton	Controller (Principal Accounting Officer)	April 1, 2025

* Teresa Reed	Vice President, State Finance and Regulatory (Principal Financial Officer)	April 1, 2025

* Linda Bowden	Director	April 1, 2025

* John E. Harmon	Director	April 1, 2025

* A. Wade Smith	Director	April 1, 2025

* Toby L. Thomas	Director	April 1, 2025

*

The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ James A. Arcuri
James A. Arcuri
Attorney-in-Fact